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As filed with the Securities and Exchange Commission on November 16, 2007.

SEC File No. 333-146545

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KEYON COMMUNICATIONS HOLDINGS, INC.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of Incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	74-3130469 (I.R.S. Employer Identification No.)

11742 Stonegate Circle
Omaha, Nebraska 68164
(Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

Jonathan Snyder
Chief Executive Officer
KeyOn Communications Holdings, Inc.
11742 Stonegate Circle
Omaha, Nebraska 68164
(402) 998-4000
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Harvey J. Kesner, Esq. Haynes and Boone, LLP 153 East 53rd Street Suite 4900 New York, New York 10022 Tel (212) 659-7300 Fax (212) 918-8989	Jeffrey T. Baglio, Esq. DLA Piper US LLP 4365 Executive Drive Suite 1100 San Diego, California 92121 Tel (858) 677-1400 Fax (858) 638-5070

           Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 16, 2007

PRELIMINARY PROSPECTUS

3,250,000 Shares

KeyOn Communications Holdings, Inc.

Common Stock

          We are offering 3,250,000 shares of common stock by this prospectus at a price per share of            .

          Our common stock is quoted on the OTC Bulletin Board, an automated quotation service maintained by The Financial Industry Regulatory Authority, Inc., under the symbol "KEYO.OB." On November 15, 2007, the last reported sale price of our common stock as reported on the OTC Bulletin Board was $10.20 per share. Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol "KYON," subject to the completion of this offering.

          Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading "Risk Factors" beginning on page 4 of this prospectus before making a decision to purchase our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, before expenses, to us	$	$

          To the extent that the underwriters sell more than 3,250,000 shares of our common stock, the underwriters have the option to purchase up to 487,500 additional shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days of the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $                                 and our total proceeds, before expenses, will be $                    .

          The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about             , 2007.

Avondale Partners	Stephens Inc.

The date of this prospectus is                          , 2007

HQ
ACTUAL COVERAGE FOR ILLINOIS
Illinois
RED INDICATES STATES SERVED BY KEYON

SERVICE TERRITORIES
KEYON COMMUNICATIONS

keyon speednet siris

          You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

          The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation," and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to the "Company," "KeyOn," "we," "our" and "us" for periods prior to the closing of our reverse merger on August 9, 2007, refer to KeyOn Communications, Inc., a private Nevada corporation that is now our wholly-owned subsidiary, and its subsidiaries, and references to the "Company," "KeyOn," "we," "our" and "us" for periods subsequent to the closing of the reverse merger on August 9, 2007, refer to KeyOn Communications Holdings, Inc., a publicly traded company, and its subsidiary, KeyOn Communications, Inc. and its subsidiaries.

Overview

          We provide wireless broadband services primarily to rural and other underserved markets under the "KeyOn," "SpeedNet" and "SIRIS" brands. As of June 30, 2007, we served over 14,200 wireless broadband subscribers and operated networks covering 50,000 square miles in 11 states across the Midwest and Western United States. Our network footprint covers an addressable market of more than 2,000,000 people, as well as small to mid-sized businesses. We target primarily rural and other areas of the country that we believe are currently underserved by other broadband providers. In terms of both subscribers and revenue, we believe we are the third largest wireless broadband company and the largest rural wireless broadband company in the United States.(1)

(1)
Broadband Wireless Exchange Magazine Website (www.bbwexchange.com/wireless_isp/)

          Since launching our wireless broadband service in 2003, we have successfully increased our subscriber base through a combination of acquisitions and organic growth in our existing markets. To date, we have completed and successfully integrated four acquisitions and are actively seeking acquisition candidates primarily in the Midwest and Western United States. At the end of June 2007, we had over 14,200 total subscribers, up from 996 at the end of 2003, representing a compound annualized growth rate of approximately 114%. Since the beginning of 2006, we have increased our total subscriber base every month and experienced an average monthly compound annualized growth rate of 18%, which excludes the impact from acquired subscribers. Additionally, we have achieved a low average monthly churn of 2% during the same period, which we believe is a combined result of our subscriber's satisfaction with our service and the lack of other competing services in our markets. With additional capital, we believe we can significantly improve our growth opportunities by continuing to extend our service footprint with attractive acquisitions, accelerating our marketing plans and enhancing our services with new advanced technology standards. We intend to strategically introduce next-generation wireless networking technologies, including World Interoperability for Microwave Access, or WiMAX, into our existing and adjacent markets.

          Our service offers both residential and business subscribers simple, affordable broadband that compares favorably to access provided by traditional phone and cable companies. Our current wireless broadband services are provided using fixed wireless technology, which we believe allows us to cover a geographic market for a fraction of the cost of other traditional broadband technologies such as cable modems, digital subscriber lines, or DSL, or satellite. As a result of these savings, we are able to deliver broadband services at competitive prices to communities that are either ignored or underserved by traditional broadband providers. We offer our services for a flat monthly rate under service agreements for the periods of either annual or two year contracts or on a month-to-month basis. These services are generally billed monthly, quarterly, semiannually or annually in advance.

          We target markets typically underserved by traditional phone and cable companies. Generally, our markets are rural locations with populations of less than 250,000 that often lack the communications infrastructure to support broadband access. There are over 6,000 rural and underserved markets with populations of between 3,000 and 100,000, amounting to 78 million Americans with either little or no access to broadband services.(2) In the rural markets, broadband penetration is only 31% compared to 52% and 49% of households in urban and suburban markets, respectively.(3) We believe that the lower broadband penetration rate in rural areas compared to urban and suburban areas is driven primarily by the technical limitations and high cost of providing broadband over traditional networks in less densely populated areas. As a result, we believe there is a significant market opportunity that we seek to address which is not currently being met by other broadband providers.

(2)
Wireless Communications Association International Conference, June 12-15, 2007.

(3)
Pew Internet & American Life Project, Home Broadband Adoption 2007.

          We believe that our operating platform is scalable as we derive economies from our customizable operations support system, or OSS, and flexible call center platform. Further, by building or enhancing market clusters, we are able to achieve operating costs that are significantly lower than most of our competitors. We are also in the process of building a licensed spectrum portfolio, including contemplated purchases of licenses in the 2.5 and 2.3 GHz bands, as well as participation in the upcoming 700 MHz auction. By expanding into adjacent and new markets or introducing new services, we are able to leverage our existing network investments to improve economic returns. We intend to continue the growth of our business through:

  •
  strategic acquisitions of wireless broadband companies that complement our market footprint;

  •
  contiguous market deployments combined with organic growth within our footprint;

  •
  offering our customers bundled and additional services such as Voice over Internet Protocol, or VoIP, to further increase average revenue per user; and

  •
  the deployment of next generation networks, including WiMAX, that also provide advanced services such as nomadic or mobile data and video.

          Our principal executive offices are located at 11742 Stonegate Circle, Omaha, Nebraska 68164, and our telephone number is (402) 998-4000. Our website address is http://www.keyon.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

The Offering

Common stock we are offering:	3,250,000 shares
Common stock outstanding after this offering:	11,351,770 shares(1)
Underwriters option to purchase additional shares:	We may sell an additional 487,500 shares if the underwriters exercise in full their option to purchase additional shares.
Use of proceeds:	We intend to use the net proceeds of this offering for acquisitions, market and network expansion and general corporate purposes. See "Use of Proceeds" on page 17 of this prospectus.
OTC Bulletin Board symbol:	KEYO.OB
Nasdaq Capital Market symbol:	KYON
Risk Factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the "Risk Factors" section beginning on page 4 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)
The number of outstanding shares after the offering is based upon 8,101,770 shares outstanding as of November 15, 2007.

          The number of shares of common stock outstanding after this offering excludes:

  •
  632,345 shares of common stock issuable upon the exercise of currently outstanding warrants with exercise prices ranging from $3.31 to $6.70 per share and having a weighted average exercise price of $4.92 per share;

  •
  595,991 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $2.48 to $8.16 and having a weighted average exercise price of $3.01 per share; and

  •
  529,009 shares of common stock available for future issuance under our 2007 Incentive Stock and Awards Plan.

          Unless otherwise stated, all information contained in this prospectus reflects a 1-for-2 reverse stock split of our common stock that was effected in October 2007 and assumes no exercise of the underwriters' option to purchase additional shares of our common stock.

Recent Events

          On October 26, 2007, we effectuated a 1-for-2 reverse split of our common stock. As a result of this reverse stock split, every two shares of our issued and outstanding common stock as of the close of business on October 26, 2007, were reclassified and combined into one whole share of common stock.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Business

          We may be unable to successfully execute on either our acquisition strategy or our organic growth strategy, both of which we depend upon to drive the growth of our subscriber base.

          We currently have a limited corporate infrastructure. In order to successfully execute on both our acquisition strategy and our organic growth strategy, we will need to continue to build our infrastructure and operational capabilities. Our ability to do any of these successfully could be affected by any one or more of the following factors:

  •
  our ability to successfully negotiate with potential acquisition targets acquisitions, including the targets' willingness to accept consideration such as cash, debt, our common stock or a combination thereof;

  •
  our ability to acquire companies or their assets at purchase prices that are consistent with our targeted returns;

  •
  our ability to successfully integrate companies we acquire, which could result in increased costs, additional churn or damage to an existing or acquired brand;

  •
  the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

  •
  our ability to further penetrate our existing markets and contribute to the organic growth of our subscriber base;

  •
  our ability to differentiate our services from those offered by our competitors in the markets we serve;

  •
  our ability to obtain both network and customer premise equipment, which we currently receive from third parties;

  •
  our ability to attract and retain qualified personnel;

  •
  equipment failure or interruption of service, which could adversely affect our reputation and our relations with our customers;

  •
  our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve; and

  •
  our ability to raise additional capital to fund our growth.

          Our failure to adequately address any one or more of the above factors could have a significant adverse impact on our ability to implement our business plan with respect to our acquisition strategy and organic growth plans, as well as our ability to pursue other opportunities that arise.

          Any acquisitions we make could result in integration difficulties that could lead to substantial costs, delays or other operational or financial difficulties.

          We seek to expand by acquiring businesses, including those in our current or new geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to face competition for acquisitions, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into our company, without substantial costs, delays or other operational or financial difficulties. In addition, such acquisitions involve a number of other risks, including:

  •
  failure of the acquired businesses to achieve expected results;

  •
  diversion of management's attention and resources to acquisitions;

  •
  inability to timely and cost-effectively integrate acquired operations;

  •
  failure to retain key customers or personnel of the acquired businesses;

  •
  disappointing quality or functionality of acquired equipment, networks and personnel; and

  •
  risks associated with unanticipated events, liabilities or contingencies.

          Subscriber dissatisfaction with, or performance problems of, a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting treatment or one-time charges and difficulties in successfully managing our business.

          We have a history of operating losses and expect to continue suffering losses for the foreseeable future.

          We have incurred losses since our company was launched in 2002. Moreover, in each of 2006 and 2005, we recorded net losses of $2,206,374 and $3,727,257, respectively, and for the nine months ended September 30, 2007, we recorded a loss of $4,854,363. We cannot anticipate when, if ever, our operations will become profitable. We may incur net losses as we integrate acquisitions, introduce new network equipment, increase our marketing for organic subscriber growth and acquire spectrum in pursuit of our business strategy.

          Our business may require additional capital for continued growth, and our growth may be slowed if we do not have sufficient capital.

          The continued growth and operation of our business may require additional funding for future acquisitions, the introduction of new network technologies such as WiMAX, debt service, the potential upgrade of our network, the expansion of our network coverage area, possible bids to acquire spectrum licenses at auction and working capital. In addition, we may raise additional capital through the issuance of debt to finance acquisitions of companies and spectrum that may require us to use a portion of our cash flows from operations and other available cash to make payments of principal and interest on our debt, thereby reducing funds that could be available for other business purposes. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, by securing debt financing, we may be forced to incur significant interest expense. If we cannot secure sufficient funding we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other growth opportunities.

          We may experience difficulties in maintaining our existing network, as well as in constructing, upgrading and introducing new technologies, such as WiMAX, into networks, which could adversely affect customer satisfaction, increase subscriber turnover and reduce our revenues.

          Our success depends on providing affordable and reliable Internet access, as well as related services. If the number of subscribers using our network and the complexity of our services increase, we will require more infrastructure, network and customer service resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to construct and improve our facilities and equipment and to upgrade our technology and network infrastructure. This is particularly true in connection with the WiMAX networks we intend to pursue. If we do not implement these developments and network upgrades successfully, or if we experience inefficiencies, operational failures, or unforeseen costs during implementation, the quality of our services could decline.

          We may experience quality deficiencies, cost overruns and delays in implementing our network improvements and expansion, in maintenance and upgrade projects, including slower than anticipated technology migrations. In addition, we typically are required to obtain rights from land, building or tower owners to install our antennae and other equipment to provide service to our subscribers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

          We also face challenges in managing and operating our networks. These challenges include operating, maintaining and upgrading network and customer premises equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business, while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase subscriber turnover or churn, increase our costs and decrease our revenues.

          If we do not obtain and maintain rights to use licensed spectrum in our targeted markets, we may be unable to operate mobile or nomadic WiMAX-enabled networks in these markets, which could negatively impact our ability to execute our business strategy. To the extent we secure licensed spectrum, we face increased operational costs and greater regulatory scrutiny.

          In certain markets, we intend to provide mosaic or nomadic service by using technologies such as WiMAX, and licensed spectrum, and as such we must secure and maintain sufficient rights to use licensed spectrum by obtaining licenses or long-term leases in those markets. Obtaining licensed spectrum can be a long and difficult process that can be costly and require a disproportionate amount of management resources, and may require us to incur significant indebtedness or secure additional capital. We may not be successful in our efforts to secure spectrum acquisition financing or be able to acquire, lease or maintain, either from third parties or through a licensed spectrum auction, the spectrum necessary to execute our strategy.

          Licensed spectrum, whether owned or leased, poses additional risks, including:

  •
  adverse changes to regulations governing spectrum rights;

  •
  the risk that spectrum acquired or leased will not be commercially usable or free of damaging interference from licensed or unlicensed operators in our or adjacent bands;

  •
  failure of the Federal Communications Commission or other regulators to renew spectrum licenses as they expire;

  •
  inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases are, or may be, conditioned;

  •
  increases in spectrum acquisition costs;

  •
  uncertainty in obtaining the equipment required to use the licensed spectrum;

  •
  increases in capital expenses associated with new equipment required to utilize the licensed spectrum;

  •
  competitive bids, pre-bid qualifications, and post-bid requirements for spectrum acquisitions, in which we may not be successful, leading to, among other things, increased competition; and

  •
  contractual disputes with, or the bankruptcy or other reorganization of the license holders, which could adversely affect control over the spectrum subject to such licenses.

          Depending upon the geographic market, some of our competitors are better established and have engineering, sales and marketing resources that are significantly greater than we have, which may make it difficult to attract and retain subscribers.

          As a general matter the market for broadband and related services is highly competitive, and we may compete with other companies in our markets. Some of our competitors are well established with larger and better developed networks and support systems, longer-standing relationships with customers, greater name recognition and greater financial, technical and marketing resources than we have. As a result, our competitors may reduce the prices of their services significantly or may offer broadband connectivity packaged with other services. We may not be able to reduce our prices or otherwise combine our services with other services, which may make it more difficult to attract and retain subscribers.

          Our competitors include:

  •
  cable operators offering broadband Internet connectivity services and voice communications;

  •
  incumbent and competitive local exchange carriers providing DSL services;

  •
  wireless Internet service providers using licensed or unlicensed spectrum;

  •
  third generation, or 3G, cellular, personal communications service, or PCS, and other wireless providers offering wireless broadband services and capabilities, including developments in existing cellular and PCS technology that may increase network speeds or have other advantages over our services;

  •
  Internet service providers offering dial-up Internet connectivity;

  •
  municipalities and other entities operating free or subsidized wireless broadband networks;

  •
  providers of VoIP telephone services;

  •
  satellite providers offering or developing broadband Internet connectivity; and

  •
  electric utilities and other providers offering or planning to offer broadband Internet connectivity over power lines.

          Other existing and prospective competitors may adopt technologies or business plans similar to ours, or seek other means to develop services competitive with ours, particularly if our services prove to be attractive in our target markets. This competition may make it difficult for us to attract and retain subscribers.

          We utilize unlicensed spectrum, which is subject to intense competition, low barriers of entry and potential interference from multiple competing users.

          We presently utilize unlicensed spectrum in connection with our broadband service offerings. While unlicensed spectrum is regulated by the Federal Communications Commission, it is available to multiple simultaneous users and may be subject to interference, which may reduce the quality of the service provided to subscribers. The availability of unlicensed spectrum is limited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently or may in the future utilize, threatening our ability to reliably deliver our services.

          We rely on third party sales representatives to assist in selling our services, and the failure of these representatives to perform as expected could reduce our future sales.

          We sell our services to some of our customers through third party sales representatives. In the future, we intend to sell an increasing amount of our services through third party sales representatives. However, our relationships with some of these third party sales representatives are relatively new and we are unable to predict the extent to which our third party sales representatives will be successful in marketing and selling our services. Moreover, many of our third party sales representatives also market and sell competing products. Our third party sales representatives may terminate their relationships with us at any time, or with short notice and may give greater attention to the products sold by our competitors. Our future performance will also depend, in part, on our ability to attract additional third party sales representatives that will be able to market our services effectively, especially in markets in which we have not previously distributed our services. If we cannot retain our current third party sales representatives and recruit additional or replacement third party sales representatives, our revenues and operating results could be harmed.

          We rely on a limited number of third party suppliers that produce our network and customer premise equipment, and occasionally install or service our network sites. We also currently use one or more third-parties to supply us with certain aspects of our VoIP services. If these companies fail to perform or experience delays, shortages or increased demand for their services, we may face shortage of components, increased costs, and may be required to suspend our network deployment and our product and service introduction.

          In addition to the personnel we have on staff, we also depend on a limited number of third party suppliers to produce and deliver services required for our networks. We do not maintain any long term supply contracts with our equipment manufacturers and distributors. In addition, we rely on providers of Internet bandwidth in order to transport data traffic on our networks onto the public Internet. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to subscribers and for installation or maintenance of our infrastructure, and we may be forced to suspend the deployment of our network and enrollment of new subscribers, thus impairing future growth. We also currently contract with third-parties for certain VoIP services and rely on those services to be compliant with all relevant regulatory requirements. To the extent these third-parties are unable to meet either our or the regulatory requirements, we may be forced to suspend the deployment of these services, thus impairing future growth.

          Our inability to use shares of our common stock or to obtain capital to finance future acquisitions could impair the growth and expansion of our business.

          The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on:

  •
  the market value of our securities, which will vary;

  •
  liquidity, which is presently limited; and

  •
  the willingness of potential sellers to accept shares of our common stock as full or partial payment for their business.

Using shares of our common stock for this purpose may also result in significant dilution to our then existing stockholders. To the extent that we are unable to use our common stock to make future acquisitions, our ability to grow through acquisitions may be limited to the extent we are able to raise capital through debt or additional equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, or at all, we may be required to reduce the scope of acquisition driven expansion plans or redirect resources previously committed to other purposes.

          We depend on the continued availability of leases for the deployment of our communications equipment.

          We have either constructed or acquired networks in each of the markets we serve. Networks are typically built by installing antennae on rooftops, cellular towers and other elevated structures pursuant to lease agreements that allow us to collocate our equipment. In the markets where we build networks ourselves, we typically seek five year initial terms for our leases with three to five year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of each term. If the leases we enter into or assume by way of acquisition are terminated or if the owners of these structures are unwilling to continue to enter into leases with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

          Our business depends on strong brands, and if we do not maintain and enhance our brand, our ability to attract and retain subscribers may be impaired and our business and operating results may be harmed.

          We believe that our brand and the brands of those companies we acquire are a critical part of our business. Maintaining and enhancing our brands may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the "KeyOn," "SpeedNet" and "SIRIS" brands, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brands may become increasingly competitive, difficult and expensive.

          Our current indebtedness could force us to divert resources from initiatives we believe are necessary to grow our business and could inhibit our ability to obtain additional financing.

          In January 2007, we borrowed $3,000,000 from Sun West Bank pursuant to a promissory note that is due and payable on January 30, 2008. We are seeking to refinance this note in order to extend its maturity date and secure a more favorable interest rate, thus allowing us to repay it using future earnings. If we are unable to refinance this note on suitable terms, or at all, we will be forced to use the proceeds from this offering to repay it on or prior to January 30, 2008, thus diverting resources away from acquisitions and other business expansion efforts. In addition, while it is outstanding, this note contains prohibitions on our ability to secure additional debt or grant future security interests with respect to our assets. These limitations may limit our ability to obtain additional financing, withstand downturns in our business and take advantage of business and strategic opportunities.

          The licensing of additional spectrum in our markets by the Federal Communications Commission could introduce additional competition.

          The Federal Communications Commission regulates the spectrum bands in which we and our competitors operate. The Federal Communications Commission can make additional spectrum available for use or change the way existing spectrum is used, which may result in additional competitors entering our markets and providing services that may directly compete with our offerings. In particular, the Federal Communications Commission has announced that it plans to offer several blocks of spectrum in the 700 MHz frequency range for auction beginning in January 2008, which frequency range is suitable for offering data, voice and video services in rural areas. As a result, the licensing and eventual build out of this spectrum may bring additional competition to our principal markets.

          Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenue.

          The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who stop using our services. Customer churn could increase as a result of:

  •
  personal economic conditions;

  •
  customers moving out of our geographic coverage area;

  •
  interruptions to the delivery of services to customers over our network;

  •
  billing errors and/or general reduction in the quality of our customer service;

  •
  competitors offering additional, desired service offerings that we do not offer; and

  •
  the availability of competing technology, such as cable modems, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may, from time to time, be less expensive or technologically superior to those offered by us.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in revenue.

          Interruption or failure of our networks, which in certain rural markets are often subject to severe weather such as storms or tornados, could impair our ability to provide our services, which could damage our reputation and harm our operating results.

          Our services depend on the continuing operation of our networks. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption, as a result of severe weather or otherwise, adversely affects our ability to operate our business and could result in an immediate loss of revenues. If we experience frequent or persistent system or network failures, regardless of the reason, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems, but these capital expenditures may not achieve the results we expect.

          The success of our business depends on the continuing contributions of our key personnel and our ability to attract, train and retain highly qualified personnel.

          We are highly dependent on the continued services of our chief executive officer and president, Jonathan Snyder, and our chief operating officer, A. Robert Handell. Loss of the services of either of these individuals could adversely impact our operations. While we maintain a "key man" insurance policy for Jonathan Snyder, neither Jonathan Snyder nor A. Robert Handell are currently bound by employment agreements. We expect that both Messrs. Snyder and Handell will enter into employment agreements in the near future, but we can provide no assurances. As a result, we cannot guarantee that either of these persons will stay with us for any definite period.

          In addition, to successfully introduce our services in new markets and grow our business in existing markets, we must be able to attract, train, motivate and retain highly skilled and experienced employees. In particular, qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers' requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of skilled personnel or our inability to hire or retain sufficient skilled personnel at competitive rates of compensation could impair our ability to successfully grow our business and retain our existing customer base.

          We may not be able to effectively control and manage our growth, which would negatively impact our operations.

          We may face challenges in managing expanding service offerings and in integrating acquired businesses. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause administrative inefficiencies.

          If unauthorized persons gain access to our network, subscribers may perceive our network and services as not secure, which may adversely affect our ability to attract and retain subscribers and expose us to liability.

          Although we take certain measures to guard against unauthorized access to our network, we may be unable to anticipate or implement adequate preventive measures against unauthorized access. Unauthorized parties may overcome our encryption and security systems and obtain access to data on our network, including on a device connected to our network. In addition, because we operate and control our network and our subscribers' Internet connectivity, unauthorized access of our network could result in damage to our network and to the computers or other devices used by our subscribers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security measures, adversely affect our ability to attract and retain subscribers, expose us to significant liability and adversely affect our business prospects.

          In providing our services we could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services.

          Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our services infringe a third party's proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees and divert much needed financial resources. Even if claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management's attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

Risks Relating to Our Industry

          The industry in which we operate is continually evolving, which makes it difficult to evaluate our future prospects and increases the risk of an investment in our common stock. Our services may become obsolete, and we may not be able to develop competitive services on a timely basis or at all.

          The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with our reliance on technological development, such as:

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  competition from service providers using more traditional and commercially proven means to deliver similar or alternative services to our targeted markets;

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  competition from better capitalized service providers using more efficient, less expensive technologies, including services not yet invented or developed to our targeted markets;

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  our inability to develop a spectrum portfolio and offer advanced data services in a timely and cost efficient manner;

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  responding successfully to advances in competing technologies in a timely and cost-effective manner; and

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  uncertainty of timing with respect to a migration toward standards-based technology, requiring substantial capital expenditures.

          As the services offered by us and our competitors develop, residential and business customers may not accept our services as a commercially viable alternative to other means of delivering broadband or wireless broadband services. As a result, our services may become obsolete, and we may be unable to develop competitive services on a timely basis, or at all.

          We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, and past due fees and interest, which may adversely affect our financial condition and results of operations.

          Our business, including the acquisition, lease, maintenance, and use of spectrum licenses, is extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security and consumer laws also apply to our business. These regulations and their application are subject to continual change as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services, such as cable and DSL providers and telecommunications carriers, also affects our business.

          We believe that we are not required to register with the Universal Service Administrative Company, or the USAC, as a seller of telecommunications, nor are we required to collect universal service fund, or USF, fees from our customers or to pay USF fees directly. It is possible, however, that the Federal Communications Commission may assert that we are a seller of telecommunications and that we are required to register and pay USF fees on some or all of our gross revenues. Although we would contest any such assertion, we could become obligated to pay USF fees, interest and penalties to USAC with respect to our gross revenues, past and/or future, from providing telecommunications and we may be unable to retroactively bill our customers for past USF fees.

          In addition, the Federal Communications Commission or other regulatory authorities may in the future restrict our ability to manage subscribers' use of our network, thereby limiting our ability to prevent or address subscribers' excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our subscribers' applications, in part by restricting the types of applications that may be used over our network. If the Federal Communications Commission or other regulatory authorities were to adopt regulations that constrain our ability to employ bandwidth management practices, excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all subscribers. Such decline in the quality of our services could harm our business.

          The breach of a license or applicable law, even if inadvertent, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

          Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to companies like us and the impact of such regulations on our competitive position are presently unknown and could be detrimental to our business and prospects.

Risks Relating to this Offering

          Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

          The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $             (or             %) in net tangible book value per share from the price you paid, based on the public offering price of $                                 per share. The exercise of outstanding warrants and options will result in further dilution of your investment. In addition, if we raise funds by issuing additional shares or convertible securities, the newly issued shares may further dilute your ownership interest.

          We may apply the proceeds of this offering to uses that ultimately do not improve our operating results or increase the value of your investment.

          We intend to use the net proceeds from this offering for acquisitions, market and network expansion and general corporate purposes, including the repayment of amounts owed pursuant to that certain Bridge Note Purchase Agreement dated November 6, 2007. However, we do not have more specific plans for the net proceeds from this offering and our management will have broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not improve our operating results or otherwise increase the value of your investment.

          A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

          Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. In connection with our August 9, 2007 private placement and reverse merger, we issued 7,201,769 shares of our common stock that could become available for resale as soon as February 2008 under Rule 144 or earlier if a registration statement covering the resale of such shares is filed and declared effective. As these shares and as additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease its price.

          In addition, if our stockholders sell substantial amounts of our common stock in the public market, or upon the expiration of any statutory holding period under Rule 144, upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

          We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company.

          Additional risks may exist because we became public through a reverse merger with a public shell company that did not have significant operations or assets prior to the time of the transaction. The public shell corporation was a development stage company from the time of its inception until the time of the merger on August 9, 2007. For approximately 3 years prior to the merger, the public shell corporation had no significant business operations and generated nominal revenues. We may require the cooperation or assistance of persons or organizations, such as auditors, previously associated with the public shell company in connection with future matters that could be costly or difficult to secure. Although we performed a due diligence review of the public shell company, we may still be exposed to undisclosed liabilities resulting from its prior operations and we could incur losses, damages or other costs as a result.

          There may be a limited market for our securities and we may fail to qualify for continued listing on Nasdaq, which could make it more difficult for investors to sell their shares.

          Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol "KYON," subject to completion of this offering. There can be no assurance that trading of our common stock on such market will be sustained or desirable or that we can meet Nasdaq's continued listing standards. In the event that our common stock fails to qualify for continued inclusion, our common stock could thereafter only be quoted on the OTC Bulletin Board or in what are commonly referred to as the "pink sheets." Under such circumstances, you may find it more difficult to dispose of, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers, such as financial institutions, hedge funds and other similar investors.

          We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on your investment may be limited to the value of our common stock.

          We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

          Our common stock may be affected by limited trading volume and price fluctuations, each of which could adversely impact the value of our common stock.

          There has been very limited trading in our common stock and there can be no assurance that an active trading market in our common stock will either develop or be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Risks Relating to Our Organization

          Our executive officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs, which may result in their taking actions with which you do not agree.

          Our executive officers and directors, and entities affiliated with them, control approximately 34% of our outstanding common stock, including exercisable stock options held by them, which figure is expected to be approximately 24% following this offering. These stockholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which you do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control, which might be in your best interest, but which might negatively affect the market price of our common stock.

          We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

          On August 9, 2007, we became subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 will require us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting and to obtain a report by our independent auditors addressing these assessments. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and will place significant demands on our management, administrative, operational, internal audit and accounting systems and resources. In connection with these requirements, we anticipate that we will need to:

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  upgrade our systems;

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  implement additional financial and management controls, reporting systems and procedures;

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  implement an internal audit function; and

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  hire additional accounting, internal audit and finance staff.

          If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

          If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

          The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have research coverage by securities and industry analysts. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains "forward-looking statements," which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Words such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

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  We are an early stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future. As of September 30, 2007, our accumulated deficit was $10,902,274.

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  Our business plan may require us to raise additional financing. If we are unable to obtain additional debt or equity financing, our business, prospects, financial condition and results of operations may be adversely affected.

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  Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other services, which may make it difficult for us to attract and retain subscribers.

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  Interruption or failure of our information technology and communications systems could impair our ability to provide our services, which could damage our reputation and harm our operating results.

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  Our business is subject to rapid changes in technology and if we fail to respond to technological developments, our business may be adversely affected.

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  The successful implementation of our business plan depends upon controlling customer churn.

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  Since January 2007 we have borrowed $3,000,000. Repayment of our indebtedness may force us to divert resources away from initiatives we believe are necessary to grow our business.

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  Management collectively controls a substantial amount of our common stock, and may have, or may develop in the future, interests that may diverge from yours.

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  Future sales of large blocks of our common stock may adversely impact our stock price.

          You should review carefully the section entitled "Risk Factors" beginning on page 4 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

          We estimate that we will receive net proceeds from our offering of common stock under this prospectus of approximately $36,000,000, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. These amounts are based on the offering price of $12.00 per share. If the underwriters fully exercise their option to purchase additional shares, we estimate that we will receive net proceeds from this offering of approximately $41,400,000.

          We intend to use the proceeds of our offering of shares as follows:

	Amount	Percent
Acquisitions (including the purchase of spectrum)	$23,000,000	63.89
Market and Network Expansion	5,000,000	13.89
General Working Capital	7,250,000	20.14
Repayment of Indebtedness	750,000	2.08

Total	$36,000,000	100.00

          On November 6, 2007, we entered into a Bridge Note Purchase Agreement with a certain lender, pursuant to which such lender committed to advance us up to $750,000 in exchange for a promissory note that bears interest at the rate of 5% per annum. The maturity date for this promissory note is the earlier of November 6, 2008 or the consummation of a transaction, or series of related transactions, in which we sell shares of our capital stock or securities convertible into shares of capital stock in exchange for aggregate gross proceeds of at least $5,000,000. In addition, if all of the outstanding principal and interest due under this promissory note in not repaid on or before February 6, 2008, the aggregate principal amount due under the promissory note shall increase by $50,000 and the interest rate shall increase to 10% per annum. As of November 6, 2007 we had not drawn down any funds under this promissory note.

          In addition, we are currently seeking to refinance a $3,000,000 promissory note that we issued to Sun West Bank on January 30, 2007. This note matures on January 30, 2008 and bears interest at the bank's base index rate plus one percent. At the time of its issuance on January 30, 2007, the note was accruing interest at the rate of 9.25% per annum. If we are unable to successfully refinance this note on favorable terms, or at all, we will use a portion of the proceeds from this offering to repay the note on its maturity date.

          The amounts and timing of our expenditures will depend on numerous factors, including the closings of contemplated acquisitions, results of our activities, competition and the amount of cash generated or used by our operations. Pending the uses described above, we intend to invest the net proceeds in certificates of deposit, short-term obligations of the United States government or other money-market instruments that are rated investment grade or its equivalent. We currently estimate that the proceeds of this offering will be sufficient to enable us to meet our working capital requirements for a minimum of 12 months, depending on the pace of acquisitions and associated growth rate.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

          From August 23, 2007 through November 1, 2007, our common stock was quoted on the OTC Bulletin Board under the symbol KYCS.OB, and since November 2, 2007 our common stock has been quoted on the OTC Bulletin Board under the symbol KEYO.OB. Prior to August 23, 2007, there was no active market for our common stock. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year 2007	High	Low
Third Quarter (from August 23, 2007)	$8.50	$6.60
Fourth Quarter (through November 15, 2007)	$12.00	$6.50

          The last reported sales price of our common stock on the OTC Bulletin Board on November 15, 2007, was $10.20 per share. As of November 15, 2007, there were approximately 103 holders of record of our common stock.

          Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol "KYON," subject to the completion of this offering.

DIVIDEND POLICY

          In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock. Rather, we intend to retain future earnings, if any, to fund the operation and expansion of our business and for general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Recent Events

          Prior to August 9, 2007, we were a public shell company, as defined by the Securities and Exchange Commission, without material assets or activities. On August 9, 2007, we completed a reverse merger, pursuant to which a wholly-owned subsidiary of ours merged with and into a private company, KeyOn Communications, Inc., with such private company being the surviving company. In connection with this reverse merger, we discontinued our former business and succeeded to the business of KeyOn Communications, Inc. as our sole line of business. For financial reporting purposes, KeyOn Communications, Inc., and not us, is considered the accounting acquiror. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of KeyOn Communications, Inc. and do not include our historical financial results. All costs associated with the reverse merger, other than financing related costs in connection with the simultaneous sale of $2,207,000 of units consisting of common stock and warrants, were expensed as incurred.

          On October 26, 2007, we effectuated a 1-for-2 reverse split of our common stock. As a result of this reverse stock split, every two shares of our issued and outstanding common stock as of the close of business on October 26, 2007, were reclassified and combined into one whole share of common stock.

Overview

          We provide wireless broadband services primarily to rural and other underserved markets under the "KeyOn," "SpeedNet," and "SIRIS" brands. We offer our broadband services along with VoIP services to both residential and business subscribers. In January 2007, we acquired substantially all of the assets of SpeedNet Services, Inc., a leading provider of fixed wireless broadband services to non-metropolitan communities and rural areas in the central United States. Including the operations of SpeedNet Services, Inc., our markets are located in the following 11 Western and Midwestern states: Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Nevada, Ohio, South Dakota, and Texas. On June 1, 2006, we acquired the assets of an operational market located in Pocatello, Idaho for stock. The Pocatello market was acquired from Freemont Broadband, LLC, a subsidiary of Fairpoint Communications, Inc., a leading rural local exchange carrier. Finally, in June 2005, we acquired substantially all of the assets of Southern Iowa Regional Internet Services, LC, or SIRIS, for cash. Our results for the year ended 2006 include a full year of operations from SIRIS and 7 months of operations from the Pocatello market. Our results for the six-month period ended June 30, 2007 includes a full quarter of results of SpeedNet Services, Inc. while our results for the six-month period ended June 30, 2006 include only one month of operations from the Pocatello market.

Characteristics of Our Revenues and Operating Costs and Expenses

          We offer our services under annual, two-year or month-to-month service agreements. These services are generally billed monthly, quarterly, semiannually or annually in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at the time of installation.

          Operating costs and expenses consist of payroll and related expenses, network operating costs, marketing and advertising, professional fees, installation expense and general and administrative expenses. Payroll expenses consist of personnel costs, including salaries, employer taxes and bonuses across our functional areas: executive, customer support, engineering, accounting and billing, marketing, and local market operational staff.

          Network operating costs are comprised of costs directly associated with providing our services including tower rent, circuits to transport data to the Internet termination point and Internet termination bandwidth. Fluctuations with network expenses occur when additional rent associated with adding new towers, whether initiated by us or assumed by us in an acquisition, transpire. The increase in our customer base also requires additional purchases of Internet transport and termination bandwidth.

          Marketing and advertising expenses primarily consist of the direct marketing and advertising costs. Professional fees relate to legal, accounting and consulting and recruiting resources that we utilize periodically in the normal course of doing business. General and administrative expenses primarily consist of the support costs of our operations, such as costs related to office real estate leases, company insurance, travel and entertainment, banking and credit card fees, taxes and vehicle leases.

Results of Operations

Three-Month Period Ended September 30, 2007 Compared to the Three-Month Period Ended September 30, 2006

          Revenues.    During the three-month period ended September 30, 2007, we recognized revenues of $1,863,422, as compared to revenues of $599,659 during the three-month period ended September 30, 2006, representing an increase of approximately 211%. This increase was primarily the result of customer growth associated with our acquisition of SpeedNet Services, Inc. as well as organic customer growth. Specifically, our acquisition of SpeedNet Services, Inc. accounted for 95% of this increase and organic growth accounted for 5%.

          Operating Loss.    Operating expenses, which consist of payroll, bonuses and taxes, depreciation and amortization, other general and administrative costs, network operating costs, marketing and advertising, installation expense, professional fees and stock based compensation totaled $4,593,357 for the three-month period ended September 30, 2007, as compared to $1,240,131 for the three-month period ended September 30, 2006, representing an increase of approximately 270%. This increase was partially due to our acquisition of SpeedNet Services, Inc. and the resulting increased costs associated with running the expanded operations. Another contributing factor for our increased operating loss was the incurrence of $1,539,283 for non-cash expenses, including stock-based and warrant compensation expense and stock granted for professional services. Normalized operating expenses without these one time expenses would have been $3,054,074 for the three-month period ended September 30, 2007, as compared to $1,240,131 for the three-month period ended September 30, 2006, representing an increase of 146%. Our actual unadjusted operating loss margin declined by 40 percentage points from a total operating loss $2,729,935 for the three-month period ended September 30, 2007, as compared to a total operating loss of $640,472 for the three-month period ended September 30, 2006. By removing the one time non-cash expenses of $1,539,283, our normalized operating loss margin improved by 43 percentage points from a total normalized operating loss of $1,190,052 for the three-month period ended September 30, 2007, as compared to a total normalized operating loss of $640,472 for the three-month period ended September 30, 2006. This improvement in operating margin is the result of the elimination of duplicative costs and improvements in efficiencies due to economies of scale associated with our acquisition of SpeedNet Services, Inc.

          Payroll, Bonuses and Taxes.    Payroll bonuses and taxes totaled $914,045 for the three-month period ended September 30, 2007, as compared to $334,607 for the three-month period ended September 30, 2006, representing an increase of approximately 173%. This increase was primarily due to incremental variable staff additions, such as customer service representatives and installers needed to service the expanded customer base associated with our acquisition of SpeedNet Services, Inc. However, duplicative executive management positions resulting from this acquisition were eliminated.

          Depreciation and Amortization.    Depreciation and amortization expenses totaled $668,354 for the three-month period ended September 30, 2007, as compared to $288,713 for the three-month period ended September 30, 2006, representing an increase of approximately 131%. This increase was primarily due to the additional network footprint and customer premise equipment acquired in connection with our acquisition of SpeedNet Services, Inc.

          Other General and Administrative Expenses.    Other general and administrative expenses totaled $391,025 for the three-month period ended September 30, 2007, as compared to $279,578 for the three-month period ended September 30, 2006, representing an increase of approximately 40%. This increase resulted from growth associated with our acquisition of SpeedNet Services, Inc. and costs related with our August 9, 2007 reverse merger. Specifically, integrating SpeedNet Services, Inc.'s business with ours and moving our corporate headquarters to Omaha, Nebraska during this period accounted for the majority of the increase in general and administrative expenses during the three-month period ended September 30, 2007, as compared to the three-month period ended September 30, 2006. On the other hand, costs relating to our August 9, 2007 reverse merger, such as travel, postage, printing and other general and administrative expenses, accounted for approximately 7% of the increase.

          Network Operating Costs.    Network operating costs, which consist of tower rent, local loop costs and Internet termination expense, totaled $673,478 for the three-month period ended September 30, 2007, as compared to $186,210 for the three-month period ended September 30, 2006, representing an increase of approximately 262%. The additional network footprint and increased customer bases associated with our acquisition of SpeedNet Services, Inc. accounted for 90% of this increase, while organic growth and an overall increase in network operating costs accounted for 10%.

          Marketing and Advertising Expenses.    Marketing and advertising expenses totaled $166,958 for the three-month period ended September 30, 2007, as compared to $73,129 for the three-month period ended September 30, 2006, representing an increase of approximately 128%. This increase was primarily due to our emphasis on organic growth across all of our markets. As a percentage of revenue, our marketing costs were 9% for the three month period ended September 30, 2007, as compared to 12% for the three month period ended September 30, 2006.

          Installation Expense.    Installation expense, which consists primarily of expenses associated with installation supplies, third party installation costs and transportation expenses to the installation site, totaled $124,850 for the three-month period ended September 30, 2007, as compared to $14,366 for the three-month period ended September 30, 2006, representing an increase of approximately 769%. Much of this increase in installation expense was attributable to a 96% increase in installation volume during the three-month period ended September 30, 2007, as compared to the three-month period ended September 30, 2006. Our acquisition of SpeedNet Services, Inc. accounted for 72% of this increase in installation volume and organic growth accounted for 24%.

          Professional Fees.    Professional fees, which consist of legal, accounting, and other related expenses, totaled $319,341 for the three-month period ended September 30, 2007, as compared to $63,528 for the three-month period ended September 30, 2006, representing an increase of approximately 403%. Specifically, legal fees associated with our August 9, 2007 reverse merger accounted for 79% of this increase in professional fee costs, while non-cash investor relations services directly related our August 9, 2007 reverse merger accounted for 315%. All other professional fees increased 9% due to our acquisition of SpeedNet Services, Inc.

          Stock-Based and Warrant Compensation.    Stock-based and warrant compensation total $1,335,306 for the three-month period ended September 30, 2007. No stock-based compensation was expensed for the three-month period ended September 30, 2006. Warrants were granted during the three-month period ended September 30, 2007 to an executive officer and director as compensation for guarantying our obligations under our $3,000,000 promissory note to Sun West Bank. The expense recorded for these warrants granted was $901,566. Stock-based compensation for stock options issued under our option plan totaled $433,740 for the three-month period ended September 30, 2007.

          Other Income and Expense.    We incurred other income and expense of $136,621 for the three-month period ended September 30, 2007, as compared to $63,173 for the three-month period ended September 30, 2006, representing an increase of 116%. This increase resulted primarily from interest expense associated with our $3,000,000 promissory note with Sun West Bank and interest expense related to certain capital leases for equipment that we entered into between July 1, 2006 and September 30, 2007.

          Net Loss.    We had a net loss of $2,866,556 for the three-month period ended September 30, 2007, as compared to a net loss of $703,645 for the three-month period ended September 30, 2006, representing an increase of approximately 307%. This increase was partially due to our acquisition of SpeedNet Services, Inc. and the resulting increased costs associated with running the expanded operations. Another contributing factor for the net loss increase was the incurrence of $1,539,283 for non-cash expenses, including stock-based and warrant compensation, and stock granted for professional services. Normalized net loss without these one time expenses would have been $1,327,273 for the three-month period ended September 30, 2007, as compared to a normalized net loss of $703,645 for the three-month period ended September 30, 2006, representing an increase of 89%. Our net loss margin declined by 36 percentage points from a net loss $2,866,556 for the three-month period ended September 30, 2007, as compared to a net loss of $703,645 for the three-month period ended September 30, 2006. By removing the one time non-cash expenses of $1,539,283, our normalized net loss margin improved by 46 percentage points from a total normalized net loss $1,327,273 of the three-month period ended September 30, 2007, as compared to a net normalized loss of $703,645 for the three-month period ended September 30, 2006. This improvement was the result of the elimination of duplicative costs and improvements in efficiencies due to economies of scale associated with our acquisition of SpeedNet Services, Inc.

Nine-Month Period Ended September 30, 2007 Compared to the Nine-Month Period Ended September 30, 2006

          Revenues.    During the nine-month period ended September 30, 2007, we recognized revenues of $5,216,976, as compared to revenues of $1,772,282 during the nine-month period ended September 30, 2006, representing an increase of approximately 194%. This increase was primarily the result of customer growth associated with our acquisition of SpeedNet Services, Inc. and the Pocatello market, as well as organic customer growth. Specifically, our acquisition of SpeedNet Services, Inc. and the Pocatello market accounted for 99% of this increase and organic growth accounted for 1%.

          Operating Loss.    Operating expenses totaled $9,641,820 for the nine-month period ended September 30, 2007, as compared to $3,206,314 for the nine-month period ended September 30, 2006, representing an increase of approximately 201%. This increase was partially due to our acquisitions of SpeedNet Services, Inc. and the Pocatello market and the resulting increased costs associated with running the expanded operations. Another contributing factor for the operating loss increase was the incurrence of $1,543,868 for non-cash expenses, including stock-based and warrant compensation, and stock granted for professional services. Normalized operating expenses without these one time expenses would have been $8,097,952 for the nine-month period ended September 30, 2007 as compared to $3,206,314 for the nine-month period ended September 30, 2006, representing an increase of 153%. Our actual operating loss margin declined by

4 percentage points from a total operating loss $4,424,844 for the nine-month period ended September 30, 2007, as compared to a loss of $1,434,032 for the nine-month period ended September 30, 2006. By removing the one time non-cash expenses of $1,543,868, our normalized operating loss margin improved by 26 percentage points from a total normalized operating loss $2,880,976 for the nine-month period ended September 30, 2007, as compared to a normalized operating loss of $1,434,032 for the nine-month period ended September 30, 2006. This adjusted change in operating expense is the result of the elimination of duplicative costs and improvements in efficiencies due to economies of scale with our acquisitions of SpeedNet Services, Inc. and the Pocatello market.

          Payroll, Bonuses and Taxes.    Payroll bonuses and taxes totaled $2,403,899 for the nine-month period ended September 30, 2007, as compared to $986,585 for the nine-month period ended September 30, 2006, representing an increase of approximately 144%. This increase was primarily due to incremental variable staff additions, such as customer service representatives and installers, needed to service the expanded customer base associated with our acquisitions of SpeedNet Services, Inc. and the Pocatello market. However, duplicative executive management positions resulting from this acquisition were eliminated.

          Depreciation and Amortization.    Depreciation and amortization expenses totaled $1,862,646 for the nine-month period ended September 30, 2007, as compared to $748,799 for the nine-month period ended September 30, 2006, representing an increase of approximately 149%. This increase was primarily due to the additional network footprint and customer premise equipment acquired in connection with our acquisitions of SpeedNet Services, Inc. and the Pocatello market.

          Other General and Administrative Expenses.    Other general and administrative expenses totaled $1,306,298 for the nine-month period ended September 30, 2007, as compared to $535,826 for the nine-month period ended September 30, 2006, representing an increase of approximately 144%. This increase was primarily due to the increased costs associated with our acquisitions of SpeedNet Services, Inc. and the Pocatello market. Specifically, business initiatives to redirect the growth opportunities associated with our acquisition of SpeedNet Services, Inc. and to move our corporate headquarters to Omaha, Nebraska during the nine-month period ended September 30, 2007 caused us to incur additional general and administrative expenses such as travel, postage, relocation of office equipment, and other miscellaneous expenses. In addition, the office rent for our Omaha, Nebraska office for the months of February 2007 and March 2007 were incurred at a premium to the local market. This lease was discontinued in March 2007 and our headquarters was moved to a new location in Omaha, Nebraska on April 1, 2007.

          Network Operating Costs.    Network operating costs totaled $1,662,310 for the nine-month period ended September 30, 2007, as compared to $497,136 for the nine-month period ended September 30, 2006, representing an increase of approximately 234%. This increase was primarily due to the additional network footprint and increased customer base associated with our acquisitions of SpeedNet Services, Inc. and the Pocatello market. Specifically, our acquisitions accounted for 96% of this increase, while organic growth and increased operating costs accounted for 4%.

          Marketing and Advertising Expenses.    Marketing and advertising expenses totaled $397,593 for the nine-month period ended September 30, 2007, as compared to $205,638 for the nine-month period ended September 30, 2006, representing an increase of approximately 93%. This increase was primarily due to our emphasis on organic growth across all of our markets. We now have the ability to market to a greater number of potential customers served by the additional network footprint associated with our acquisitions of SpeedNet Services, Inc. and the Pocatello market. As a percentage of revenue, our marketing costs were 8% for the nine-month period ended September 30, 2007, as compared to 12% for the nine-month period ended September 30, 2006.

As such, we had a 4 percentage point improvement in marketing expenses due to our ability to utilize fixed marketing expenditures over a larger customer base.

          Installation Expense.    Installation expense totaled $239,192 for the nine-month period ended September 30, 2007, as compared to $71,816 for the nine-month period ended September 30, 2006, representing an increase of approximately 233%. Much of this increase in installation expense was attributable to a 93% increase in installation volume and a 140% increase in installation costs. These cost increases were primarily the result of the usage by SpeedNet Services, Inc. of third party contractors, rather than employees, to perform installations. With respect to the increased installation volume, our acquisitions of SpeedNet Services, Inc. and the Pocatello market accounted for 88% of the increase, while organic growth accounted for 5%.

          Professional Fees.    Professional fees totaled $429,991 for the nine-month period ended September 30, 2007, as compared to $160,514 for the nine-month period ended September 30, 2006, representing an increase of approximately 168%. Specifically, legal fees associated with our August 9, 2007 reverse merger accounted for 33% of this increase, while non-cash investor relations services directly related with our August 9, 2007 reverse merger account for 125%. All other professional fees increased 10% due to our acquisitions of SpeedNet Services, Inc. and the Pocatello market.

          Stock-Based and Warrant Compensation.    Stock-based and warrant compensation totaled $1,339,891 for the nine-month period ended September 30, 2007. No stock-based compensation was expensed for the nine-month period ended September 30, 2006. Warrants were granted during the nine-month period ended September 30, 2007 as compensation to an executive officer and director for guarantying our obligations under our $3,000,000 promissory note to Sun West Bank. The expense recorded for these warrants was $901,566. Stock-based compensation related to for stock options granted under our option plan totaled $438,425 for the nine-month period ended September 30, 2007. Other Income and Expense. We incurred other income and expense of $429,520 for the nine-month period ended September 30, 2007, as compared to $149,193 for the nine-month period ended September 30, 2006, representing an increase of 188%. This increase resulted primarily from interest expense associated with our $3,000,000 promissory note with Sun West Bank and interest expense related to certain capital leases for equipment that we entered into between July 1, 2006 and September 30, 2007.

          Net Loss.    We had a net loss of $4,854,363 for the nine-month period ended September 30, 2007, as compared to a net loss of $1,583,225 for the nine-month period ended September 30, 2006, representing an increase of approximately 207%. This increase in net loss was partially due to our acquisition of SpeedNet Services, Inc. and the Pocatello market and the resulting increased costs associated with running the expanded operations. Another contributing factor for the net loss increase was the incurrence of $1,543,868 for non-cash expenses, including stock-based and warrant compensation and stock granted for professional services. Normalized net loss without these one time expenses would have been $3,310,495 for the nine-month period ended September 30, 2007, as compared to $1,583,225 for the nine-month period ended September 30, 2006, representing an increase of 109%. Our actual net loss margin declined by 4 percentage points from a net loss $4,854,363 for the nine-month period ended September 30, 2007, as compared to a net loss of $1,583,225 for the nine-month period ended September 30, 2006. By removing the one time non-cash expenses of $1,543,868, our normalized net loss margin improved by 26 percentage points from a total normalized net loss $3,310,495 of the nine-month period ended September 30, 2007, as compared to a normalized net loss of $1,583,225 for the nine-month period ended September 30, 2006. This improvement is as a result of the elimination of duplicative costs and improvements in efficiencies due to economies of scale associated with our acquisition of SpeedNet Services, Inc. and the Pocatello market.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

          Revenues.    During the year ended December 31, 2006, we recognized revenues of $2,430,829, as compared to revenues of $1,660,725 during the year ended December 31, 2005, representing an increase of approximately 46%. This increase was primarily the result of customer growth associated with our acquisition of SIRIS and the Pocatello market, as well as organic customer growth. Specifically, organic growth accounted for 3% of this increase, whereas the acquisitions accounted for 43%.

          Operating Loss.    Operating expenses totaled $4,330,675 for the year ended December 31, 2006, as compared to $5,107,362 for the year ended December 31, 2005, representing a decrease of approximately 15%. Our operating loss for the year ended December 31, 2006 was $1,899,846 as compared to a loss of $3,446,637 for the year ended December 31, 2005, representing a decrease of approximately 45%. Our operating loss decreased primarily as a result of our revenue growth, the use of internal personnel resources to perform subscriber installations and a reduction in professional fees and stock-based compensation.

          Payroll, Bonuses, and Taxes.    Payroll, bonuses, and taxes totaled $1,329,654 for the year ended December 31, 2006, as compared to $1,289,182 for the year ended December 31, 2005, an increase of approximately 3%. This increase was primarily due to the addition of installers to our employee base instead of utilizing contractors for all of our installation needs.

          Depreciation and Amortization.    Depreciation and amortization expenses totaled $1,063,881 for the year ended December 31, 2006, as compared to $626,423 for the year ended December 31, 2005, representing an increase of approximately 70%. This increase was the result of 7 months of ownership of the Pocatello market and full contribution of the SIRIS business, coupled with increased purchases of capital equipment to support our increased customer growth in 2006.

          Stock-Based Compensation.    Stock-based compensation totaled $13,059 for the year ended December 31, 2006, as compared to $991,783 for the year ended December 31, 2005, representing a decrease of approximately 99%. The majority of the stock options that were issued by us vested in 2005, and as such 7,522 options were expensed to employee compensation during 2005. We granted 3,600 options throughout 2006 under a new option plan that contained a strike price that approximated the fair market value of our common stock. Of the options that were granted, 1,775 were forfeited in 2006.

          Other General and Administrative Expenses.    Other general and administrative expenses totaled $767,155 for the year ended December 31, 2006, as compared to $745,505 for the year ended December 31, 2005, representing an increase of approximately 3%.

          Network Operating Costs.    Network operating costs totaled $665,259 for the year ended December 31, 2006, as compared to $494,849 for the year ended December 31, 2005, representing an increase of approximately 34%. The additional expense that resulted from 7 months of ownership of the Pocatello market and full contribution of the SIRIS business accounted for 26% of the increase. Increases in customer base accounted for 3% of the increase and cost increases accounted for 5% of the increase.

          Marketing and Advertising Expenses.    Marketing and advertising expenses totaled $234,324 for the year ended December 31, 2006, as compared to $258,615 for the year ended December 31, 2005, representing a decrease of approximately 9%.

          Professional Fees.    Professional fees totaled $145,956 for the year ended December 31, 2006, as compared to $347,922 for the year ended December 31, 2005, representing a decrease of approximately 58%. This decrease was primarily attributable to a reduction of legal and accounting fees related to a financing and related litigation in 2005.

          Installation Expense.    Installation expense totaled $111,387 for the year ended December 31, 2006 as compared to $353,083 for the year ended December 31, 2005, representing a decrease of approximately 68%. This decrease was due to the use of internal personnel resources to perform subscriber installations versus the contracting of such resources with a third-party in 2005.

          Other Income and Expense.    We incurred other expenses of $306,528 for the year ended December 31, 2006, as compared to $280,620 for the year ended December 31, 2005. Interest expense comprised the majority of the expense, with $234,754 for the year ended December 31, 2006 and $286,567 for the year ended December 31, 2005. This expense was interest expense incurred on capital leases for equipment. In 2006, we also incurred $72,487 for failed acquisition costs.

          Net Loss.    We had a net loss of $2,206,374 for the year ended December 31, 2006, as compared to a net loss of $3,727,257 for the year ended December 31, 2005, representing a decrease of approximately 41%. This decrease in net loss was attributable to both our increased revenues and an overall decrease in operating expenses. Our 2005 annual operating costs included stock-based compensation, installation costs and professional fees. The reduction of these costs in 2006 represented 36% of the overall improvement in net loss during the year ended December 31, 2006, as compared to the year ended December 31, 2005. Moreover, during this same period our net margins improved by approximately 133%.

Liquidity and Capital Resources

General

          As of September 30, 2007 and 2006, we had cash of $1,569,403 and $33,207, respectively. Net Cash Used by Operating Activities. Net cash used in operating activities totaled $707,486 for the nine-month period ended September 30, 2007, as compared to net cash used in operating activities of $737,581 for the nine-month period ended September 30, 2006. This change is primarily attributable extended payment terms with vendors.

          Net Cash Used in Investing Activities.    Net cash used in investing activities totaled $3,797,299 for the nine-month period ended September 30, 2007, as compared to $144,379 for the nine-month period ended September 30, 2006. The cash usage in 2007 is the result of the asset purchase of SpeedNet Services, Inc.

          Net Cash Provided By Financing Activities.    Net cash provided by financing activities totaled $6,069,498 for the nine-month period ended September 30, 2007, as compared to $727,962 for the nine-month period ended September 30, 2006. During the first nine-months of 2007, we entered into a commercial loan agreement for $3,000,000. Proceeds from the sale of stock and the exercise of warrants during the nine-month period ended September 30, 2007 totaled $3,706,292.

          Working Capital.    As of September 30, 2007, we had negative working capital of $4,024,627, which includes the $3,000,000 promissory note, $650,041 for capital leases, and $444,821 for deferred revenue.

Private Placement

          In connection with the reverse merger in August 2007, we completed a private placement, pursuant to which we issued 551,750 shares of common stock and five-year warrants to purchase 275,875 shares of common stock at an initial exercise price of $6.70 per share for aggregate net proceeds of $2,088,500. In connection with this private placement, we incurred placement agent fees of approximately $56,000, and issued the placement agent three-year warrants to purchase an aggregate of 6,000 shares of common stock at an initial exercise price of $6.70 per share. In addition, we incurred other professional fees and expenses totaling approximately $75,000 in connection with the reverse merger and private placement.

Bridge Loan

          On November 6, 2007, we entered into a Bridge Note Purchase Agreement with a certain lender, pursuant to which such lender committed to advance us up to $750,000 in exchange for a promissory note that bears interest at the rate of 5% per annum. The maturity date for this promissory note is the earlier of November 6, 2008 or the consummation of a transaction, or series of related transactions, in which we sell shares of our capital stock or securities convertible into shares of capital stock in exchange for aggregate gross proceeds of at least $5,000,000. In addition, if all of the outstanding principal and interest due under this promissory note in not repaid on or before February 6, 2008, the aggregate principal amount due under the promissory note shall increase by $50,000 and the interest rate shall increase to 10% per annum. As of November 6, 2007 we had not drawn down any funds under this promissory note.

Critical Accounting Policies and Estimates

          Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States that require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting periods. The consolidated financial statements include the accounts of our company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In our opinion, the condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of our company and the results of operations and cash flows not misleading. Critical accounting policies are those that require the application of management's most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the financial statements, we utilized available information, including our past history, industry standards and the current economic environment, among other factors, in forming our estimates and judgments, giving due consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses. We believe that of our significant accounting policies, the following may involve a higher degree of judgment and estimation.

          Equipment.    Equipment is stated at the lower of cost or present value of the capital lease obligation. Expenditures for additions, renewals, and betterments are capitalized; expenditures for maintenance and repairs are charged to operations as incurred. Upon retirement, sale or other disposition of equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations. In addition, long-lived assets are reviewed, at least annually, for impairment of the carrying value of such assets. If impairment is deemed to have occurred, an impairment loss is included in our current operations. Depreciation is computed principally using the straight line method over estimated useful lives or the length of the capital lease, ranging from two to seven years.

          Revenue Recognition.    We prepare our financial statements on the accrual method of accounting. Under this basis, income is recognized when earned, and expenses are generally recognized when incurred. We charge a recurring subscription fee for providing our various Internet access services to our subscribers and recognize revenues when they are earned, which generally occurs as the service is provided. The services are subscribed to for the periods of either month-to-month, or with annual or two year contracts and are generally billed monthly, quarterly, semiannually or annually in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at the time of installation.

          Intangible Assets.    Intangible assets, including goodwill, are accounted for under the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, intangible assets, other than goodwill, are identified and segregated between amortizable and nonamortizable assets. Amortizable intangibles are amortized over their estimated, contractual, or regulated useful lives. Goodwill and other nonamortizable assets are reviewed, at least annually, for impairment in the carrying value of the intangible asset. In addition, this review also includes the net carrying value of amortizable intangible assets. If impairment is deemed to have occurred, a loss for such impairment is recorded as part of current operations.

          Stock Based Compensation.    On December 31, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," requiring us to recognize expenses related to the fair value of our employee stock option awards. We recognize the cost of all share-based awards on a straight line vesting basis over the vesting period of the award.

          We have estimated the fair value of our option awards granted after December 1, 2005, using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of our valuation during prior financings. As of December 31, 2006, the expected life, representing the period of time that options granted are expected to remain outstanding, is 3 years. The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of grant.

Recently Issued Accounting Pronouncements

          The following pronouncements have been issued by the Financial Accounting Standards Board (the "FASB"):

          In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a company's income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation utilizes a two-step approach for evaluating tax positions. Step one, Recognition, occurs when a company concludes that a tax position is more likely than not to be sustained upon examination, Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings; and, therefore, is effective for us in the first quarter of fiscal 2008. We are currently in the process of evaluating the effects of adopting this interpretation and the impact of adoption out consolidated financial position, results of operations or cash flows.

          In September 2006, the FASB issued Statement of Financial Accounting Standards 157, "Fair Value Measurements" ("SFAS 157"). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. The provisions of SFAS 157 are effective as of the beginning of our 2009 fiscal year. We are currently evaluating the impact of SFAS 157, but do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial position, results of operations or cash flows.

          In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" ("SAB 108"). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. We currently do not believe that SAB 108 will have a material impact on our financial statements.

          In February 2007, the FASB issued Statement of Financial Accounting Standards 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"), which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating SFAS 159 to determine its impact on its consolidated financial position, results of operations or cash flows.

BUSINESS

Overview

          We provide wireless broadband services primarily to rural and other underserved markets under the "KeyOn," "SpeedNet" and "SIRIS" brands. As of June 30, 2007, we served over 14,200 subscribers and operated networks covering 50,000 square miles in 11 states across the Midwest and Western United States. Our network footprint covers an addressable market of more than 2,000,000 people, as well as small to mid-sized businesses. We target primarily rural and other areas of the country that we believe are currently underserved by traditional phone and cable companies. In terms of both subscribers and revenue, we believe we are the third largest wireless broadband company and the largest rural wireless broadband company in the United States.(4)

(4)
Broadband Wireless Exchange Magazine Website (www.bbwexchange.com/wireless_isp/).

(5)
Wireless Communications Association International Conference, June 12-15, 2007.

          Since launching our wireless broadband service in 2003, we have successfully increased our subscriber base through a combination of acquisitions and organic growth in our existing markets. To date, we have completed and successfully integrated four acquisitions and are actively seeking acquisition candidates, primarily in the Midwest and Western United States. At the end of June 2007, we had over 14,200 total subscribers, up from 996 at the end of 2003, representing a compound annualized growth rate of approximately 114%.

          We believe our historical standalone results have been strong and demonstrate our ability to expand our customer base through our locally-based marketing initiatives and indirect distribution sales channels. Since the beginning of 2006, we have increased our total subscriber base every month and experienced an average monthly compound annualized growth rate of 18%, which excludes the impact from acquired subscribers. Additionally, we have achieved a low average monthly churn of 2% during the same period, which we believe is a combined result of our subscriber's satisfaction with our service and the lack of other competing services in our markets. With additional capital, we believe we can significantly improve our growth opportunities by continuing to extend our service footprint with attractive acquisitions, accelerating our marketing plans and enhancing our services with new advanced technology standards. We intend to strategically introduce next-generation wireless networking technologies, including WiMAX into our existing and adjacent markets.

          Our service offers both residential and business subscribers simple, affordable broadband that compares favorably to broadband access provided by traditional phone and cable companies. Our current wireless broadband services are provided using fixed wireless technology, which we believe allows us to cover a geographic market for a fraction of the cost of other traditional broadband technologies such as cable modems, DSL or satellite. As a result of these savings, we are able to deliver broadband services at competitive prices to communities that are either ignored or underserved by traditional phone and cable companies. We offer our services for a flat monthly rate under service agreements for the periods of either annual or two year contracts or on a month-to-month basis. These services are generally billed monthly, quarterly, semiannually or annually in advance.

          We target markets typically underserved by traditional phone and cable companies. Generally, our markets are rural locations with populations of less than 250,000 that often lack the communications infrastructure to supply broadband access. There are over 6,000 rural and underserved markets with populations of between 3,000 and 100,000, amounting to 78 million Americans with either little or no access to broadband services.(5) In the rural markets, broadband penetration is only 31% compared to 52% and 49% of households in urban and suburban markets, respectively.(6) We believe that the lower broadband penetration rate in rural areas compared to urban and suburban areas is driven primarily by the technical limitations and high cost of providing broadband over traditional networks in less densely populated areas. As a result, we believe there is a significant market opportunity that we seek to address which is not currently being met by other broadband providers.

          We believe that our operating platform is scalable as we derive economies from our centralized OSS and flexible call center platform. Further, by building or enhancing market clusters, we are able to achieve operating costs that are significantly lower than most of our competitors. We are also in the process of building a licensed spectrum portfolio, including contemplated purchases of licenses in the 2.5 and 2.3 GHz bands as well as participation in the upcoming 700 MHz auction. By expanding into adjacent and new markets or introducing new services, we are able to leverage our existing network investments to improve economic returns. We intend to continue the growth of our business through:

(6)
Pew Internet & American Life Project, Home Broadband Adoption 2007.

•
strategic acquisitions of wireless broadband companies that complement our market footprint;

•
contiguous market deployments combined with organic growth within our footprint;

•
offering our customers bundled and additional services such as VoIP to further increase average revenue per user; and

•
the deployment of next generation networks, including WiMAX, that also provide advanced services such as nomadic or mobile data and video.

Subscriber Growth Through Acquisitions

          We believe we can create a highly profitable and valuable communications company by continuing to aggressively acquire companies, thus allowing us to take advantage of growing subscriber and operations scale. The wireless broadband industry is highly fragmented, comprised of thousands of potential acquisition targets in and around our market areas. These targets represent an opportunity to not only grow revenue but also expand our margins. We have already identified numerous targets and will continue to actively pursue others.

          We have completed three acquisitions in less than two years, evidencing our ability to identify transactions, negotiate the purchase and integrate these operations.

          We believe that our large and growing subscriber base combined with our customizable OSS allows for a material reduction of operating expenses in the areas of Internet bandwidth, headcount and overhead. As a result, these acquisitions are typically accretive on an operating basis as we can quickly expand EBITDA margins under our ownership. For example, following the acquisition of SpeedNet Services, Inc., we reduced costs in the areas of network transport through volume discounts with vendors, in salaries and benefits through reduction of duplicative executive staff, and in general and administrative expenses through reduction in rent costs. These reductions in our first year of operations of SpeedNet Services, Inc. will be $600,000 or 12% from the cash operating expenses under the prior ownership. We believe this continued acquisition dynamic has the potential to provide for increased valuation post-acquisition. In addition, our acquisition candidates are typically capital constrained, have minimal marketing dollars resulting in limited subscriber growth and networks with significant underutilized capacity. The application of our proven operating platform and marketing initiatives, such as our network of resellers and targeted direct marketing, allows us to quickly increase the rate of subscriber and revenue growth, providing further increases in EBITDA.

Current Markets Served

          We operate primarily in markets with populations of 250,000 or less. As of June 30, 2007, we offered our broadband services to residential and business subscribers in a market footprint covering 50,000 square miles in the following 11 Western and Midwestern states: Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Nevada, Ohio, South Dakota and Texas. We estimate our existing footprint covers more than 2,000,000 people, as well as small to mid-sized businesses in these areas.

State	Cities & Towns Served	Population Covered
Colorado	6	88,889
Idaho	6	149,811
Illinois	70	170,236
Indiana	1	1,236
Iowa	33	72,229
Kansas	23	67,417
Nebraska	22	76,870
Nevada	4	1,070,043
Ohio	31	113,610
South Dakota	22	88,536
Texas	49	188,189

Total	267	2,087,066

Source: U.S. Census Bureau

Broadband Internet Access Industry

          Internet use has become bifurcated between dial-up access users, who use standard telephone lines with service speeds of 56 kbps or less, and broadband Internet access users. Broadband Internet access, which the Federal Communications Commission defines as service speed greater than 200 kbps in at least one direction, has dramatically changed the way people use the Internet. With broadband, the functionality of the Internet has been significantly expanded to include wider entertainment choices, including streaming audio, downloadable music and video, greater business applications, including VoIP and video conferencing, and wider accessibility to information through Internet search. The United States residential broadband market is expected to grow at a compound annualized growth rate of 14% between 2006 and 2010.(7)

(7)
IDC's 2006-2010 U.S. Broadband Services Forecast (September 2006)

          As of March 2006, there were approximately 84 million households in the United States that had broadband access to the Internet at home, a penetration rate of approximately 42%. This figure is up from 60 million households as of March 2005, representing a 30% penetration rate, and represents an increase of 40% in one year. Some of the largest increases in penetration were seen in market segments that traditionally had low penetration rates, such as those with household incomes of less than $30,000, those who had not completed high school and rural areas.(8) We believe that these growth statistics indicate that Internet use generally, and broadband specifically, is being considered a necessity rather than a luxury. Despite this growth in broadband, an estimated 34.1 million households, or 31% of all United States households, accessed the Internet using a dial-up or other narrowband connection, while an estimated 36.6 million households, or 33% of all United States households, had no Internet connectivity at all, demonstrating that there still exists a sizeable market opportunity to deliver broadband access.(9)

(8)
Pew Internet & American Life Project, Home Broadband Adoption 2007.

(9)
IDC's 2006-2010 U.S. Broadband Services Forecast (September 2006).

Wireless Broadband Internet Access

          Wireless broadband Internet systems consist of a radio transmitter that sends a signal on a combination of radio channels to receivers located at or in homes and businesses. Point-to-multipoint wireless networks can cover wide geographic areas efficiently, providing the first available broadband Internet service, or the first competitive service, in many communities. Wireless broadband Internet networks can be roughly categorized based upon which wireless technology (e.g., standards or proprietary) they utilize and whether they utilize licensed or unlicensed spectrum.

          The wireless broadband sector has begun a new stage of growth, fueled primarily by technology improvements and increased consumer demand. Demand for broadband has increased sharply due to new applications, a broader base of equipment vendors and software providers manufacturing mass-produced standards-based equipment, and the use of the more practical 2 and 5 GHz spectrum, which has led to a resurgence of the wireless broadband sector.

          In addition to growing broadband demand, there has also been the rapid growth of mobile products, such as notebook computers and other handheld devices such as personal digital assistants, or PDAs. As purchases of laptops and other portable data devices continue to grow, consumers will increasingly look for more efficient and effective ways to access the Internet on those devices.

Rural Market Opportunity

          Within the United States, rural areas have an overall lower Internet penetration rate, and substantially less access to broadband, than the more densely populated urban and suburban areas. Although broadband adoption has experienced healthy growth in the past year, broadband penetration rates in rural markets trail the rest of the country. While urban and suburban markets have reached broadband penetration rates of 52% and 49%, respectively, rural market penetration totals only 31%. Importantly, rural market penetration grew 24% year over year, while urban and suburban growth rates slowed to 18% and 7%, respectively.(10) Consequently, the significant year over year growth is consistent with greater availability of broadband in rural markets, a trend that we believe is supported by many small, wireless broadband companies trying to serve the needs of their communities.

(10)
Pew Internet & American Life Project, Home Broadband Adoption 2007.

          One of the primary reasons for the lagging penetration rate in rural areas is the lack of infrastructure or access to broadband in rural areas, rather than less demand for a broadband connection.(11) Notably, overall Internet use in rural markets, regardless of the mode of connectivity, lagged the rest of the country by a much smaller gap, 9 percentage points or a 60% to 71% margin.(12) We believe that this substantially lower penetration rate of broadband Internet, or commonly referred to as the "Digital Divide", demonstrates that most rural households with Internet access still utilize analog dial-up connections for Internet access. Availability is the key to closing this gap as just over one-third (38%) of rural adults have access to a broadband connection either at home or at work, versus more than 55% for urban and suburban residents.(13) As a result, we believe there is a significant market opportunity that we seek to address which is not currently being met by traditional phone and cable providers.

(11)
United States Government Accountability Office, Telecommunications, May 2006 and Pew Internet & American Life Project, Home Broadband Adoption 2006.

(12)
Pew Internet & American Life Project, Home Broadband Adoption 2007.

(13)
Pew Internet & American Life Project, Home Broadband Adoption 2007.

(14)
Frost & Sullivan, Satellite and its Place Amongst Competing Broadband Technologies 2005.

(15)
Maravedis Telecom Market Research and Analysis, June 20, 2007. Annual revenue determined by multiplying the reported WiMAX average revenue per user (ARPU) by the projected number of subscribers. This monthly revenue figure was then multiplied by 12.

(16)
Senza Fili Consulting, June 19, 2007.

          We believe that the lower broadband penetration rate in rural versus urban and suburban areas is driven primarily by the technical limitations and high cost of providing broadband over terrestrial-based networks in less densely populated areas. DSL service suffers from distance limitations in less populated areas, and DSL equipment and cable plant upgrades both involve significant upfront capital to deploy their service that is rarely justified in less densely populated rural markets. As a result, there are still areas that will not be served by cable or DSL at any time in the near future.(14) These limitations have generally discouraged broadband deployments and have caused incumbent phone and cable companies to maintain high broadband Internet service prices in the small and rural markets where they do offer these services. Where broadband has been deployed, rural areas have experienced rapid growth in home broadband uptake, and in the past two years the gap between rural and non-rural in-home broadband adoption, though still substantial, has narrowed.

WiMAX Deployments

          Our wireless broadband service today is provided to subscribers over primarily unlicensed spectrum in the 2.4 GHz band. We are in the process of introducing new network technologies, such as WiMAX, into our markets. WiMAX is an international network technology standard that provides efficient use of spectrum, interoperability of manufacturers' equipment, high-bandwidth throughput and self-installation by end users. The WiMAX market opportunity for service revenue is expected to increase from $322,000,000 in 2006 to approximately $26 billion by 2012, a compound annualized growth rate of approximately 108%.(15) Global WiMAX subscribers totaled 950,000 as of March 31, 2007 and is projected to surpass 54 million in 2012.(16)

          We are pursuing the purchase of and partnership for licensed spectrum in and around our markets for the deployment of next-generation data services. By using WiMAX and other licensed protocols within our more densely populated markets, we expect to create a differentiated service offering, including nomadic and mobile data and video services, from the telephone and cable companies. In 2008, we are planning to roll-out markets based on the WiMAX standard on a selective basis. In addition, with the certification of network standards and profiles to standards, network equipment costs should continue to decrease. The resulting interoperability of hardware will not only accelerate downward pricing, but will also afford service providers greater vendor selection.

Increased Availability of Licensed, Unlicensed Spectrum

          With the global proliferation of the Internet and the related growth in demand for broadband, government competition policy and other political pressures to make broadband available in underserved areas has led to the allocation of new frequencies for broadband wireless, both licensed and unlicensed, in many countries. Historically, most of the licensed frequencies have been made available globally in the 3.5 GHz band. However, more recently, the Federal Communications Commission committed to make frequencies available in the 2.3 - 2.5 GHz bands, specifically to support mobile services over WiMAX networks.

          The Federal Communications Commission is scheduled to auction 62 MHz of spectrum in the 700 MHz band in January 2008 ("FCC Auction No. 73"). The 700 MHz band has long been viewed as the best spectrum for wireless broadband because of its propagation characteristics, particularly because of its ability to cover larger areas and penetrate buildings; which reduces capital expenditures and makes a new-entrant strategy more feasible. Consequently, we are currently considering participating, and may decide to participate, in FCC Auction No. 73. Additionally, we may pursue 700 MHz spectrum acquisition opportunities in the secondary market.

          Additional spectrum bands for unlicensed applications were added recently. The greater availability of unlicensed spectrum has been of particular benefit to many smaller carriers and Internet service providers, where a significant market has developed around the deployment of broadband in rural communities using networks running over unlicensed spectrum. We believe the increasing availability of licensed and unlicensed spectrums will increase the demand for WiMAX solutions.

Our Strategy

          Our strategy is to build a significant subscriber base and network footprint in the rural and underserved markets beginning in the Midwest and Western United States. We believe that our subscribers are a valuable strategic asset, and that achieving continued growth of our base will allow us to both increase revenues by marketing additional services to our subscribers and drive operating costs down by leveraging economies of scale. The key elements of our strategy include:

  •
  Target Underserved Markets: Our services are targeted toward markets underserved by traditional communications companies. We believe these underserved market segments are among the fastest growing segments within the broadband services market in the United States. In rural markets, only 31% of households had broadband connections as opposed to 52% in urban 49% in suburban markets.(17)

(17)
Pew Internet & American Life Project, Home Broadband Adoption 2007.

•
Rapidly Grow our Subscriber Base Through Acquisitions: The industry for providing wireless broadband is highly fragmented, marked by thousands of companies, many of which are small or family-run and, as a result of their limited scale, generally operate with nominal profit margins. The fragmented nature of the rural market combined with the lack of well capitalized strategic consolidators allows us to acquire companies at a discount to what we consider to be the valuation of these businesses under our ownership and operating platform.

We consistently evaluate companies that we view as favorable acquisition targets. Targets that we consider attractive typically have greater than 1,000 subscribers and have positive to neutral earnings before interest, taxes, depreciation and amortization, or EBITDA. Based upon our experience, we believe we will be able to lower operating expenses of these companies by leveraging economies of scale that can be achieved through centralized management, our OSS and greater purchasing power. For example, following the acquisition of SpeedNet Services, Inc., we reduced costs in the areas of network transport through volume discounts with vendors, in salaries and benefits through reduction of duplicative executive staff, and in general and administrative expenses through reduction in rent costs. These reductions in our first year of operations of SpeedNet Services, Inc. will be $600,000 or 12% from the cash operating expenses under the prior ownership. In addition to lowering operating expenses, our model anticipates that each of our acquisitions will produce revenue and subscriber growth, further expanding EBITDA margins. Based on our past growth trends, we believe we will be able to increase sales of our acquired businesses through incremental marketing expenditures, leveraging our existing sales channels and re-energizing acquired brands if applicable.

  •
  Continue to Execute Upon our Proven Business Model: Our business model has enabled us to achieve significant subscriber growth allowing us to spread our fixed costs over a growing customer base. We plan to continue growing our subscriber base through expansion of our existing coverage and organic subscriber growth. In the markets we serve, we estimate a combined target market of more than 2,000,000 people as well as small to mid-sized businesses that represent potential subscribers. Our strategy for subscriber growth combines a local presence with an established distribution channel, including our partnerships with satellite television providers and other resellers within our markets. We believe the quality of our service offerings, coupled with our competitive prices and continued marketing efforts at the local level, positions us to continue to capture a meaningful penetration of our market footprint in existing markets and those markets surrounding our existing footprint.

  •
  Continue to Develop and Evolve Bundled Services: We intend to increase our average revenue per user and improve subscriber retention by offering value-added services to our subscribers. By advertising a lower-priced bundle of data and video at a competitive price-point, we have been able to accelerate sales of our services, particularly in rural markets where satellite video penetration tends to be highest. We have had success in marketing these services ourselves through various direct marketing methods, as well as through our network of resellers and dealers. Often, the dealers will co-op advertising with us, enabling greater reach for both us and the dealer. We expect the reliance of these methods will increase as we expand our mix of services.

  Other value-added services beyond video bundling designed to increase the revenue we generate from each subscriber and to provide a more attractive product offering to prospective subscribers may include VoIP service, Internet video and music services, WiFi hotspots and security and SPAM-blocking services.

  •
  Advanced Data Services: We anticipate that we will be able to increase revenues and market penetration by providing a mobile or nomadic broadband Internet service using WiMAX technology in the more densely populated markets we serve. A nomadic or mobile product creates a differentiated service offering compared to the traditional telephone and cable companies and allows for significant revenue growth while mitigating potential increased competition. We expect to leverage our established, low-cost fixed wireless networks and growing subscriber base to build WiMAX networks, potentially mitigating the risks associated with some of our competitors' WiMAX-only build out model.

  •
  Build Our Brands and Strengthen Our Distribution: We believe marketing efforts at the local level create a competitive advantage by creating awareness of our brand while strengthening our ties to our communities. Our multi-pronged sales and marketing approach leverages our local brand and presence and focuses on establishing strong distribution channels in each market. These marketing efforts include working with businesses and community groups at the local level for brand and service awareness. Additionally, we work with distribution partners such as satellite television providers, to offer bundled services within our markets.

Competition

          The market for broadband services is highly competitive. We believe rural markets have much less competitive dynamics than urban markets, given the relatively high cost to deploy traditional networks in less densely populated areas. However, we are often not the only provider of broadband services in our markets. We face competition primarily from cable operators that offer broadband over cable networks, incumbent local exchange carriers, or ILECs, that offer DSL, satellite operators, wireless broadband service providers and mobile cellular operators. We compete with these companies on the basis of availability, price, speed and portability of the services. Specifically, our competitors include the following:

Incumbent Local Exchange Carrier and Cable Companies

          We face competition from ILECs in the small markets in the Midwest and West. In particular, we generally face competition from companies such as Qwest Communications International Inc., AT&T Inc. and smaller regional or local phone companies. If the market has a significant population density (35,000 - 50,000+), the larger ILECs have typically deployed DSL in the one central office, or CO, in the market. DSL deployments by smaller regional and local phone companies vary; however, we believe that they are restricted by DSL's distance limitations.

          Cable operators typically deploy a hybrid fiber-COAX in order to offer broadband through a cable modem service. In markets with a population of 35,000-50,000 or more, cable modem service is often available to most households, with somewhat less availability to businesses. In these markets, we compete against large cable providers such as Cox Communications, Inc. and smaller, regional cable providers, such as Cable One, Inc. and Bresnan Communications, LLC.

Wireless Broadband Service Providers

          We also face competition from other wireless broadband providers that use unlicensed or licensed spectrum. For example, there may be a locally owned "mom & pop" wireless broadband operator present in the market offering local services. We believe these operators lack the operating scale and thus are marked with significantly higher prices or inefficient operations.

          Wireless broadband competition may also come from local governments, universities, and municipalities that provide "WiFi" networks over unlicensed spectrum. These services are occasionally characterized as public-private partnerships and may be partially subsidized. In some cases, they are offered to subscribers at no cost at all.

          In addition, Sprint Nextel Corporation, which holds 2.5 GHz licenses throughout much of the United States, has announced plans to invest up to $3 billion in building out a nationwide WiMAX-based network. Sprint Nextel Corporation plans to have WiMAX pre-commercial service in the Chicago, Baltimore and Washington, D.C. areas by year-end 2007, with commercial service in a number of markets beginning in April 2008. Sprint Nextel Corporation intends to provide services under the "Xohm" brand. Clearwire Corporation also offers wireless high speed Internet access utilizing WiMAX-based technology in over 30 markets in the United States. In terms of both domestic deployments and subscribers, Clearwire Corporation is the largest company providing advanced data services. Both Sprint Nextel Corporation and Clearwire Corporation are focused on larger population centers, underscoring the significant market opportunity available to us in serving underserved rural markets.

Satellite

          Satellite providers such as WildBlue Communications, Inc. and Hughes Network Systems, LLC also offer broadband data services in rural and underserved markets. Although satellite has the capability to serve a large geographic area, the service levels can be impaired by the distance the signal travels to and from the satellite. Communication delays, or latency, can significantly inhibit satellite providers' ability to offer advanced services, such as VoIP and online gaming. We believe our services can be provided to our target customers more efficiently and at more competitive prices than satellite broadband services as we are able to leverage our marketing and field operations in focused market areas.

Cellular and PCS Services

          Many of the major mobile wireless carriers offer higher data rate access plans, but these plans are either restricted to larger urban and suburban markets or the actual data transfer rate can be significantly less than our fixed broadband services. However, wireless carriers continue to expand their evolution-data optimized network coverage, allowing advanced data services to be offered to a broader subscriber base. Also, wireless carriers have continued to leverage data services by offering personal computer data card devices, providing customers wireless access to the Internet. We believe that these nationwide players will continue to focus on larger metropolitan markets, and are limited with regards to data transfer rate comparatively.

Other

          We believe other emerging technologies may also seek to enter the broadband services market. For example, power and distribution companies have attempted to provide broadband services over their existing power lines with varying levels of success. While there are only a few commercial deployments of this technology, broadband over power lines may prove to be a means of providing competitive services in our target markets. The upcoming 700 MHz auction may also provide existing service providers and potentially new market entrants such as Google Inc. and Microsoft Corporation an opportunity to offer additional data services. However, build-out of this spectrum may not occur before 2009 so we believe these providers will likely target more urban areas initially.

Competitive Strengths

          We have established ourselves in the wireless broadband industry through a demonstrated track record of acquiring and integrating acquisitions and organically growing our subscriber base. We have achieved our position due to the following competitive strengths:

  •
  Simple, Differentiated Service: Our service is designed to attract customers by offering simple, reliable and affordable wireless broadband that is a competitive alternative to the offerings of traditional phone and cable companies.

  •
  Efficient Economic Model: We believe that the operations of our business are characterized by low, and typically declining, fixed operating and capital costs. As we utilize a recurring subscription-based model, a relatively small number of subscribers are required to cover our fixed operating costs. The majority of our capital costs are success-based as we incur capital expenditures in the form of customer premise equipment. As a result, these capital costs are incurred only when we sign on additional subscribers and receive the associated revenues. As our capabilities evolve, we also expect to generate incremental revenue from our subscriber base by developing and offering premium services, such as VoIP.

  •
  Cash Flow Strengthened by Accretive Acquisitions: We believe that our large and growing subscriber base combined with our customizable OSS allows for a material reduction of operating expenses in the areas of Internet bandwidth, headcount and overhead. As a result, these acquisitions are typically accretive on an operating basis as we can quickly expand EBITDA margins under our ownership. In addition, our acquisition candidates are typically capital constrained and have minimal marketing dollars resulting in slow or no subscriber growth and networks with significant underutilized capacity. The application of our proven operating platform and marketing initiatives, such as the use of our network of resellers and local, direct marketing allows us to quickly increase the rate of subscriber and revenue growth, providing further increases in EBITDA. Due to the growing economies of scale that result from an increasing subscriber base with marginal increases to fixed costs, we are able to operate these acquired businesses profitably with higher implied valuations, creating a valuation spread.

  •
  Highly Experienced Management Team: Our management team has been actively involved in the telecommunications industry, with a focus on wireless voice/data, for an aggregate total of over 65 years. Our founders have built, operated or helped finance numerous wireless and fiber optic networks. Current management has a wide range of experience in the telecommunications industry, including overseeing the construction and management of a regional cellular network and a nationwide paging network, participating in the financing and operations of international fiber optic networks, successfully integrating wireless telecommunications acquisitions and financing early stage technologies, equipment and chip-set companies.

  •
  Scalable Technology Differentiator: Our approach to back-office operations has been instrumental in our ability to successfully manage markets across disparate geographies and to profitably integrate acquisitions. Our OSS handles all network management, diagnostic and technical support functions, and subscriber service related tasks, such as subscriber pre-qualification, order entry, scheduling and trouble ticket management. To maintain flexible, customized systems and reduce cost, whenever feasible we incorporate open source solutions into the commercially available software we use. The visibility that these systems provide into the network and the end-user allows us to reduce local overhead as well as centralize technical and support functions.

Regulatory Matters

          Wireless broadband services are subject to regulation by the Federal Communications Commission. At the federal level, the Federal Communications Commission has jurisdiction over wireless transmissions over the electromagnetic spectrum, all interstate and foreign telecommunications services, and many aspects of intrastate telecommunications. State regulatory commissions have jurisdiction over many aspects of intrastate telecommunications. Municipalities may regulate limited aspects of our business by, for example, imposing zoning requirements and requiring installation permits.

Telecommunications Regulation

          Our wireless broadband systems can be used to provide Internet access service, interconnected VoIP service and virtual private networks, or VPNs. The Federal Communications Commission has classified Internet access service as an interstate information services that is subject to regulation under Title I of the Communications Act of 1934, as amended, or the Communications Act. Accordingly, most regulations that apply to telephone companies and other common carriers under Title II of the Communications Act do not apply to our wireless broadband Internet access service. For example, we are not currently required to contribute a percentage of gross revenues from our Internet access services to universal service funds used to support local telephone service and advanced telecommunications services for schools, libraries and rural health care facilities, or "USF Fees."

          The Federal Communications Commission has not yet classified interconnected VoIP service as an information service regulated under Title I of the Communications Act, or as a telecommunications service regulated under Title II of the Communications Act. However, the Federal Communications Commission has classified interconnected VoIP service as interstate telecommunications for purposes of USF fees. As a result, we must pay USF Fees on the gross revenues we derive from providing interconnected VoIP service to end users. We are not required to pay USF fees on the gross revenues we derive from providing interstate telecommunications to other carriers, such as interconnected VoIP service providers, where we act as a carrier's carrier, provided that we verify that the other carrier is registered to pay and is paying USF fees on its service to end users. The USF fee rate for the second quarter of 2007 was 11.7% of gross revenues derived from the provision of interstate telecommunications to end users. Beginning in late 2007, similar fees used to support interstate telecommunications relay service providers will apply to interconnected VoIP providers as well. At the present time, VoIP is not a material contributor to our revenues.

          We are not required to file tariffs with the Federal Communications Commission, setting forth the rates, terms, and conditions of our Internet access service. The Federal Communications Commission, however, is currently considering whether to impose various consumer protection obligations, similar to Title II obligations, on wireless broadband Internet access providers. These requirements may include obligations related to truth-in-billing, slamming, service discontinuance, customer proprietary network information and federal universal service funds mechanisms. Internet access providers are currently subject to generally applicable state consumer protection laws enforced by state Attorneys General and general Federal Trade Commission consumer protection rules.

          The Federal Communications Commission has not yet classified interconnected VoIP services as information services or telecommunications services under the Communications Act. In November 2004, the Federal Communications Commission determined that, regardless of their regulatory classification, certain interconnected VoIP services qualify as interstate telecommunications subject to the jurisdiction of the Federal Communications Commission. The Federal Communications Commission preempted state regulations that address such issues as entry certification, tariffing, and enhanced 911 requirements.

          The Federal Communications Commission is conducting a comprehensive proceeding to address all types of Internet protocol-enabled services, including interconnected VoIP service, and to consider what regulations, if any, should be applied to such services, as use of broadband services becomes more widespread. In June 2005, the Federal Communications Commission adopted the first set of regulations in this comprehensive Internet protocol-enabled proceeding, imposing enhanced 911-related requirements on interconnected VoIP service providers as a condition of offering such service to consumers. The Federal Communications Commission defined "interconnected VoIP service" as voice service that:

  •
  enables real-time, two-way voice communications;

  •
  requires a broadband connection from the user's location;

  •
  requires Internet protocol-compatible customer premises equipment; and

  •
  permits users generally to receive calls that originate on and terminate to the public switched telephone network.

Effective November 28, 2005, all interconnected VoIP providers are required to transmit, through the wireline, all 911 calls, as well as a call-back number and the caller's registered location for each call, to the appropriate public safety answering point that is capable of receiving and processing that information. In addition, all interconnected VoIP providers must have a process to obtain a subscriber's registered location prior to activating service, and must allow their subscribers to update their registered location immediately if the subscriber moves the service to a different location. Interconnected VoIP providers are also required to prominently and in plain English advise subscribers of the manner in which dialing 911 using VoIP service is different from dialing 911 service using traditional telephone service, and to provide warning labels with VoIP equipment.

          On August 5, 2005, the Federal Communications Commission adopted an Order finding that both facilities-based broadband Internet access providers and interconnected VoIP providers are subject to the Communications Assistance for Law Enforcement Act, or CALEA, which requires service providers covered by that statute to build certain law enforcement surveillance assistance capabilities into their communications networks. The Federal Communications Commission required facilities-based broadband Internet access providers and interconnected VoIP providers to comply with CALEA requirements by May 14, 2007.

          On May 3, 2006, the Federal Communications Commission adopted an additional Order addressing CALEA compliance obligations of these providers. In that order, the Federal Communications Commission:

  •
  affirmed the May 14, 2007 compliance deadline;

  •
  indicated compliance standards are to be developed by the industry within the telecommunications standards-setting bodies working together with law enforcement;

  •
  permitted the use of certain third parties to satisfy CALEA compliance obligations;

  •
  restricted the availability of compliance extensions;

  •
  concluded that facilities-based broadband Internet access providers and interconnected VoIP providers are responsible for any CALEA development and implementation costs;

  •
  declared that the Federal Communications Commission may pursue enforcement action, in addition to remedies available through the courts, against any non-compliant provider; and

  •
  adopted interim progress report filing requirements.

          On June 27, 2006, the Federal Communications Commission released an Order addressing USF fee obligations of interconnected VoIP service providers. The Federal Communications Commission amended the USF rules to require providers of interconnected VoIP service to contribute to the USF under the existing contribution methodology. Interconnected VoIP providers must report and contribute to the USF on all their interstate and international end-user telecommunications revenues, using one of three options:

  •
  they may use the interim safe harbor established in the June, 2006 Order, under which 64.9% of their traffic is presumed to be interstate or international;

  •
  they may report based on their actual interstate telecommunications revenues; or

  •
  they may rely on traffic studies subject to certain conditions.

All interconnected VoIP providers must file a Federal Communications Commission Form 499-A with the Federal Communications Commission for registration purposes even if they qualify for the de minimis exemption for contribution purposes. Interconnected VoIP service also may be subject to state and local taxation.

          In a decision released April 2, 2007, the Federal Communications Commission determined that interconnected VoIP providers should be subject to its rules implementing Section 222(c) of the Communications Act, which governs telecommunications carriers' use of customer proprietary network information, or CPNI. CPNI is customer-specific information derived from the provision of telecommunications service, including call detail and caller location information. Federal Communications Commission rules permit carriers and interconnected VoIP providers to use CPNI to market the services they already provide to customers, and for limited service-related and fraud prevention purposes, without prior customer approval. All other uses or third party disclosure of CPNI generally require prior customer approval, as follows: service providers, either themselves or through agents, may use CPNI to market other communications-related services through "opt-out" consent such that the service provider may use CPNI unless the customer affirmatively instructs the service provider otherwise; all other use or third party disclosure of CPNI, including any use of location information, requires "opt-in" approval whereby a service provider may not use or disclose CPNI without the customer's express affirmative permission. The Federal Communications Commission rules also require that carriers and interconnected VoIP providers implement personnel, network and related safeguards to protect CPNI from unauthorized third party disclosure.

          In a decision released on April 21, 2004, the Federal Communications Commission determined that interconnected VoIP calls that connect to the public switched telephone network, or PSTN, at both ends of the call are subject to the same access charges as a circuit switched call. Interconnected VoIP calls that connect to the PSTN at one end of the call are subject to either a terminating or originating access charge, depending upon which end of the call connects to the PSTN.

          Broadband Internet-related and Internet protocol-services regulatory policies are continuing to develop, and it is possible that our broadband Internet access and VoIP services could be subject to additional regulations in the future. The extent of the regulations that will ultimately be applicable to these services and the impact of such regulations on the ability of providers to compete are currently unknown.

Spectrum Regulation

          The Federal Communications Commission routinely reviews its spectrum policies and may change its position on spectrum allocations from time to time. On June 7, 2007, the Federal Communications Commission issued a Memorandum Opinion and Order regarding rules for the 3650-3700 MHz spectrum band. Currently, this band is allocated for use to an unlimited number of operators pursuant to a link registration process. Similarly, the Federal Communications Commission has modified regulation in the 2.5 GHz BRS/EBS spectrum band and, from time to time, can modify or change spectrum allocations pursuant to rulemaking proceedings. We believe that the Federal Communications Commission is committed to allocating spectrum to support wireless broadband deployment throughout the United States and will continue to modify its regulations to foster such deployment, which will help us implement our existing and future business plans.

Internet Taxation

          The Internet Tax Non-Discrimination Act, which was passed by Congress in November 2004 and signed into law in December 2004, renewed and extended until November 2007, a moratorium on taxes on Internet access and multiple, discriminatory taxes on electronic commerce. This moratorium had previously expired in November 2003, and as with the preceding Internet Tax Freedom Act, "grandfathered" states that taxed Internet access prior to October 1998 to allow them to continue to do so. Certain states have enacted various taxes on Internet access or electronic commerce, and selected states' taxes are being contested on a variety of bases. However, state tax laws may not be successfully contested and future state and federal laws imposing taxes or other regulations on Internet access and electronic commerce may arise, any of which could increase the cost of providing Internet services, which could, in turn, materially adversely affect our business.

Employees

          As of September 30, 2007, we had 65 full-time and 6 part-time employees. Of these employees, approximately, 20 serve in customer service and support positions, 28 serve as network engineers and field technicians, 14 serve in accounting and administrative positions and 9 serve in sales and marketing positions. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Property

          We lease approximately 10,000 square feet of office space in Omaha, Nebraska for $8,450 per month, plus applicable taxes, subject to adjustments in accordance with consumer price index fluctuations. The current lease term expires on April 1, 2012, at which time we have the option to extend the lease for an additional five-year period. This facility serves as our corporate headquarters.

          We lease approximately 3,200 square feet of office space for a field office in Las Vegas, Nevada for approximately $3,872 per month. The current lease term expires on April 30, 2010.

          We lease approximately 1,350 square feet of office space for a field office in Pocatello, Idaho for $579 per month. The current lease term expires on February 28, 2008, at which time we have the option to extend the lease for additional one-year periods.

          We lease approximately 2,000 square feet of office space for a field office in Idaho Falls, Idaho for $714 per month. The current lease term expires on March 31, 2008, at which time we have the option to extend the lease for additional one-year periods.

          We lease approximately 1,200 square feet of office space for a field office in Grand Junction, Colorado for $710 per month on a month-to-month basis.

          We lease approximately 2,400 square feet of office space for a field office in Centerville, Iowa for approximately $800 per month. The current lease term expires on July 31, 2010.

          We believe that our current facilities are adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities. In the opinion of the management, each of our properties is adequately covered by insurance.

Legal Proceedings

          To our knowledge, except as described below, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

          On March 9, 2006, Ajilon Communications, LLC filed a complaint in the District Court in Clark County, Nevada, against KeyOn Communications, LLC, a wholly owned subsidiary of KeyOn Communications, Inc., seeking $140,000 in unpaid invoices. On August 23, 2007, KeyOn Communications, LLC filed a counter claim against Ajilon Communications, LLC seeking unspecified damages for breach of contract and fraud. With respect to this suit, it has been stipulated that from March 2005 through August 2005, Ajilon Communications, LLC performed installation and technical support services for KeyOn Communications, LLC. KeyOn Communications, LLC, however, has alleged that it was fraudulently billed for these services by Ajilon Communications, LLC and that the work contracted for was not properly completed. The parties have commenced discovery with limited amounts having been served and/or responded to. A trial date has been scheduled for March 2008.

MANAGEMENT

          The following table sets forth information regarding the members of our board of directors and our executive officers. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
Jonathan Snyder	35	Chief Executive Officer, President and Director
Jerome Snyder	67	Chairman of the Board of Directors
Annette Eggert	41	Chief Financial Officer
A. Robert Handell	60	Executive Vice President, Chief Operating Officer, Secretary and Director
Jason Lazar	34	Vice President, Corporate Development and General Counsel
Sidharth Ganju	48	Executive Vice President, Corporate Development and Strategy
Rory Erchul	35	Vice President, Marketing
David Bailey	49	Vice President, Western Region
R.C. Mark Baker	61	Director
Jeffrey Scott Rice	40	Director
Jason K. Horowitz	36	Director
Curtis W. Anderson	58	Director

          Jonathan Snyder, President, Chief Executive Officer and Director.    Mr. Snyder has served as our president, chief executive officer and as a director since August 2007. Mr. Snyder has been the president, chief executive officer and a director of KeyOn Communications, Inc. since February 2002. From May 2001 through June 2005, Mr. Snyder served as chairman of Transistor 8 LLC, a Santa Monica, California-based IT services firm. From 1996 through 1999, Mr. Snyder was a member of Pacific Capital Group, Inc. From 1994 through 1996, Mr. Snyder was an investment banker at Bear, Stearns & Co. Inc. While at Pacific Capital Group, Inc., Mr. Snyder was a founding shareholder of and former management executive at Global Crossing Limited. Mr. Snyder is a graduate of the Wharton School of Business at the University of Pennsylvania and earned his MBA from the Anderson School at UCLA.

          Jerome Snyder, Chairman of the Board of Directors.    Mr. Snyder has served as our chairman since August 2007. Mr. Snyder has served as chairman of KeyOn Communications, Inc. since 2004. Mr. Snyder has been an attorney since 1964 and is a founder and principal of companies in Nevada and regionally, including the predecessor to the Palace Station Hotel and Casino (now Station Casinos), Sun State Bank, Sun West Bank, Integrated Financial Associates, Medivisit, Border Billboard, Triple Crown of Polo, restaurants, and numerous professional, commercial and residential real estate developments.

          Annette Eggert, Chief Financial Officer.    Ms. Eggert has served as our chief financial officer since August 2007. Ms. Eggert has been the chief financial officer of KeyOn Communications, Inc. since June 2007. From March 2005 through June 2007, Ms. Eggert was the controller for the Interpublic Group Shared Services organization in Omaha, Nebraska. From December 2002 through March 2005, Ms. Eggert was the controller of Connectivity Solutions Manufacturing, Inc., a wholly owned subsidiary of CommScope, Inc. and from October 1990 though December 2002, Ms. Eggert held various finance and accounting positions at Connectivity Solutions Manufacturing, Inc. Ms. Eggert is a licensed CPA and holds an MBA from the University of Nebraska.

          A. Robert Handell, Executive Vice President, Chief Operating Officer, Secretary and Director.    Mr. Handell has served as our executive vice president, chief operating officer, secretary and as a director since August 2007. Mr. Handell has served as a director of KeyOn Communications, Inc. since December 2004 and as chief operating officer since January 2007. From July 2002 through December 2006, Mr. Handell served as president and as a director of CalNevAr Ventures, Inc., an entity formed to provide operational consulting services to KeyOn Communications, Inc. From May 2000 through July 2003, Mr. Handell served as chief executive officer and president of BroadLink Communications Inc., a high-speed wireless data network operator headquartered in Santa Rosa, California. From April 1997 through April 2000, Mr. Handell served as president of Edison Source, an Edison International company. From January 1996 through June 1997, Mr. Handell served as president and chief executive officer of AccessLine Technologies Inc., a provider of personal number software and systems to telecommunications carriers. From July 1991 through December 1995, Mr. Handell served as executive vice president and chief operating officer of BellSouth MobileComm and from April 1987 through June 1991, Mr. Handell served as vice president of sales, marketing and customer service at Bell Atlantic Mobile Systems.

          Jason Lazar, Vice President, Corporate Development and General Counsel.    Mr. Lazar has served as our vice president, corporate development and general counsel since August 2007. Mr. Lazar was the director of corporate development of KeyOn Communications, Inc. from March 2002 to June 2006 and has been the vice president, corporate development and general counsel of KeyOn Communications, Inc. since June 2006. From May 2000 through March 2002, Mr. Lazar served as a director of ITU Ventures, a leading early-stage venture capital firm with more than $75,000,000 under management. Mr. Lazar holds a B.A. form Lehigh University and a J.D. from the Benjamin N. Cardozo School of Law at Yeshiva University.

          Sidharth Ganju, Executive Vice President, Corporate Development and Strategy.    Mr. Ganju has served as our executive vice president, corporate development and strategy since October 2007. From 1988 through October 2007, Mr. Ganju held various management positions at BellSouth Corporation, including executive director, corporate development from 1998 through October 2007. From 1993 through 1997, Mr. Ganju held various positions at the wireless and the international divisions of BellSouth Corporation, serving as a director of BellSouth Wireless from 1996 through 1997, a director, business development at BellSouth International from 1994 through 1996, and a director, paging and wireless strategy at BellSouth Enterprises from 1993 through 1994. From 1988 through 1992, Mr. Ganju was a senior manager, business planning and pricing at MobilComm, a subsidiary of BellSouth Corporation. Mr. Ganju holds a B.S. in electrical engineering from University of Delhi, India and earned his MBA from the University of Mississippi. Mr. Ganju is a chartered financial analyst (CFA).

          Rory Erchul, Vice President, Marketing.    Mr. Erchul has served as our vice president of marketing since August 2007. Mr. Erchul has been the vice president of marketing of KeyOn Communications, Inc. since July 2007. From December 2006 through June 2007, Mr. Erchul served as vice president of marketing and customer service for Allegiance Communications, LLC, a rural cable company based in Shawnee, Oklahoma. From February 2004 to December 2006, Mr. Erchul served as regional manager for KeyOn Communications, Inc.'s Idaho operations. From April 2001 to February 2004, Mr. Erchul served as marketing director for Cable ONE, Inc. in Pocatello, Idaho. From January 1998 to April 2001, Mr. Erchul served as marketing director for Cable ONE, Inc. in Norfolk, Nebraska and from February 1994 to January 1998 as marketing assistant and telemarketing manager for Cable ONE, Inc. in Fargo, North Dakota. Mr. Erchul holds a B.S. from Moorhead State University.

          David Bailey, Vice President, Western Region.    Mr. Bailey has served as our vice president, western region since August 2007. Mr. Bailey has been the vice president, western division of KeyOn Communications, Inc. since July 2007. From June 2005 to June 2007, Mr. Bailey served as general manager for KeyOn Communications, Inc.'s Colorado, Idaho and Iowa operations. From March 2001 to June 2005, Mr. Bailey served as the director of Ridge Communications LLC, a Denver, Colorado-based telecommunications services firm. From November 1991 to March 2001, Mr. Bailey served as regional director for Ericsson, managing operations and developing new business with BellSouth Corp. and Qwest Communications International Inc. From May 1988 to November 1991, Mr. Bailey served as a product marketing engineer for Hewlett-Packard Company in Colorado Springs, Colorado. Mr. Bailey holds a B.S. from Mesa State College.

          R.C. Mark Baker, Director.    Mr. Baker has served as a director since August 2007. Mr. Baker has served as a director of KeyOn Communications, Inc. since April 2005. Since September 2003, Mr. Baker has served as chief executive officer of Touchstone Systems, Inc., a supplier of VoIP termination services to Tier 1 and Tier 2 customers around the world. Since 2003, Mr. Baker has also been a director of Cornerstone-On-Demand Inc., a California based provider of human capital management solutions. From November 1999 to January 2003, Mr. Baker served as a director of Ionex Telecommunications, Inc., a competitive local exchange carrier, and from July 1999 to July 2002, Mr. Baker served as its president and chief executive officer. From June 1998 to March 1999, Mr. Baker served as chief executive officer of USA Global Link GmbH. From December 1993 to June 1998, Mr. Baker held various senior positions with AT&T Inc., including executive vice president — international and vice president international traffic management, and from November 1989 to September 1992, Mr. Baker served as president and chief executive officer of British Telecom North America.

          Jeffrey Scott Rice, Director.    Mr. Rice has served as a director since August 2007. Mr. Rice has served as a director of KeyOn Communications, Inc. since April 2005. From January 1999 through October 2004, at which time it was sold, Mr. Rice was chairman and chief executive officer of OneWest, Inc., one of the largest privately held regional Internet service providers in the Intermountain West. From December 1997 through January 1999, Mr. Rice served as a principal and founding partner of Diabetic Sense, Inc. (a Catalyst Rx Company), a diabetic management company based in Las Vegas, Nevada. From March 1995 though October 1997, Mr. Rice served as a director of sales for APB America, Inc., a national pharmacy benefits management company.

          Jason K. Horowitz, Director.    Mr. Horowitz has served as a director since October 2007. Since February 2005, Mr. Horowitz has served as senior vice president of business and legal affairs of CKX, Inc. (Nasdaq: CKXE), a diversified media company. From August 2000 to February 2005, Mr. Horowitz was the vice president of legal affairs of FXM, Inc., a private investment firm. From October 1999 to July 2000, Mr. Horowitz was associate counsel for SFX Entertainment, Inc., the world's largest presenter and promoter of live entertainment. Mr. Horowitz received a B.A. from the University of Pennsylvania and a J.D. from Fordham University School of Law. Mr. Horowitz is a member of the advisory board of Steppingstone Day School, a not for profit school for handicapped babies and preschoolers.

          Curtis W. Anderson, Director.    Mr. Anderson has served as a director since October 2007. Since 1988, Mr. Anderson has served as chief executive officer of Fair, Anderson, & Langerman, a certified public accounting and business advisory firm. In addition, Mr. Anderson is a founder and director or Service 1st Bank of Nevada and is an experienced real estate developer and business investor. Mr. Anderson is also active in numerous several civic associations and currently serves on the board of Opportunity Village, a not-for-profit that serves people with intellectual disabilities, and the Las Vegas Art Museum. Mr. Anderson is a licensed CPA and received a B.S. from the University of Notre Dame.

          Except for Jerome Snyder and Jonathan Snyder, who are father and son, respectively, there are no family relationships among our directors or executive officers.

Board Committees

          Since October 2007, the standing committees of our board of directors consist of an audit committee, a compensation committee and a nominating committee. Each member of our committees is "Independent" as such term is defined under and required by the federal securities laws and the rules of The Nasdaq Stock Market.

Audit Committee

          The audit committee of the board of directors is currently comprised of Messrs. Anderson, Baker and Rice, each of whom is an independent director. Mr. Anderson is a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-B and serves as chairman of the audit committee. The audit committee's duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

          The compensation committee of the board of directors is currently comprised of Messrs. Rice and Horowitz. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our stock option plans and recommends and approves grants of stock options under such plans.

Nominating Committee

          We established a nominating committee of the board of directors, currently comprised of Messrs. Horowitz and Baker. The nominating committee considers and makes recommendations on matters related to the practices, policies and procedures of the board and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the board and board committees, coordinates evaluation of board performance and reviews board compensation. The committee also acts as a screening and nominating committee for candidates considered for election to the board. In this capacity it concerns itself with the composition of the board with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other board members, management, stockholders or external sources and all self-nominated candidates. The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other board members, management and search companies.

Code of Ethics

          Our board of directors has adopted a code of conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The audit committee is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table summarizes the annual and long-term compensation paid to Jonathan Snyder, our chief executive officer, and A. Robert Handell, our executive vice president, chief operating officer and secretary, whom we jointly refer to in this prospectus as the "named executive officers." Except for Mr. Handell, no other executive officer received annual remuneration in excess of $100,000 during 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Jonathan Snyder President and Chief Executive Officer (principal executive officer)	2006 2005	— 46,875	— —	— 397,146	— —		— 444,021
A. Robert Handell Executive Vice President, Chief Operating Officer and Secretary	2006 2005	— —	— —	— 528,586	125,000 125,000	(2) (2)	125,000 653,586

(1)
Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R, Share Based Payment. For information regarding our valuation of option awards, see "Critical Accounting Policies — Stock-Based Expense."

(2)
During each of the fiscal years ended December 31, 2005 and 2006, we paid CalNevAr Ventures, Inc., an entity formed to provide operational consulting services to us and with respect to which A. Robert Handell and his family are the sole stockholders, consulting fees of $125,000.

Outstanding Equity Awards at Fiscal Year-End

          The following table summarizes the outstanding equity awards to our named executive officers as of December 31, 2006:

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jonathan Snyder	182,629	—	0.0006	April 25, 2010
A. Robert Handell	243,072	—	0.0006	April 25, 2010

(1)
All figures have been adjusted to account for our August 9, 2007 reverse merger, pursuant to which each share of KeyOn Communications, Inc. was exchanged for 60.44288 shares of our common stock.

2007 Incentive Stock and Awards Plan

          On August 9, 2007, our board of directors and stockholders adopted the 2007 Incentive Stock and Awards Plan. The purpose of the 2007 Incentive Stock and Awards Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. Under the 2007 Incentive Stock and Awards Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The 2007 Incentive Stock and Awards Plan is administered by our board of directors. Upon consummation of our reverse merger on August 9, 2007, we granted options to purchase common stock under the 2007 Incentive Stock and Awards Plan to the following executive officers:

Name	Shares Subject to Options	Exercise Price	Vesting Schedule	Expiration
Jonathan Snyder	75,000	$4.00	100% on the one year anniversary of the grant date	10 years from date of grant
A. Robert Handell	37,500	$4.00	100% on the one year anniversary of the grant date	10 years from date of grant
Jason Lazar	37,500	$4.00	100% on the one year anniversary of the grant date	10 years from date of grant

Director Compensation

          The following table summarizes the compensation awarded to our directors in 2006:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Jeffrey Scott Rice	—	72,849	72,849
R.C. Mark Baker	—	72,849	72,849

(1)
Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R, Share Based Payment. For information regarding our valuation of option awards, see "Critical Accounting Policies — Stock-Based Expense."

          During June 2007, KeyOn Communications, Inc. ratified the grant of 1,000 options to each of its directors who were not stockholders of KeyOn Communications, Inc. These options were awarded for service commencing in April 2005 and vested through April 2009, half of which options have vested. In connection with our reverse merger on August 9, 2007, each of these directors, who are now our directors, exchanged his 1,000 options to purchase common stock of KeyOn Communications, Inc., at an exercise price of $75 per share, for 60,443 options to purchase our common stock at an exercise price of $2.48 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On January 30, 2007, we issued a $3,000,000 promissory note to Sun West Bank, pursuant to which Sun West Bank advanced $3,000,000 to us. As of September 30, 2007, there was $3,000,000 of principal outstanding under this note and approximately $69,375 of accrued interest. This note matures on January 30, 2008. Repayment under this note has been guaranteed by Jonathan Snyder, our president, chief executive officer and a director, and Barry Becker, a former director who resigned in October 2007. Jerome Snyder, our chairman, and Steven Shearing have agreed to indemnify Jonathan Snyder and Barry Becker for certain obligations under this guaranty. Jerome Snyder is a minority shareholder and director of Sun West Bank.

          From 2002 through 2006, A. Robert Handell served as our chief operating officer pursuant to a consulting agreement we entered into with CalNevAr Ventures, Inc., a company controlled by Mr. Handell. During each of 2005 and 2006, we paid CalNevAr Ventures, Inc. consulting fees of $125,000 in connection with Mr. Handell serving as our chief operating officer. In addition to consulting fees, in 2005, we loaned CalNevAr Ventures, Inc. approximately $37,500 for additional services, which was forgiven by us in 2006.

Director Independence

          R.C. Mark Baker, Jeffrey Scott Rice, Curtis W. Anderson and Jason K. Horowitz are independent directors, as provided in Nasdaq Marketplace Rule 4200(a)(15).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information with respect to the beneficial ownership of our common stock as of November 15, 2007 by:

  •
  each person known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  each of the named executive officers; and

  •
  all of our directors and executive officers as a group.

          The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person's address is c/o KeyOn Communications Holdings, Inc., 11742 Stonegate Circle, Omaha, Nebraska 68164. As of November 15, 2007, we had 8,101,770 shares outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage Beneficially Owned Prior to the Offering(1)	Percentage Beneficially Owned After the Offering(1)(2)
Jonathan Snyder	998,461		12.32%	8.80%
Jerome Snyder	1,184,742	(3)	14.62%	10.43%
A. Robert Handell	349,063	(4)	4.31%	3.07%
R.C. Mark Baker	44,073	(5)	*	*
Jeffrey Scott Rice	44,073	(5)	*	*
Jason Horowitz	7,557	(6)	*	*
Curtis W. Anderson	6,861	(7)	*	*
All directors and executive officers as a group (12 persons)	2,882,591		34.02%	23.92%

*
Less than 1%.

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of November 15, 2007. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
Based on 11,351,770 shares of common stock issued and outstanding.

(3)
Includes 28,106 shares of common stock issuable upon the exercise of warrants and 79,483 shares of common stock held by Aarken Holdings, LLC, with respect to which Jerome Snyder is the managing member.

(4)
Includes 74,345 shares of common stock that are held jointly by A. Robert Handell and Dani Jo Handell, A. Robert Handell's spouse.

(5)
Includes 44,073 shares of common stock issuable upon the exercise of options.

(6)
Includes 998 shares of common stock issuable upon the exercise of warrants.

(7)
These shares are held by Fair, Anderson & Langerman, with respect to which Mr. Anderson is the chief executive officer and a stockholder.

DESCRIPTION OF SECURITIES

          We are authorized to issue 95,000,000 shares of common stock and 5,000,000 shares of preferred stock. On October 26, 2007, we effectuated a 1-for-2 reverse split of our common stock. As a result of this reverse stock split, every two shares of our issued and outstanding common stock as of the close of business on October 26, 2007, were reclassified and combined into one whole share of common stock. On November 15, 2007, there were 8,101,770 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

          The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

          The board of directors is authorized, subject to stockholder approval and any limitations prescribed by law, to issue shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors following receipt of stockholder approval, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

Investor Warrants

          In connection with a private placement consummated on August 9, 2007, we issued investors five-year warrants to purchase up to an aggregate of 275,875 shares of common stock at an initial exercise price of $6.70 per share. If we fail to record at least $8,500,000 of consolidated pro forma revenue for the fiscal year ended December 31, 2007, as reported in our Annual Report on Form 10-KSB, the exercise price of these warrants will be reduced to $4.00 per share. Furthermore, until the earlier of (i) August 9, 2008, (ii) the filing of a registration statement with respect to which the shares underlying these warrant are registered for resale or (iii) the closing of a "firm commitment" or "best efforts" registered public offering by us, in the event we issue or sell any shares of any class of our common stock or any warrants or other convertible security pursuant to which shares of any class of our common stock may be acquired at a price less than $4.00 per share, subject to certain limitations, the then current exercise price of these warrants shall be reduced to an amount equal to the product of (i) the sub-$4.00 issuance price and (ii) 1.675; provided, however, that if the exercise price has already been adjusted to $4.00 due to our failure to achieve $8,500,000 in consolidated pro forma revenue for the fiscal year ended December 31, 2007, the adjusted exercise price shall be 100% of such sub-$4.00 issuance price.

          These investor warrants also contain a callable feature requiring their automatic exercise if the market price of our common stock is equal to or in excess of $12.00 for a period of 20 consecutive days and there is an effective registration statement covering the resale of the shares underlying the warrants. If a warrant holder fails to exercise a warrant within 30 days of receiving notice of our satisfaction of these automatic exercise conditions, the warrants held by such warrant holder shall expire.

Placement Agent Warrant

          In connection with our private placement on August 9, 2007, we issued an affiliate of WFG Investments, Inc., a placement agent, a three-year warrant to purchase up to 6,000 shares of common stock at an initial exercise price of $6.70 per share. The terms of this warrant are identical to the investor warrants described above, except for the expiration date.

Bridge Loan Warrant

          In connection with our Bridge Note Purchase Agreement, dated as of November 6, 2007, we issued the lender thereunder a five-year warrant to purchase up to 93,750 shares of common stock at an initial exercise price equal to the greater of $6.70 per share or the price per share of our common stock sold to investors in any transaction, or series of related transactions, in which we sell shares of our capital stock or securities convertible into shares of capital stock on or before December 31, 2007 in exchange for aggregate gross proceeds of at least $5,000,000.

Existing Warrants

          In addition to the foregoing, there are presently warrants outstanding to purchase up to an aggregate of 626,329 shares of common stock at exercise prices ranging from $3.30 to $6.70 per share, with a weighted average exercise price of $4.90 per share.

Registration Rights

          Pursuant to the subscription agreement from our August 9, 2007 private placement, we agreed that should we propose to file a resale registration statement under the Securities Act of 1933, as amended, at any time during the 2 year period commencing on August 9, 2007 with respect to an offering of equity securities or securities exercisable or exchangeable for, or convertible into, equity securities, by us solely for the account of our stockholders, other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to existing stockholders, (iii) for an offering of debt that is convertible into equity securities or (iv) for a dividend reinvestment plan, then we would agree to register for resale in such registration statement the common stock issued in the August 9, 2007 private placement and the common stock underlying the warrants issued in such private placement, subject to customary issuer, placement agent and underwriter cutbacks.

          Pursuant to the "bridge loan warrant," we agreed that should we propose to file a resale registration statement under the Securities Act of 1933, as amended, at any time during the 2 year period commencing on November 6, 2007 with respect to an offering of equity securities or securities exercisable or exchangeable for, or convertible into, equity securities, by us solely for the account of our stockholders, other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to existing stockholders, (iii) for an offering of debt that is convertible into equity securities or (iv) for a dividend reinvestment plan, then we would agree to register for resale in such registration statement the common stock underlying the "bridge loan warrant," subject to customary issuer, placement agent and underwriter cutbacks.

Lock-up Agreements

Private Placement Lock-Up Agreement

          On August 9, 2007, in connection with our private placement, each of our executive officers, directors, beneficial holders of more than 5% of our common stock and the former holders of approximately 80% of the common stock of KeyOn Communications, Inc. entered into lock-up agreements pursuant to which they agreed not to sell or otherwise transfer any of their shares of common stock until August 9, 2008, subject to certain limited exemptions.

Current Offering Lock-Up Agreement

          In connection with this offering, we and our executive officers and directors will be required to enter lock-up agreements for a period of 180 days following the closing of this offering, subject to approval of Avondale Partners, LLC and Stephens Inc. In addition, we are obligated to use commercially reasonable efforts to obtain similar lock-up agreements from our other existing security holders.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

          Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

  •
  they provide that special meetings of stockholders may be called only by our chairman, our president or by a resolution adopted by a majority of our board of directors;

  •
  they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

  •
  they allow us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

          We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

          Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

          We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission's opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

UNDERWRITING

          We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the number of shares of our common stock set forth opposite their names on the table below at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus as follows:

Name	Number of Shares
Avondale Partners LLC
Stephens Inc.

Total

          The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of common stock being offered by us if any shares are purchased.

          The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of the prospectus. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $                                 per share. Securities dealers may reallow a concession not in excess of $                                 per share to other dealers. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

          We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an aggregate of 487,500 additional shares of common stock at the public offering price set forth on the cover page of this prospectus less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the common stock offered hereby. If the over-allotment option is exercised in full, the underwriters will purchase additional shares of common stock from us in approximately the same proportion as shown in the table above.

          The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us.

Total
	Per Share	Without Over- Allotment	With Over-Allotment
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Proceeds, before expenses, to us	$	$	$

          We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $             , of which we estimate $275,000 will be legal fees and expenses.

          We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.

          Our directors, executive officers and stockholders holding, in the aggregate, approximately             % of our outstanding stock have agreed with the underwriters that, for a period of 180 days following the date of this prospectus, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock. In addition, so long as the transferee agrees to be bound by the terms of the lock-up agreement, a director, executive officer or stockholder may transfer his or her securities by gift or for estate planning purposes. The underwriters may, in their sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement.

          The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares.

  •
  In passive market making, market makers in the shares of common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made.

          An application has been made to list the common stock on the NASDAQ Capital Market under the symbol "KYON."

          These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

          Haynes and Boone, LLP, New York, New York, will pass upon the validity of the shares of our common stock offered by us pursuant to this prospectus. DLA Piper US LLP, San Diego, California, is counsel for the underwriters in connection with this offering.

EXPERTS

          The financial statements as of December 31, 2006, and for the years ended December 31, 2006 and 2005 included in this prospectus have been audited by L.L. Bradford & Co. LLC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

          We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, http://www.keyon.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB, our Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 11742 Stonegate Circle, Omaha, Nebraska 68164, Attention: Jason Lazar.

KeyOn Communications, Inc. Consolidated Financial Statements for the years ended December 31, 2006 and December 31, 2005
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2006	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2006 and 2005	F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 2006 and 2005	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and 2005	F-6
Notes to Consolidated Financial Statements	F-7
SpeedNet Services, Inc. Financial Statements for the years ended December 31, 2006 and December 31, 2005
Report of Independent Registered Public Accounting Firm	F-19
Balance Sheet as of December 31, 2006	F-20
Statements of Operations for the Years Ended December 31, 2006 and 2005	F-21
Statements of Shareholders' Deficit for the Years Ended December 31, 2006 and 2005	F-22
Statements of Cash Flows for the Years Ended December 31, 2006 and 2005	F-23
Notes to Financial Statements	F-24
KeyOn Communications, Inc. Condensed Consolidated Financial Statements as of September 30, 2007 and for the Nine Months Ended September 30, 2006 and 2007 (unaudited)
Condensed Consolidated Balance Sheet as of September 30, 2007	F-33
Condensed Consolidated Statement of Operations for the three months and nine month periods ended September 30, 2007 and 2006	F-34
Consolidated Statement of Stockholders' Equity for the nine months ended September 30, 2007	F-35
Condensed Consolidated Statement of Cash Flows for the nine month periods ended September 30, 2006 and 2007	F-36
Notes to Condensed Consolidated Financial Statements	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
KeyOn Communications, Inc.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of KeyOn Communications, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KeyOn Communications, Inc. as of December 31, 2006 and 2005, and the results of its activities and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
July 11, 2007
Las Vegas, Nevada

KEYON COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2006

2006
ASSETS
CURRENT ASSETS:
Cash	$4,690
Accounts receivable, less allowance for doubtful accounts	17,341
Prepaid expenses & other current assets	8,035

Total current assets	30,066

PROPERTY AND EQUIPMENT — Net	2,957,341
OTHER ASSETS
Goodwill	385,318
Intangible assets — net	135,963
Refundable deposits	65,619
Debt issuance costs	39,996

Total other assets	626,896

$3,614,303

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Cash overdraft	$63,860
Stock dividend payable	—
Revolving line of credit	100,000
Loans payable to shareholder	160,000
Current portion of notes payable	35,176
Current portion of notes payable to shareholders	1,085,999
Current portion of capital lease obligations	461,679
Accounts payable and accrued expenses	613,186
Deferred revenue	31,196

Total current liabilities	2,551,096

LONG-TERM LIABILITIES
Notes payable, less current maturities	128,736
Notes payable to shareholders, less current maturities	5,000
Capital lease obligations, less current maturities	526,634

Total long term liabilities	660,370

COMMITMENTS AND CONTINGENCIES
Minority Interest	—
SHAREHOLDERS' EQUITY:
Series A preferred stock, $0.01 par value; 80,000 shares authorized; 43,096 shares issued and outstanding as of December 31, 2006; 36,094 shares issued and outstanding as of December 31, 2005	431
Common stock, $0.01 par value; 400,000 shares authorized; 109,811 shares issued and outstanding as of December 31, 2006; 93,894 shares issued and outstanding as of December 31, 2005	1,098
Additional paid-in capital	6,449,219
Accumulated deficit	(6,047,911)

Total shareholders' equity	402,837

$3,614,303

See notes to consolidated financial statements.

KEYON COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUES:
Service & installation revenue	$2,284,396	$1,482,003
Support & other revenue	146,433	178,722

Total revenues	2,430,829	1,660,725

OPERATING COSTS AND EXPENSES:
Payroll, bonuses & taxes	1,329,654	1,289,182
Stock based compensation	13,059	991,783
Depreciation & amortization	1,063,881	626,423
Other general & administrative expenses	767,155	745,505
Network operating costs	665,259	494,849
Marketing & advertising	234,324	258,615
Professional fees	145,956	347,922
Installation expense	111,387	353,083

Total operating costs and expenses	4,330,675	5,107,362

LOSS FROM OPERATIONS	(1,899,846)	(3,446,637)
OTHER INCOME (EXPENSE):
Interest expense — net of interest income	(234,754)	(286,567)
Minority interest in income	713	12,417
Acquisition expense	(72,487)	—
Miscellaneous income	—	(6,470)

Total other income (expense)	(306,528)	(280,620)
PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(2,206,374)	$(3,727,257)

See notes to consolidated financial statements

KEYON COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2006 AND 2005

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Equity
BALANCE, January 1, 2005	$311	$946	$2,799,689	165,277	$2,966,223
Preferred Stock Issued — Cash	80	—	799,920	—	800,000
Common Stock Exchange for Preferred	40	(44)	4	—	—
Common Stock Exchange for Notes Payable	—	37	334,963	—	335,000
Warrant Granted for Debt Issuance Costs	—	—	11,032	—	11,032
Stock Based Compensation	—	—	991,783	—	991,783
Net loss	—	—	—	(3,727,257)	(3,727,257)

BALANCE, December 31, 2005	431	939	4,937,391	(3,561,980)	1,376,781
Warrant Granted for Debt Issuance Costs	—	—	38,521	—	38,521
Stock Based Compensation	—	—	13,059	—	13,059
Acquisition — Minority Interest	—	59	547,648	(279,557)	268,150
Acquisition — Pocatello	—	100	912,600	—	912,700
Net loss	—	—	—	(2,206,374)	(2,206,374)

BALANCE, December 31, 2006	$431	$1,098	$6,449,219	$(6,047,911)	$402,837

See notes to consolidated financial statements.

KEYON COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATIONS:
Net loss	$(2,206,374)	$(3,727,257)
Adjustments to reconcile net loss to net cash flows from operations:
Depreciation and amortization expense	1,063,881	626,423
Stock based compensation expense	13,059	991,783
Accretion of discount on convertible debt	—	276,415
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	33,247	(20,216)
Prepaid expenses and other current assets	(8,035)	(505)
Notes receivable	—	37,500
Refundable deposits	(36,806)	(3,774)
Debt issuance costs	(28,964)	(9,275)
Accounts payable and accrued expenses	(1,320)	529,909
Deferred revenue	27,265	3,931

Net cash flows from operations	(1,144,047)	(1,295,066)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(36,708)	(1,642,157)

Net cash flows from investing activities	(36,708)	(1,642,157)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from cash overdraft	57,434	6,426
Proceeds from loans payable to shareholder	160,000	—
Proceeds from line of credit	100,000	—
Payments on notes payable	(54,514)	—
Payments on notes payable to shareholders	(10,000)	—
Payments on capital lease obligations	(320,678)	52,813
Proceeds from notes payable	—	109,279
Proceeds from notes payable to shareholders	1,065,999	35,000
Proceeds from stock issuance	—	800,000

Net cash flows from financing activities	998,241	1,003,518

NET DECREASE IN CASH	(182,515)	(1,933,705)
CASH — Beginning of year	187,205	2,120,910

CASH — End of year	$4,690	$187,205

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Acquisition — Minority Interest	$268,150	$—

Acquisition — Pocatello	$912,700	$—

Stock issued for notes payable	$—	$335,000

Warrants for debt issuance costs	$38,521	$11,032

Stock Based Compensation	$13,059	$991,783

Capital lease obligations for property and equipment	$1,017,865	$238,313

Cash payments for:
Interest	$136,485	$38,816

Tax	$—	$—

See notes to consolidated financial statements.

KEYON COMMUNICATIONS, INC. AND RELATED ENTITIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies

  History and Business Activity

          KeyOn Communications, Inc. ("KeyOn" or "the Company"), was incorporated on December 16, 2004, under the laws of the State of Nevada. The Company is a wireless broadband and voice-over-IP (VoIP) operator serving primarily small and rural markets in the Western and Midwestern United States. KeyOn currently serves residential and business customers in six markets located in four states: Nevada, Idaho, Colorado, and Iowa. The Company has six majority or wholly-owned organizations (in combination referred to as the "related entities"): KeyOn Communications, LLC; KeyOn SIRIS, LLC; KeyOn Grand Junction, LLC; KeyOn Idaho Falls, LLC; KeyOn Pahrump, LLC; and KeyOn Pocatello, LLC.

          KeyOn Communications, LLC (KeyOn LLC), a wholly-owned limited liability operating entity of the Company, was organized on February 26, 2002 under the laws of the State of Nevada, to serve a market located in Las Vegas, Nevada and its surrounding areas with wireless broadband services. It will continue its operations until February 26, 2052 or until dissolved, if sooner.

          KeyOn Pahrump, LLC (Pahrump), a wholly-owned limited liability operating entity of the Company, was organized on September 26, 2003 under the laws of the State of Nevada, to serve a market located in Pahrump, Nevada and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until September 26, 2053 or until dissolved, if sooner.

          KeyOn SIRIS, LLC (SIRIS), a wholly-owned limited liability operating entity of the Company, was organized on June 16, 2005 under the laws of the State of Nevada, to serve markets KeyOn acquired in June 2005 located in southern Iowa with a wireless broadband service as previously described. It will continue its operations until June 16, 2055 or until dissolved, if sooner.

          KeyOn Grand Junction, LLC (Grand Junction), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Grand Junction, Colorado and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2055 or until dissolved, if sooner.

          KeyOn Idaho Falls, LLC (Idaho Falls), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Idaho Falls, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2055 or until dissolved, if sooner.

          KeyOn Pocatello, LLC (Pocatello), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada to serve a market located in Pocatello, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2055 or until dissolved, if sooner.

  Estimates

          Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used, and such variances could be significant.

  Revenue Recognition

          The Company prepares its financial statements on the accrual method of accounting. Under this basis, income is recognized when earned, and expenses are generally recognized when incurred. The Company charges a recurring subscription fee for providing its various Internet access services to its subscribers and recognizes revenues when they are earned, which generally occurs as the service is provided. The services are subscribed to for the periods of either month-to-month, quarterly, or yearly and are generally billed in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at time of installation.

  Cash and Cash Equivalents

          For financial statement purposes, investments in money market funds are considered a cash equivalent and are included in cash and cash equivalents.

  Accounts Receivable

          The billing policy of the Company and its related entities is to bill the majority of its subscribers through electronic transactions, such as credit or debit card, and electronic check. Accounts receivable arise from providing services to clients whose credit cards are expired or invalid, or who are not billed electronically. These accounts receivable are stated at their estimated realizable amounts, net of an allowance of doubtful collections, based on a review of outstanding receivables, historical collection information, and existing economic conditions. The allowance totaled $14,964 and $3,807 as of December 31, 2006 and December 31, 2005, respectively.

  Equipment

          Equipment is stated at lower of cost or present value of the capital lease obligation. Expenditures for additions, renewals, and betterments are capitalized; expenditures for maintenance and repairs are charged to operations as incurred. Upon retirement, sale or other disposition of equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations. In addition, long-lived assets are reviewed, at least annually, for impairment of the carrying value of such assets. If impairment is deemed to have occurred, an impairment loss is included in the current operations of the Company. Depreciation is computed principally using the straight line method over estimated useful lives or the length of the capital lease, ranging from two to seven years. Depreciation expense for the twelve months ended December 31, 2006 and December 31, 2005 was $1,041,964 and $626,423, respectively.

  Acquisition Costs and Intangible Assets

          Acquisition costs, which may include certain intangible assets, are capitalized as incurred as part of the related investment. Once a potential acquisition is identified as no longer attainable, such costs are charged to expense. Such charges amounted to $72,487 for the year ended December 31, 2006.

          Intangible assets, including goodwill, are accounted for under the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142"). Under SFAS 142, intangible assets, other than goodwill, are identified and segregated between amortizable and non-amortizable assets. Amortizable intangibles are amortized over their estimated, contractual, or regulated useful lives. Goodwill and other non-amortizable assets are reviewed, at least annually, for impairment in the carrying value of the intangible asset. In addition, this review also includes the net carrying value of amortizable intangible assets. If impairment is deemed to have occurred, a loss for such impairment is recorded as part of current operations.

  Deferred Revenues

          Payments received in advance for subscriptions are deferred and recognized as the services are provided. The amount of revenue that was deferred was $31,196 and $3,931 at December 31, 2006 and December 31, 2005, respectively.

  Stock Based Compensation

          On December 31, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment," requiring the Company to recognize expenses related to the fair value of its employee stock option awards. The Company recognizes the cost of all share-based awards on a straight line vesting basis over the vesting period of the award. Total stock compensation expense recognized by the Company during the fiscal year ended December 31, 2005 and December 31, 2006, was $991,783 and $13,059, respectively. The loss reported in 2005 would have been $999,445 under SFAS 123(R) using the Black-Scholes option pricing model. As a result of adopting SFAS 123(R), the Company's loss and net loss for the fiscal year ended December 31, 2006, was $1,281 lower than would have been reported using the intrinsic valuation methodology.

          The Company has estimated the fair value of its option awards granted after December 1, 2005, using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of our valuation during prior financings. As of FYE 2006, the expected life, representing the period of time that options granted are expected to remain outstanding, is 3 years. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

          The table summarizes the value of outstanding options as of December 31,

Black-Scholes Option Valuation Assumptions	2006	2005
Fair value of options granted during the period	$36.42	$65.72
Expected life (in years)	3	4
Expected volatility	39.2%	39.2%
Expected dividend yield	—	—
Risk free rate	4.7%	4.4%

  Income Taxes

          The Company has adopted SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109 the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are $1,560,271 at December 31, 2006 which primarily represented net operating loss carry forwards that expire from 2024 to 2026; however, because of the speculative nature of recovering such net operating losses, a valuation allowance for the entire $1,560,271 has offset such deferred tax assets.

          As single-member limited liability companies, KeyOn LLC, SIRIS, Grand Junction, Idaho Falls, and Pocatello are not taxed as separate entities for federal income tax purposes. Rather, these organizations' taxable items of income, deduction, loss, and credit are included with the federal income tax return of the Company. Until November 2006, Pahrump was a multi-member limited liability company and was taxed as a partnership for federal income tax purposes. Accordingly, the members separately account for their share of the organization's income, deductions, losses and credits. Therefore, no separate provision for income tax expense or benefit has been recognized in the accompanying consolidated financial statements for these related entities, but was considered for KeyOn as part of its SFAS 109 reporting requirement.

  Marketing and Advertising Costs

          The Company and related entities charge marketing and advertising costs to expense as incurred. Advertising expense for the twelve months ended December 31, 2006 and December 31, 2005, was $234,324 and $258,615, respectively.

  Consolidation Policy

          The accompanying consolidated balance sheets and consolidated statements of operations, shareholders' equity, and cash flows, referred to as "KeyOn Communications, Inc.," includes the accounts of KeyOn Communications, LLC, KeyOn Pahrump, LLC, KeyOn SIRIS, LLC, KeyOn Grand Junction, LLC, KeyOn Idaho Falls, LLC, and KeyOn Pocatello, LLC, all of which are under common ownership and/or management. Intercompany balances and transactions have been eliminated in consolidation.

  Recent Accounting Pronouncements

          The following pronouncements have been issued by the Financial Accounting Standards Board ("FASB"):

          In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a company's income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 utilizes a two-step approach for evaluating tax positions. Step one, Recognition, occurs when a company concludes that a tax position is more likely than not to be sustained upon examination, Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings; and, therefore, is effective for the Company in the first quarter of fiscal 2008. The Company is currently in the process of evaluating the effects of adopting FIN 48 and the impact of adoption on its consolidated financial position, results of operations or cash flows.

          In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. The provisions of SFAS 157 are effective as of the beginning of the Company's 2009 fiscal year. The Company is currently evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.

          In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (SAB 108). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. The Company currently does not believe that SAB 108 will have a material impact on its financial statements.

          In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating SFAS 159 to determine its impact on its consolidated financial position, results of operations or cash flows.

Note 2 — Equipment

          Equipment at December 31, 2006 and December 31, 2005, consisted of the following:

	2006	2005
Vehicles	$131,041	$118,574
Furniture and fixtures	4,520	4,520
Equipment	5,199,822	3,733,272
Leasehold improvements	24,857	24,857

	5,360,240	3,881,223
Less accumulated depreciation	(2,402,899)	(1,360,577)

	$2,957,341	$2,520,646

Note 3 — Line of Credit and Other Debt

          The Company and related entities have debt at December 31, 2006 and December 31, 2005, consisting of the following:

Notes payable	2006	2005
7.00% note payable to Teletronics International, Inc., payable in monthly payments of $4,000 including interest, through December 2007, collateralized by equipment	$35,176	$89,690
Note and loan payable for professional services non-interest bearing	128,736	128,736

	163,912	218,426
Less current portion	(35,176)	(54,514)

Long term portion	$128,736	$163,912

          The notes payable to shareholders at December 31, 2006 and December 31, 2005 consist of the following:

Notes payable to shareholders	2006	2005
Note and loan payable to officer and shareholder non-interest bearing	$25,000	$35,000
Notes payable to shareholders, unsecured, at an interest rate of 12%; convertible to equity securities	$1,065,999	$—

	1,090,999	35,000
Less current portion	(1,085,999)	(10,000)

Long term portion	$5,000	$25,000

          The notes payable to shareholders are mandatorily converted into a subsequent fund raise stock upon the completion of a subsequent fund raise, with a minimum funding requirement of $2,000,000. If the subsequent fund raise closes with less than $2,000,000, the convertible notes payable to shareholders are converted into Series A convertible preferred stock. Both such conversions will occur on a ratio of $1.42 for each $1.00 of note principal and accrued but unpaid interest thereon. Interest on certain of the notes began accruing on March 1, 2006 (see note 5-related party transactions).

          In 2006, the Company entered into a line of credit with a commercial banking institution for $100,000 with an interest rate of 11.25%.

          In 2006, the Company entered into a short term loan with a shareholder for $160,000. The loan due and is payable in February 2007.

          Future principal payments required on debt are as follows:

Year ending December 31,
2007	$293,736
2008	—
2009	—
2010	—
2011	—
Thereafter	—

$293,736

Note 4 — Operating and Capital Leases

          The Company and its related entities lease equipment under various capital leases expiring in 2008 and 2009. In addition, the related entities lease tower and roof-top space under operating leases with terms that are typically for 5 years and contain automatic renewals for an additional 10 years. Finally, several also have various operating leases for office space, equipment, and vehicles that generally are for 3 to 5 year terms. Total fixed asset amounts capitalized under capital lease agreements amounted to $1,017,865 and $238,313 at December 31, 2006 and December 31, 2005, respectively.

          Future minimum lease payments under the capital leases, which are stated at their principal amounts, and operating leases with initial or remaining terms of one year or more consist of the following at December 31, 2006:

2007	$597,769
2008	430,585
2009	154,159
2010	9,287

Total minimum lease payments	1,191,800
Less amounts representing interest	(203,487)

988,313
Less current portion	(461,679)

Capital lease obligations	$526,634

          Future minimum operating lease payments under with initial or remaining terms of one year or more consist of the following at December 31, 2006:

2007	$460,895
2008	458,401
2009	468,250
2010	473,792
2011	479,864

Total operating lease obligation	$2,341,202

          The total rental expense included in operating expenses for operating leases included above is $444,553 and $336,429 for the year ended December 31, 2006, and year ended December 31, 2005, respectively.

          Under the terms of one of the Company's lease financing arrangements, the capital leasing company receives warrants to purchase shares of the Company's common stock at an exercise price of $100.00 per share at the time of each borrowing. Each warrant has a term of three years. The fair value of the warrants granted to the capital leasing company was calculated using the Black-Scholes option pricing model and estimated to have a fair value of approximately $49,553 (the "Debt Discount"), which is being amortized over the term of each capital lease schedule. The unamortized balance of the Debt Discount totaled $39,996 at December 31, 2006.

Note 5 — Related Party Transactions

          Related parties that entered into transactions with the Company include officers and shareholders. Transactions with related parties for the year ended December 31, 2006, and year ended December 31, 2005 are as follows:

	2006	2005
Due to shareholders and officer	$1,090,999	$35,000

Note 6 — Business Combinations

          On April 26, 2006, the Company's related entity, Pocatello, entered into an agreement with a wholly-owned subsidiary of FairPoint Communications, Inc., Fremont Broadband, LLC ("Fremont") to acquire the operating assets, including subscriber contracts, accounts, and fixed assets, and related liabilities of Fremont for 10,000 shares of common stock of KeyOn. This agreement was finalized June 1, 2006. The agreement was entered into because KeyOn desired ownership of the Pocatello, Idaho market as opposed to functioning as a managing agent. The Company had a management agreement in place with Fremont and deemed it appropriate to acquire the business to continue providing service to local subscribers. The purchase price of the acquisition was $912,700 which was accounted for under the provisions of SFAS No. 141, "Business Combinations" ("SFAS 141"). As part of the fair value recording of the assets acquired, goodwill in the amount of $348,557 was recorded. Simultaneously upon the acquisition, the contracts, accounts, and fixed assets acquired were contributed in a tax-free transaction into Pocatello for an equity interest in the organization.

          On August 26, 2003, KeyOn Pahrump, LLC (Pahrump) was formed. In 2004, Pahrump raised $300,000 in equity from two existing investors in KeyOn Communications, LLC (KeyOn LLC), resulting in KeyOn LLC owning 65% of KeyOn Pahrump, LLC and the investors owning 35%. KeyOn LLC operated Pahrump under an Operating Agreement executed by and between the parties. KeyOn LLC owned a two year option, with a guaranteed return on investment to the Pahrump investors, to acquire the remaining 35% of Pahrump not owned by KeyOn LLC. On November 6, 2006, KeyOn LLC exercised its option to purchase Pahrump membership interests from the investors. The investors elected to receive compensation in the form of KeyOn Communications, Inc. common stock and were issued 5,917 shares valued at the recent selling price of $91.27 per share. KeyOn Communications, Inc. operates Pahrump as a wholly-owned subsidiary.

          On June 21, 2005, the Company entered into an agreement with Southern Iowa Regional Internet Services, L.C. ("SIRIS LC"), an Iowa limited liability company, to acquire substantially all of the assets of SIRIS LC, including subscriber contracts, accounts, and fixed assets, and assume certain operating liabilities. SIRIS LC is a wireless broadband provider servicing communities including residential and business customers throughout southern Iowa. The Company paid $450,000 cash for these assets, with certain adjustments to the purchase price for prepaid expenses and the number of subscribers at closing. The Company currently operates the markets formerly owned by SIRIS LC through its wholly-owned operating entity, KeyOn SIRIS, LLC.

Note 7 — Capital Stock, Stock Based Compensation, and Warrants

Common Shareholders' Equity

          Under our Articles of Incorporation, we are authorized to issue 400,000 shares of common stock, with a par value of $0.01 for each share, of which 109,811 shares were issued and outstanding as of December 31, 2006; 93,894 shares were issued and outstanding as of December 31, 2005.

          On December 19, 2004, the Company filed an Addendum to its Articles of Incorporation with the Secretary of State of Nevada to include the authorization to issue up to 80,000 shares of Series A Convertible Preferred Stock ("preferred stock") with a par value of $0.01 for each share. The holders of such stock are entitled to receive dividends, if and when declared, at a rate of eight percent per annum. In addition, holders of preferred stock have a preferential right of one and one-half times that of a holder of common stock upon liquidation of the Company. Each holder of a share of preferred stock shall have the same voting rights as a holder of a share of common stock of KeyOn, and each share of preferred stock is convertible for one share of common stock at a ratio of 1:1 with a conversion price of $100. There were 43,096 shares issued and outstanding and 36,094 shares issued and outstanding as of December 31, 2006 and December 31, 2005, respectively.

Warrants

          In addition, the Company has issued common stock warrants with a warrant strike price ranging from $0.02 to $100.00 for each share of common stock. These warrants have expiration dates ranging from three to seven years from their date of issue. 16,284 and 15,040 warrants were outstanding at December 31, 2006 and December 31, 2005, respectively.

          As of December 31, 2006, a total of 16,284 warrants to purchase shares of our common stock remain outstanding and are currently exercisable as follows:

Number of Warrants	Exercise Price ($ / share)	Expiration Date
5,250	$100.00	12/17/07
244	$100.00	12/01/08
118	$100.00	12/19/08
6,382	$1.52	12/31/08
3,046	$0.02	12/31/08
68	$100.00	01/19/09
35	$100.00	01/30/09
48	$100.00	02/02/09
9	$100.00	02/10/09
154	$100.00	03/23/09
85	$100.00	04/17/09
124	$100.00	05/31/09
130	$100.00	06/30/09
124	$100.00	07/20/09
159	$100.00	08/03/09
204	$100.00	08/31/09
104	$100.00	10/19/09

Stock Option Plans

          In June 2006, we adopted the 2006 Stock Option Plan (the "2006 Plan"). The 2006 Plan provides for the granting of stock options to purchase up to 40,000 shares of our common stock to current employees, officers, directors, consultants and advisors. These option shares are subject to adjustment only in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure. The 2006 Plan expires in July 2015, ten years after its adoption. The 2006 Plan was created both to replace KeyOn Communications LLC's stock option plan (canceled in February 2006) and to authorize new options for issuance.

          The 2006 Plan provides for non-qualified stock options. The Board of Directors authorizes an Administrator to provide oversight and make decisions regarding the administration of the Plan. The Administrator has the authority to set vesting schedules, payment terms and other provisions for each grant. Options granted under the Plan generally vest over four years at a rate of 25% after year one and then equally on a monthly basis over the next three years from the date of grant. No stock appreciation rights were granted under the Plan. As of December 31, 2006, 22,075 options were outstanding.

          Activity for stock options for the fiscal years ended December 31, 2005 and 2006 is as follows:

	Number of Options	Range of Price Per Share	Weighted Average Exercise Price
Balance, December 31, 2004	5,064	$0.02	$0.02
Granted	14,940	$0.02	$0.02
Exercised	(27)	$0.02	$0.02
Forfeited	(138)	$0.02	$0.02
Balance, December 31, 2005	19,839	$0.02	$0.02
Granted	7,200	$75.00	$75.00
Exercised	—	—	$75.00
Forfeited	(4,799)	—	—
Balance, December 31, 2006	22,075	$0.02 - $75.00	$12.42

          The weighted average fair value of outstanding options on December 31, 2006 and 2005 was $65.72 and $36.42, respectively. The weighted-average exercise price of outstanding options on December 31, 2005 was $0.02. The weighted-average exercise price of outstanding options on December 31, 2006 was $12.42. The following table summarizes the stock options outstanding at December 31, 2006:

			Currently Exercisable
Options Outstanding
			Number Exercisable at December 31, 2006
Range of Exercise Price	Number Outstanding at December 31, 2006	Weighted Average Exercise Price		Weighted Average Exercise Price
$0.02 - $75.00	22,075	$12.42	19,965	$5.46

Note 8 — Commitments and Contingencies

          The Company currently has an outstanding claim against one of the Company's wholly-owned subsidiaries (KeyOn Communications, LLC ("LLC")), in connection with certain services provided to LLC by the claimant in 2005 which were only partially paid by LLC. The claimant asserts full performance through the providing of technical services and demands full payment. The Company asserts that such performance of services was unsatisfactory and/or fraudulent and that the Company has been damaged in an unspecified amount. The Company believes it will prevail in this action, but has reserved the amount demanded by the claimant as of 2005.

Note 9 — Subsequent Events

Acquisition of SpeedNet Services, Inc.

          On October 31, 2006, the Company entered into a definitive purchase agreement to acquire substantially all of the assets of SpeedNet Services, Inc. ("SpeedNet"), including subscriber contracts, accounts, and fixed assets, and assume certain operating liabilities. Headquartered in Omaha, Nebraska, SpeedNet is a leading provider of fixed wireless broadband services to non-metropolitan communities and rural areas in the central United States. On January 31, 2007, through a wholly owned subsidiary, KeyOn SpeedNet LLC ("KeyOn SpeedNet"), KeyOn SpeedNet purchased the assets for $3,458,255 in cash, with certain adjustments to the purchase price for working capital, deferred revenue and the assumption of certain capital lease obligations.

Financing

          In connection with the acquisition of SpeedNet, the Company raised both equity and debt capital for the purchase and for general working capital purposes. On or about January 31, 2007, KeyOn raised an aggregate of $1,608,000 from the sale of Series A Convertible Preferred Stock. The terms of the Series A Convertible Preferred Stock are substantially the same as the shares issued by the Company in 2004 and 2005, except that the conversion price is $115 per share. In addition, the Company entered into a $3,000,000 secured commercial loan agreement with a lending institution (the "Loan"). The Loan matured on July 30, 2007 with a six (6) month extension option.

          In connection with the acquisition of SpeedNet, KeyOn assumed capital lease financing obligations of SpeedNet's which resulted in a purchase price adjustment. KeyOn assumed an aggregate of $288,819.89 of existing SpeedNet capital lease obligations with 5 lending institutions. The average maturity on these leases was 19 months at the time of the assumption.

          In addition, KeyOn has existing capital lease financing relationships with certain parties. In connection with an existing capital lease relationship with one institution, KeyOn has drawn down an additional $260,317.27 in 2007. Also, KeyOn entered into an arrangement with a new lease financing institution providing KeyOn with approximately $250,000 of additional lease financing.

Public Reverse Merger Transaction

          On June 24, 2007, KeyOn entered into a Letter of Intent with GRQ Consultants, Inc. and RB & AJ Associated Holdings, Inc. to consult with the Company regarding the Company's intention to structure a reverse merger transaction whereby up to $2,000,000 of equity capital equity financing will be raised with the simultaneous listing of shares on the OTC Bulletin Board.

Mandatory Conversion of Promissory Notes

          On or about May 22, 2006, the Company raised debt financing in the form of Senior Unsecured Convertible Promissory Notes ("Convertible Notes") totaling approximately $1,065,999. According to their terms, the Convertible Notes were mandatorily convertible, including accrued interest thereon, upon consummation of an "Equity Fund Raise" An Equity Fund Raise was defined as the first round of financing immediately following the issuance of the Notes, whereby the company sought to raise $3,000,000. Additionally, provided KeyOn raised in excess of $2,000,000 in the Equity Fund Raise, the Convertible Notes would convert into the same securities as offered in the Equity Fund Raise. In January 2007, KeyOn raised $4.6 million, in part by issuing Series A Convertible Preferred Stock. As a result, on February 1, 2007, the Convertible Notes together with $101,474.75 of accrued interest converted into 10,144 shares of Series A Convertible Preferred Stock together with 1,522 warrants to purchase common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
SpeedNet Services, Inc.
Omaha, Nebraska

          We have audited the accompanying balance sheets of SpeedNet Services, Inc. as of December 31, 2006 and 2005 and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpeedNet Services, Inc. as of December 31, 2006 and 2005, and the results of its activities and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.L. Bradford & Company, LLC L.L. Bradford & Company, LLC July 6, 2007 Las Vegas, Nevada

SPEEDNET SERVICES, INC.

BALANCE SHEET

DECEMBER 31, 2006

2006
ASSETS
CURRENT ASSETS:
Cash	$102,758
Accounts receivable, less allowance for doubtful accounts	87,837
Prepaid expenses	71,050

Total current assets	261,645

PROPERTY AND EQUIPMENT — Net	2,596,815
INTANGIBLE ASSETS — Net	160,255

$3,018,715

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$285,956
Accrued interest	983,342
Accrued expenses	92,076
Current portion of notes payable	1,187,500
Current portion of capital lease obligations	163,078
Current portion of notes payable to shareholder	2,295,000
Current portion of subordinated notes — net of discounts	2,150,000
Deferred Revenue	519,969

Total current liabilities	7,676,921

NOTE PAYABLE	—
CAPITAL LEASE OBLIGATIONS	152,662
SUBORDINATED NOTES — net of discounts	—
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT:
Redeemable preferred stock, $.01 par value; authorized 300,000 shares; no shares issued and outstanding	—
Common stock, $.01 par value; authorized 3,000,000 shares; 1,795,851 shares issued and outstanding at December 31, 2006 and 2005	17,959
Additional paid-in capital	14,854,539
Accumulated deficit	(19,683,366)

Total shareholders' deficit	(4,810,868)

$3,018,715

See notes to financial statements.

SPEEDNET SERVICES, INC.

STATEMENTS OF OPERATIONS

DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUES:
Internet access subscription services	$4,796,361	$4,956,308
Service initiation, shipping, handling and other income	349,009	447,995
Sales of subscriber equipment	57,926	38,505

Total revenues	5,203,296	5,442,808

OPERATING COSTS AND EXPENSES:
Cost of subscriber equipment sales	20,880	36,004
Network operations and customer support	3,334,545	3,796,796
Sales and marketing	599,077	968,764
General and administrative	826,575	918,335
Depreciation and amortization	2,373,167	2,813,378

Total operating costs and expenses	7,154,244	8,533,278

LOSS FROM OPERATIONS	(1,950,948)	(3,090,470)
OTHER INCOME (EXPENSE):
Interest Expense — Net of interest income	(658,924)	(670,757)

Total other income (expense)	(658,924)	(670,757)
PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(2,609,872)	$(3,761,227)

See notes to financial statements

SPEEDNET SERVICES, INC.

STATEMENTS OF SHAREHOLDERS' DEFICIT

YEARS ENDED DECEMBER 31, 2006 AND 2005

	Preferred Stock	Common Stock	Additional Paid- In Capital	Accumulated Deficit	Total Shareholders' Deficit
BALANCE, January 1, 2005	$—	$17,959	$14,854,539	$(13,312,267)	$1,560,230
Net loss	—	—	—	(3,761,227)	(3,761,227)

BALANCE, December 31, 2005	—	17,959	14,854,539	(17,073,494)	(2,200,996)
Net loss	—	—	—	(2,609,872)	(2,609,872)

BALANCE, December 31, 2006	$—	$17,959	$14,854,539	$(19,683,366)	$(4,810,868)

See notes to financial statements

SPEEDNET SERVICES, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATIONS:
Net loss	$(2,609,872)	$(3,761,227)
Adjustments to reconcile net loss to net cash flows provided by (used in) operations:
Depreciation and amortization expense	2,373,167	2,813,378
Loss on write-down of property and equipment	—	24,000
Loss on disposal of assets	127	—
Amortization of original issue discounts on subordinated notes	98,417	152,611
Change in assets and liabilities:
Accounts receivable	27,189	35,116
Prepaid expenses	(39,404)	41,951
Accounts payable	(79,918)	(28,614)
Accrued expenses	13,240	(42,396)
Accrued interest	484,157	425,685
Deferred revenue	(67,218)	(64,970)

Net cash flows provided by (used in) operations	199,885	(404,465)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	—	2,452
Capital expenditures for property and equipment	(168,275)	(747,833)

Net cash flows used in investing activities	(168,275)	(745,381)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(62,500)
Payments on capital lease obligations	(160,173)	(97,837)
Proceeds from notes payable to shareholder	200,000	1,095,000

Net cash flows provided by financing activities	39,827	934,663

NET INCREASE (DECREASE) IN CASH	71,437	(215,183)
CASH — Beginning of year	31,321	246,504

CASH — End of year	$102,758	$31,321

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Capital lease obligations for property and equipment	$39,659	$395,864

Cash payments for:
Interest	$174,767	$247,243

Tax	$—	$—

See notes to financial statements.

SPEEDNET SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of Operations — SpeedNet Services, Inc. is a C-Corporation incorporated on December 31, 2003, in Omaha, Nebraska. SpeedNet had previously operated as DTN SpeedNet Services LLC, a limited liability company, since December 14, 2000, the date of inception for the company. SpeedNet, an Internet wireless broadband provider, operates as one business segment providing broadband and related services to residential and commercial customers primarily in non-metropolitan communities. The Company provides service primarily in seven states: Nebraska, Iowa, South Dakota, Kansas, Texas, Illinois, and Ohio.

          Revenue Recognition — The Company charges a recurring subscription fee for providing its various Internet access services to its subscribers and recognizes revenues when they are earned, which generally occurs as the service is provided. The services are subscribed to for the periods of either month-to-month, quarterly, or yearly and are generally billed in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Equipment sales are recognized when the equipment is shipped. Service initiation fees are recognized over the life of the subscription agreement, which is generally one year.

          Cash and Cash Equivalents — Cash and cash equivalents include cash and highly liquid investments with original purchase maturities of three months or less.

          Property and Equipment — Property and equipment are carried at cost. Depreciation has been calculated using the straight-line method over the estimated useful lives of the respective classes of assets or the life of the capital lease which range from 2 years to 7 years. An asset begins to be depreciated once that asset has been placed into service.

          The Company reviews property and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of any asset "held-for-use" is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset's carrying amount is reduced to its fair value. An asset "held-for-sale" is reported at the lower of the carrying value amount or the fair value less the cost to sell.

          Intangible Assets — Intangible assets with indefinite lives (e.g., trademarks) are not amortized and are tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset's carrying amount is reduced to its fair value.

          Intangible assets with definite lives (e.g., customer lists and non-compete agreements) are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may be impaired. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

          Income Taxes — For the years ended December 31, 2006 and 2005, the Company incurred taxable losses. The Company recognizes a current tax provision for the estimated tax liability on its tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recognized when it is anticipated that some or all of a deferred tax asset would not be realized.

          Stock-Based Compensation — The Company has adopted the disclosure provisions of SFAS No. 123R, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123R, for all options granted on or before December 31, 2005, the Company accounted for employee stock option plans using the intrinsic value method of accounting prescribed in Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation cost for stock options, if any, for these options was measured at the excess of the fair value of the Company's stock at the date of grant over the amount an employee must may to acquire the stock. No options were granted in 2006. If options would have been granted in 2006, the company would utilize Black-Scholes modeling to value the options in order to record compensation expense. No compensation charges were recognized in the years ended December 31, 2006 and 2005.

          Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high quality financial institutions. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. Credit risk on accounts receivable is mitigated by the fact that the majority of the Company's customers pay in advance of their service. The Company does not require collateral or other security to support accounts receivable.

          Concentration of Supplier Risk — The Company is dependent on third-party equipment manufacturers, distributors, and suppliers for its supply of subscriber equipment (CPE) and network communication equipment and telecom providers for Internet access data lines. In 2006 and 2005, products and services purchased from the Company's two largest suppliers accounted for approximately 31% and 24% of products and services purchased, respectively. The Company is dependent on the ability of its suppliers to provide products and services on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. The Company believes that its relationships with its suppliers are satisfactory.

          Fair Value of Financial Instruments — The carrying amount of the financial instruments including cash and cash equivalents, receivables and payables (including accrued expenses and debt borrowings) are reasonable estimates of their fair value, as such financial instruments are short-term in nature, bear interest at current market rates, or are subject to frequent re-pricing.

          Advertising and Marketing Costs — Advertising and marketing costs of $17,606 and $79,929, respectively, for the years ended December 31, 2006 and 2005 were expensed as incurred.

          Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          Recent Accounting Pronouncements — The following pronouncements have been issued by the Financial Accounting Standards Board ("FASB"):

          In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a company's income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 utilizes a two-step approach for evaluating tax positions. Step one, Recognition, occurs when a company concludes that a tax position is more likely than not to be sustained upon examination, Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings; and, therefore, are effective for the Company in the first quarter of fiscal 2008. The Company is currently in the process of evaluating the effects of adopting FIN 48 and the impact of adoption on its consolidated financial position, results of operations or cash flows.

          In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. The provisions of SFAS 157 are effective as of the beginning of the Company's 2009 fiscal year. The Company is currently evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.

          In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (SAB 108). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. We currently do not believe that SAB 108 will have a material impact on our financial statements.

          In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The

Company is currently evaluating SFAS 159 to determine its impact on its consolidated financial position, results of operations or cash flows.

2. PROPERTY AND EQUIPMENT — NET

	December 31,
	2006	2005
Fixed wireless tower site equipment	$7,143,668	$7,397,951
Network operations equipment	354,353	351,475
Subscriber equipment	3,574,157	3,464,168
Computer and office equipment	438,846	471,855
Software and consulting costs	176,287	175,881
Furniture and fixtures	100,044	100,044
Vehicles	93,511	90,332
Leasehold Improvements	55,849	30,649

	11,936,715	12,082,355
Less accumulated depreciation and amortization	(9,339,900)	(7,368,717)

	$2,596,815	$4,713,638

3. INTANGIBLE ASSETS — NET

          Intangible assets consist of the following at:

		December 31, 2006
	Amortization Period in Years	Cost	Accumulated Amortization	Net
Customer lists	7	$269,756	$(128,668)	$141,088
Non-compete agreement	3	30,000	(27,500)	2,500
Trademark	—	16,667	—	16,667

		$316,423	$(156,168)	$160,255

		December 31, 2005
	Amortization Period in Years	Cost	Accumulated Amortization	Net
Customer lists	7	$269,756	$(90,131)	$179,625
Non-compete agreement	3	30,000	(17,500)	12,500
Trademark	—	16,667	—	16,667

		$316,423	$(107,631)	$208,792

          Aggregate amortization expense was $48,537 and $56,037 for the years ended December 31, 2006 and 2005. Estimated amortization expense for the fiscal years show is as follows:

2007	$41,037
2008	38,537
2009	38,537
Thereafter	25,477

$143,588

4. SUBORDINATED NOTES

          As of December 31, 2006, the Company held two subordinated notes payable. The First Notes were issued in December 2002 at a discount of $258,750 in the form of detachable LLC units to the participants that were valued at the estimated fair market value of the units at the time of issuance for $1,150,000 with payment terms of interest at 8.5% only through 2004 and then payable in four equal semi-annual installments of $287,500 beginning in June 2005. The Second Notes were issued in June 2003 at a discount of $250,000 in the form of detachable LLC units to the participants that ere valued at the estimated fair market value of the units at the time of issuance for $1,000,000. The payment terms of the Second Notes are interest at 8.5% only through June 2005, then payable in four equal semi-annual installments of $250,000 beginning in December 2005.

          The principal payments on both series of subordinated notes are payable only to the extent that the aggregate payments on all of the subordinated notes are less than or equal to 20% of the Company's cash flow (EBITDA) for the six calendar months immediately preceding such semi-annual payment. Due to the fact that the criterion was not met, the principal payments were not initiated in 2005 and 2006.

          The subordinated notes are shown net of the unamortized discount as follows:

	2006	2005
Principal balance of subordinated notes	$2,150,000	$2,150,000
Unamortized original issue discount	—	(98,417)
Less current portion	(2,150,000)	(1,900,000)

Subordinated Notes — long term	$—	$151,583

5. NOTES PAYABLE

          At December 31, 2005, $250,000 was outstanding under a bank loan agreement in which interest is paid monthly at the rate of one percent above national prime. The principal was due on January 31, 2005, but on January 31, 2005, the Company renewed the bank note payable for another year. Interest is due monthly with three quarterly principal payments of $20,833 each and the balance due on January 31, 2006. A second renewal was completed which extended the terms for the remaining balance of $187,500 in which interest was due monthly and two principal payments of $20,833.00 were due November 1, 2006, and February 1, 2007.

          As of December 31, 2006, the Company held a notes payable balance with an investment partnership which also owns 25,000 shares of the Company's common stock. In July 2004, the Company borrowed $1,000,000. The principal balance plus interest at the rate of 15% was due in a lump sum on July 31, 2005. The principal balance as of December 31, 2006 and December 31, 2005 is $1,000,000. The loan is secured by various assets of the Company and is subordinate to the bank loan.

6. CAPITAL LEASE OBLIGATIONS

          The Company leases certain office furniture, office equipment and telephone systems under leases with a bargain purchase option. The following is a schedule by years of the future minimum lease payments under these capital leases together with the present value of the net minimum lease payments as of December 31, 2006.

2007	$212,964
2008	143,044
2009	4,303

Total minimum lease payments	360,311
Less amounts representing interest	(44,571)

315,740
Less current portion	(163,078)

Capital lease obligations	$152,662

7. NOTE PAYABLE TO SHAREHOLDER

          As of December 31, 2005, the majority shareholder of the Company provided a total of $2,095,000 of funding under an unsecured note payable. The interest at the rate is 8% per annum. The accrued interest balance is $141,397 as of December 31, 2005. In 2006, this majority shareholder had provided an additional $200,000, for a year end balance of $2,295,000 plus accrued interest of $290,797. Due to pending negotiations on the potential sale of the business assets, the note payable, which was due to be paid in total in October 2006, was not restructured and remained on the balance sheet as of December 31, 2006.

8. EMPLOYEE BENEFIT PLAN

          The Company has established a defined contribution 401(k) plan which allows for voluntary contributions into designated investment funds by eligible employees. At the present time, the Company does not make matching contributions to the plan.

9. COMMITMENTS AND CONTINGENCIES

          The Company leases tower site space, office furniture and equipment as well as office space under operating leases which run through 2015. Aggregate minimum lease payments, which consist of both cash payments and services provided by the Company under these agreements, are as follows:

Year Ended December 31,
2007	$601,068
2008	516,145
2009	462,685
2010	458,128
2011	328,188
Thereafter	160,250

$2,526,464

          Total rent expense incurred in 2006 and 2005 for operating leases was $805,435 and $719,028, respectively.

10. STOCK-BASED COMPENSATION PLANS

          On December 31, 2003, the Company's Board of Directors adopted a stock incentive plan that provides for granting of options to purchase common stock, stock appreciation rights, performance unit awards, restrictive stock awards, and stock bonus awards to designated employees and officers. The options may be in the form of incentive stock options or nonqualified stock options. The incentive stock options are granted at 100% of the market value of the common stock on the date of grant. The options vest over a period of zero to four years from the date of grant and expire ten years from the date of grant. The stock incentive plan was authorized to grant options to purchase up to a maximum of 375,000 shares.

          The Company accounts for its stock-based compensation consistent with the method of SFAS No. 123R, Accounting for Stock-Based Compensation. For all options granted on or before December 31, 2005, under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25) and related interpretations, the company utilized the intrinsic value method to determine any compensation costs that needed to be recorded. For all options issued after December, 31, 2005, the company utilizes the Black-Scholes option pricing model with the following assumptions: no dividends, risk free interest rate of 4%, no volatility, and an expected option life of 10 years. For the years ended December 31, 2006, due to the downward trend of the stock price which resulted in an estimated forfeiture rate of 100%, no compensation expense was recorded for the stock options.

          No options were granted in 2005 and 2006.

          A summary of the status of the Company's stock incentive plan as of December 31, 2006 and changes during the year then ended is presented below:

	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year 2005	220,100	$8.95
Granted	—	—
Exercised	—	—
Forfeited	(21,200)	9.57

Outstanding at end of year 2005	198,900	$8.88

	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year 2006	198,900	$8.88
Granted	—	—
Exercised	—	—
Forfeited	(92,550)	9.13

Outstanding at end of year 2006	106,350	$8.67

          The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2005	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exerciseable at December 31, 2005	Weighted-Average Exercise Price
$6.75 TO $10.00	220,100	9.1	$8.88	142,741	$8.67

          The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2006	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exerciseable at December 31, 2006	Weighted-Average Exercise Price
$8.00 TO $10.00	198,900	8.1	$8.67	100,984	$8.59

11. INCOME TAXES

          The provision for income tax expense (benefit) consists of the following for the year ended December 31, 2006:

2006
Current	$—
Deferred	(3,254,703)

Sub-total	(3,254,703)

Valuation allowance	3,254,703

Income tax expense	$—

          Deferred income tax assets and liabilities result from reporting income and expenses in different periods for tax and financial purposes. Deferred tax liabilities of $116,496 relate primarily to basis differences for property and equipment. Deferred tax assets primarily related to net operating loss carryforwards which begin to expire in 2024. Deferred tax assets total $2.6 million with a $2.3 million valuation allowance at December 31, 2005. Deferred tax assets of $3.4 million are presented net of a $3.3 million valuation allowance at December 31, 2006. Due to the Company's recurring losses, a full valuation allowance has been provided against the Company's net deferred tax assets.

12. SUBSEQUENT EVENTS

          On October 31, 2006, the Company entered into a definitive purchase agreement to sell substantially all of the assets of SpeedNet Services, Inc. ("SpeedNet"), including subscriber contracts, accounts, and fixed assets, and transfer certain operating liabilities. On January 31, 2007, through a wholly owned subsidiary, KeyOn SpeedNet LLC ("KeyOn SpeedNet"), KeyOn SpeedNet purchased the assets for $3,458,255 in cash, with certain adjustments to the purchase price for working capital, deferred revenue and the assumption of certain capital lease and operating lease obligations. No other debt or payables liabilities were assumed in the purchase. The notes payable and subordinated notes remained the liability of the seller of the assets, SpeedNet Services, Inc. KeyOn assumed an aggregate of $288,820 of existing SpeedNet Services, Inc. capital lease obligations with 5 lending institutions. The average maturity on these leases was 3 years at the time of the assumption.

          Upon the sale of SpeedNet Services, Inc. to KeyOn, all options were terminated.

 KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2007 (UNAUDITED)

2007
ASSETS
CURRENT ASSETS:
Cash	$1,569,403
Accounts receivable, net of allowance for doubtful accounts	93,757
Prepaid expenses and other current assets	84,289

Total current assets	1,747,449

PROPERTY AND EQUIPMENT — Net	4,450,880
OTHER ASSETS
Goodwill	1,630,609
Subscriber base — net	832,749
Trademarks	16,667
Refundable deposits	73,211
Debt issuance costs — net	71,883
Other assets	—

Total other assets	2,625,119

TOTAL ASSETS	$8,823,448

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,309,666
Cash overdraft	46,614
Revolving line of credit	100,000
Loan payable to shareholder	—
Term loan payable — related party	3,000,000
Current portion of notes payable	163,927
Current portion of notes payable to shareholders	—
Current portion of deferred rent liability	57,007
Current portion of capital lease obligations	650,041
Deferred revenue	444,821

Total current liabilities	5,772,076

LONG-TERM LIABILITIES
Deferred rent liability, less current maturities	214,572
Notes payable, less current maturities	75,278
Notes payable to shareholders, less current maturities	—
Capital lease obligations, less current maturities	670,285

Total long term liabilities	960,135

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2007 and at December 31, 2006
Common stock, $0.001 par value; 95,000,000 shares authorized; 8,101,770 shares issued and outstanding at September, 2007; 4,712,308 shares issued and outstanding at December 31, 2006.	8,102
Additional paid-in capital	12,985,409
Accumulated deficit	(10,902,274)

Total stockholders' equity	2,091,237

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,823,448

See notes to condensed consolidated financial statements.

 KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
REVENUES:
Service and installation revenue	$1,829,891	$581,672	$5,119,460	$1,626,725
Support and other revenue	33,531	17,987	97,516	145,557

Total revenues	1,863,422	599,659	5,216,976	1,772,282

OPERATING COSTS AND EXPENSES:
Payroll, bonuses and taxes	914,045	334,607	2,403,899	986,585
Depreciation and amortization	668,354	288,713	1,862,646	748,799
Other general and administrative expense	391,025	279,578	1,306,298	535,826
Network operating costs	673,478	186,210	1,662,310	497,136
Marketing and advertising	166,958	73,129	397,593	205,638
Installation expense	124,850	14,366	239,192	71,816
Professional fees	319,341	63,528	429,991	160,514
Stock based compensation	1,335,306	—	1,339,891	—

Total operating costs and expenses	4,593,357	1,240,131	9,641,820	3,206,314

LOSS FROM OPERATIONS	(2,729,935)	(640,472)	(4,424,844)	(1,434,032)
OTHER INCOME (EXPENSE):
Interest income	23,026	2,191	30,931	7,086
Interest expense	(159,647)	(66,717)	(460,451)	(156,041)
Minority interest in income	—	1,353	—	(238)

Total other income (expense)	(136,621)	(63,173)	(429,520)	(149,193)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	$(2,866,556)	$(703,645)	$(4,854,363)	$(1,583,225)

Net loss per common share — basic and diluted	$(0.40)	$(0.15)	$(0.81)	$(0.35)

Weighted average common shares outstanding — basic and diluted	7,217,569	4,712,308	6,001,741	4,471,791

See notes to condensed consolidated financial statements

 KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	Common Stock
			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
BALANCE, January 1, 2007 (see Note 1)	4,712,308	$4,712	$6,446,036	(6,047,911)	$402,837
Common Stock Issued for Cash, January 5, 2007	422,617	423	1,607,627		1,608,050
Common Stock Exchanged for Professional Services, March 31, 2007	6,861	7	26,098		26,105
Common Stock Issued for Mandatorily Converted Notes Payable, January 31, 2007	306,566	307	1,166,253		1,166,560
Warrants Granted on Mandatorily Converted Notes Payable			54,139		54,139
Warrants Granted for Debt Issuance Costs, March 31, 2007			4,586		4,586
Stock Based Compensation, March 31, 2007			4,585		4,585
Warrants Granted for Debt Issuance Costs, June 30, 2007			30,590		30,590
Exercise of $.05 Warrants, August 1, 2007	192,906	193	9,509		9,702
Exercise of $.0007 Warrants, August 1, 2007	92,055	92	(36)		56
Grant of Guaranty Warrants, July, 2007			901,566		901,566
Exercise of Guaranty Warrants, August, 2007	225,393	225	(225)		—
Stock Option Exercised, July, 2007	816	1	—		1
Grant of $.0007 Stock Options, July, 2007			181,073		181,073
Conversion of $.0007 Employee Options to Restricted Stock, August, 2007	640,496	640	(640)		—
Common Stock Issued for Professional Services, August 9, 2007	50,000	50	199,950		200,000
Common Stock Issued for Cash, August 9, 2007	551,750	552	2,087,948		2,088,500
Grant Enterprise Merger Shares	900,001	900	(900)		—
Stock Option Compensation Expense, September 30, 2007			256,644		256,644
Warrant Granted for Debt Issuance Costs, September 30, 2007			10,606		10,606
Net loss	—	—	—	(4,854,363)	(4,854,363)

BALANCE, September 30, 2007	8,101,770	$8,102	$12,985,409	$(10,902,274)	$2,091,237

See notes to condensed consolidated financial statements.

 KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)

	2007	2006
CASH FLOWS FROM OPERATIONS:
Net loss	$(4,854,363)	$(1,583,225)
Adjustments to reconcile net loss to net cash flows from operations:
Depreciation expense	1,625,243	748,799
Amortization expense on customer lists	219,514	—
Amortization expense on debt issuance costs	17,889	—
Stock based compensation expense	1,339,891	—
Warrant expense on convertible debt	54,139	—
Professional services in exchange for stock	226,105	—
Minority interest	—	238
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(3,219)	(17,340)
Prepaid expenses and other current assets	33,659	(12,270)
Refundable deposits	(7,592)	(40,159)
Other assets	36,761	—
Accounts payable and accrued expenses	616,195	114,468
Deferred rent liability	6,579	—
Deferred revenue	(18,287)	51,908

Net cash flows from operations	(707,486)	(737,581)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(339,044)	(144,379)
Acquisition of SpeedNet	(3,458,255)	—

Net cash flows from investing activities	(3,797,299)	(144,379)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from cash overdraft	—	21,737
Payment for stock dividend payable	—	(11,222)
Payment on cash overdraft	(17,246)	—
Payments on loans payable to shareholder	(160,000)	—
Proceeds from term note payable	3,000,000	18,000
Payments on notes payable	(27,695)	(7,070)
Proceeds from notes payable	102,988	—
Payments on capital lease obligations	(509,841)	(133,484)
Proceeds from notes payable to shareholders	—	850,000
Payments on notes payable to shareholders	(25,000)	(10,000)
Proceeds from stock issuance	3,706,292	—

Net cash flows from financing activities	6,069,498	727,962

NET INCREASE/(DECREASE) IN CASH	1,564,713	(153,998)
CASH — Beginning of period	4,690	187,205

CASH — End of period	$1,569,403	$33,207

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Acquistion — SpeedNet:
Accounts receivable	73,197	—
Prepaid assets	109,913	—
Goodwill	1,282,052	—
Subscriber Base	916,301	—
Trademark	16,667	—
Property and equipment	1,927,125	—
Accounts payable and accrued expenses	(180,846)	—
Deferred Revenue	(431,912)	—
Capital lease obligations	(254,242)	—

	$3,458,255	$—

Acquisition — Minority Interest	$—	$238

Stock Acquisition — Pocatello	$—	$912,700

Stock issued to shareholders for notes payable	$1,065,999	$—

Stock issued to shareholders for notes payable interest	$100,561	$—

Common stock exchange for professional services	$226,105	$—

Warrants for debt issuance costs	$45,782	$—

Warrant granted for debt converted to stock	$54,139	$—

Stock based compensation	$1,339,891	$—

Deferred rent liability for tenant improvement	$265,000	$—

Capital lease obligations for property and equipment	$587,612	$834,782

Cash payments for:
Interest	$381,878	$123,469

Tax	$—	$—

See notes to condensed consolidated financial statements.

KEYON COMMUNICATIONS, INC. AND RELATED ENTITIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Organization and Nature of Business

          On August 9, 2007, KeyOn Communications, Inc. ("KeyOn") became a publicly-traded company by virtue of a Merger with a publicly-traded company, Grant Enterprises, Inc. ("Grant"), a holding company with minimal operations (the "Merger"). In connection with the Merger, 900,001 shares of Grant remained outstanding and all other outstanding shares of Grant were cancelled. Also, in connection with the Merger, Grant issued 6,650,069 shares of its common stock for all of the outstanding shares of common stock of KeyOn. Upon closing of the Merger, a wholly owned subsidiary of Grant merged with and into KeyOn, and KeyOn, as the surviving corporation, became a wholly-owned subsidiary of Grant. All pre-merger assets and liabilities of Grant were split -off from Grant following the Merger, leaving KeyOn's business as the surviving operations of Grant. As a result of the transaction, the former owners of KeyOn became the controlling stockholders of Grant and Grant changed its name to KeyOn Communications Holdings, Inc. (the "Company"). Accordingly, the merger of KeyOn and Grant is a reverse merger. Effective on August 9, 2007, and for all reporting periods thereafter, the operating activities of KeyOn Communications Holdings, Inc., including any prior comparative period, will include only those of KeyOn. All references to shares and per share amounts in the accompanying financial statements have been restated to reflect the aforementioned share exchange. Furthermore, unless the context requires otherwise, references hereafter to "KeyOn" and the "Company" for periods prior to the Merger refer to KeyOn Communications, Inc., a private Nevada Corporation that is now a wholly owned subsidiary, and references to "KeyOn" and the "Company" for periods following the Merger refer to KeyOn Communications Holdings, Inc., a publicly traded Delaware corporation.

          On October 26, 2007, the Company effectuated a 1-for-2 reverse stock split (the "Reverse Split") of its common stock. Pursuant to the Reverse Split, every two (2) shares of the Company's issued and outstanding common stock was reclassified and combined into one (1) whole post-split share of the common stock. No fractional shares were issued in connection with the Reverse Split. Stockholders who were entitled to a fractional post-split share received in lieu thereof one (1) whole post-split share. All shares of stock, warrants and options contained within these financial statements reflect this reverse split.

          KeyOn Communications, Inc. was incorporated on December 16, 2004, under the laws of the State of Nevada. The Company provides wireless broadband and voice-over-IP (VoIP) services primarily to small and rural markets in the Western and Midwestern United States. Our markets are located in eleven (11) Western and Midwestern states: Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Nevada, Ohio, South Dakota, and Texas. The Company has seven wholly-owned organizations (in combination referred to as the "related entities"): KeyOn Communications, LLC; KeyOn SIRIS, LLC; KeyOn Grand Junction, LLC; KeyOn Idaho Falls, LLC; KeyOn Pahrump, LLC; KeyOn Pocatello, LLC and KeyOn SpeedNet LLC.

          KeyOn Communications, LLC (KeyOn LLC), a wholly-owned limited liability operating entity of the Company, was organized on February 26, 2002 under the laws of the State of Nevada, to serve a market located in Las Vegas, Nevada and its surrounding areas with wireless broadband services. It will continue its operations until February 26, 2502 or until dissolved, if sooner.

          KeyOn Pahrump, LLC (Pahrump), a wholly-owned limited liability operating entity of the Company, was organized on September 26, 2003 under the laws of the State of Nevada, to serve a market located in Pahrump, Nevada and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until September 26, 2503 or until dissolved, if sooner.

          KeyOn SIRIS, LLC (SIRIS), a wholly-owned limited liability operating entity of the Company, was organized on June 16, 2005 under the laws of the State of Nevada, to serve markets KeyOn acquired in June 2005 located in southern Iowa with a wireless broadband service as previously described. It will continue its operations until June 16, 2505 or until dissolved, if sooner.

          KeyOn Grand Junction, LLC (Grand Junction), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Grand Junction, Colorado and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

          KeyOn Idaho Falls, LLC (Idaho Falls), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada, to serve a market located in Idaho Falls, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

          KeyOn Pocatello, LLC (Pocatello), a wholly-owned limited liability operating entity of the Company, was organized on May 31, 2005 under the laws of the State of Nevada to serve a market located in Pocatello, Idaho and its surrounding areas with a wireless broadband service as previously described. It will continue its operations until May 31, 2505 or until dissolved, if sooner.

          KeyOn SpeedNet, LLC (SpeedNet LLC), a wholly-owned limited liability operating entity of the Company, was organized on June 27, 2006 under the laws of the State of Nevada. It served as an acquisition subsidiary in the acquisition of SpeedNet. SpeedNet LLC houses the previous operations of SpeedNet, including wireless broadband markets operating the states of Idaho, Illinois, Indiana, Iowa, Kansas, Nebraska, Ohio, South Dakota, and Texas. It will continue its operations until June 27, 2506 or until dissolved, if sooner.

Note 2 — Summary of Significant Accounting Policies

  Basis of Presentation

          The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not contain all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company's management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company as of September 30, 2007 and the results of operations and cash flows for the nine months ended September 30, 2007 and 2006 not misleading. The unaudited condensed consolidated financial statements for the nine-month period ended September 30, 2007, should be read in conjunction with the audited financial statements for the years ended December 31, 2006 and 2005 as contained in the Form 8K filed on August 10, 2007.

  Estimates

          Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used, and such variances could be significant.

  Revenue Recognition

          The Company prepares its financial statements on the accrual method of accounting. Under this basis, income is recognized when earned, and expenses are generally recognized when incurred. The Company charges a recurring subscription fee for providing its various Internet access services to its subscribers and recognizes revenues when they are earned, which generally occurs as the service is provided. The services are subscribed to for the periods of either annual, two year or by month-to-month contracts and are generally billed monthly, quarterly, semiannually or annually in advance. Payments received in advance for subscriptions are deferred and recognized as the services are provided. Service initiation fees are recognized at time of installation.

  Cash and Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. For financial statement purposes, investments in money market funds are considered a cash equivalent and are included in cash and cash equivalents.

  Acquisition Costs and Intangible Assets

          Acquisition costs, which may include certain intangible assets, are capitalized as incurred as part of the related investment. Once a potential acquisition is identified as no longer attainable, such costs are charged to expense.

          Intangible assets, including goodwill, are accounted for under the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142"). Under SFAS 142, intangible assets, other than goodwill, are identified and segregated between amortizable and non-amortizable assets. Amortizable intangibles are amortized over their estimated, contractual, or regulated useful lives. Goodwill and other non-amortizable assets are reviewed, at least annually, for impairment in the carrying value of the intangible asset. In addition, this review also includes the net carrying value of amortizable intangible assets. If impairment is deemed to have occurred, a loss for such impairment is recorded as part of current operations.

  Deferred Revenues

          Payments received in advance for subscriptions are deferred and recognized as the services are provided. The amount of revenue that was deferred was $444,821 at September 30, 2007.

  Reclassifications

          Certain reclassifications have been made to the 2006 financial statement amounts to conform to the 2007 financial presentation.

  Income Taxes

          The Company has adopted SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109 the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company recorded a full valuation loss for the net loss incurred for the nine months ended September 30, 2007.

          As single-member limited liability companies, KeyOn LLC, Pahrump, SIRIS, Grand Junction, Idaho Falls, Pocatello and SpeedNet LLC are not taxed as separate entities for federal income tax purposes. Rather, these organizations' taxable items of income, deduction, loss, and credit are included with the federal income tax return of the Company. Accordingly, the members separately account for their share of the organization's income, deductions, losses and credits. Therefore, no separate provision for income tax expense or benefit has been recognized in the accompanying consolidated financial statements for these related entities, but was considered for KeyOn as part of its SFAS 109 reporting requirement.

  Stock-Based Compensation

          Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123R"), which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123"). SFAS No. 123R supersedes APB No. 25, "Accounting for Stock Issued to Employees", and amends SFAS No. 95, "Statement of Cash Flows." SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values. The Company recorded total stock-based compensation of $1,339,891 for the nine months ended September 30, 2007. No stock-based compensation was recorded for the nine months ended September 30, 2006. For the three months ended September 30, 2007, $1,335,306 of stock-based compensation was recorded. No stock-based compensation was recorded for the three months ended September 30, 2006.

  Consolidation Policy

          The accompanying consolidated balance sheets and consolidated statements of operations, stockholders' equity, and cash flows, referred to as "KeyOn Communications Holdings, Inc.," includes the accounts of KeyOn Communications, LLC, KeyOn Pahrump, LLC, KeyOn SIRIS, LLC, KeyOn Grand Junction, LLC, KeyOn Idaho Falls, LLC, KeyOn Pocatello, LLC, and KeyOn SpeedNet

LLC (as of February 1, 2007) all of which are under common ownership. Intercompany balances and transactions have been eliminated in consolidation.

  Recent Accounting Pronouncements

          The following pronouncements have been issued by the Financial Accounting Standards Board ("FASB"):

          In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a company's income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

          FIN 48 utilizes a two-step approach for evaluating tax positions. Step one, Recognition, occurs when a company concludes that a tax position is more likely than not to be sustained upon examination, Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings; and, therefore, is effective for the Company in the first quarter of fiscal 2008. The Company is currently in the process of evaluating the effects of adopting FIN 48 and the impact of adoption on its consolidated financial position, results of operations or cash flows.

          In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. The provisions of SFAS 157 are effective as of the beginning of the Company's 2009 fiscal year. The Company is currently evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial position, results of operations or cash flows.

          In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" (SAB 108). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. We currently do not believe that SAB 108 will have a material impact on our financial statements.

          In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating SFAS 159 to determine its impact on its consolidated financial position, results of operations or cash flows.

Note 3 — Equipment

          Equipment at September 30, 2007, consisted of the following:

9/30/2007
Subscriber equipment	$4,669,013
Fixed wireless tower site equipment	2,423,106
Software and consulting costs	426,082
Computer and office equipment	409,316
Vehicles	240,764
Leasehold improvements	310,740

8,479,021
Less: accumulated depreciation and amortization	(4,028,141)

Fixed assets — net	$4,450,880

          Depreciation expense for the three months ended September 30, 2007 and 2006 was $567,921 and $288,713 respectively. Depreciation for the nine months ended September 30, 2007 and 2006 was $1,625,242 and $460,086, respectively.

Note 4 — Intangible Assets

          Intangible assets at September 30, 2007, consisted of the following:

9/30/2007
Goodwill	$1,630,609
Subscriber base	1,064,624
Debt issuance cost	99,330
Trademark	16,667

2,811,230
Less: accumulated amortization	(259,321)

Intangible assets — net	$2,551,909

          Amortization expense for the three months ended September 30, 2007 was $100,432. No amortization was recorded in during the first three months ended September 30, 2006. Amortization for the nine months ended September 30, 2007 was $237,203. No amortization was recorded for the nine months ended September 2006.

          Estimated amortization expense for future fiscal years is as follows:

2007	$89,933
2008	359,733
2009	357,118
2010	46,642
2011	21,189
Thereafter	30,018

$904,633

Note 5 — Line of Credit and Other Debt

          On January 30, 2007, in connection with the acquisition of SpeedNet, the Company entered into a $3,000,000 secured commercial loan agreement with a lending institution (the "Loan"). A shareholder in the Company is also a minority shareholder and Board member of the lending institution. The shareholder did abstain from voting on this transaction in the bank board loan committee as is required under the banking regulations. The Loan is guaranteed by two shareholders of the Company, one being an officer of the Company as well. The Loan has an interest rate of prime +1% with an initial interest rate of 9.25% and matured on July 30, 2007 with a six (6) month extension option. The interest is payable upon maturity or every six months if the loan is extended. On or around July 30, 2007, KeyOn exercised its extension option on the Loan, extending the maturity to January 30, 2008.

          The Company holds a line of credit loan for $100,000 with Sun West Bank. The line of credit agreement was entered into on December 18, 2006. The line is a variable rate revolving line of credit loan for $100,000 due upon demand. The interest rate is the base rate plus an added margin rate of 3%. The base rate for floating commercial loans is published by Sun West Bank and varies weekly. The variable interest rate as of September 30, 2007 was 11%. The interest on the line of credit is paid monthly.

Notes payable	9/30/2007
7.0% note payable to Teletronics International, Inc., payable in monthly payments of $4,000 including interest, through December 2007, collateralized by equipment	$14,440
Note and loan payable for professional services non-interest bearing	121,736
7.8% note payable to American National Bank, payable monthly for 48 months for the purchase of vans	74,510
9.1% note payable to GMAC, payable monthly for 60 months for the purchase of two trucks	28,519

239,205
Less current portion	(163,927)

Long term portion	$75,278

          Future minimum payments on the notes payable, which are stated at their principal amounts with initial or remaining terms of one year or more consist of the following as of September 30, 2007:

2007	$142,900
2008	28,317
2009	30,736
2010	29,578
2011	7,675
Thereafter	—

$239,205

          On or about May 22, 2006, the Company raised debt financing in the form of Senior Unsecured Convertible Promissory Notes ("Convertible Notes") totaling $1,065,999. On February 1, 2007, the Convertible Notes together with $100,561 of accrued interest converted into 306,570 shares of common stock together with 45,970 warrants to purchase common stock. The warrant expense on these warrants recognized in Q1 2007 is $54,139.

          On or about September 24, 2007, the Company paid the notes payable outstanding to a shareholder for $25,000.

Note 6 — Operating and Capital Leases

          The Company has existing capital lease financing relationships with certain parties. In connection with an existing capital lease relationship with two institutions, the Company has drawn down an additional $215,652 in the three months ended September 30, 2007 and $587,612 in the nine months ended September 30, 2007.

          The Company and its related entities lease equipment under various capital leases expiring in 2008 through 2011. In addition, the related entities lease tower and roof-top space under operating leases with terms that are typically for 5 years and contain automatic renewals for an additional 10 years. Finally, several also have various operating leases for office space, equipment, and vehicles that generally are for 3 to 5 year terms. The total amount of fixed assets capitalized through leasing is $2,318,512 as of September 30, 2007.

          Future minimum lease payments under the capital leases, which are stated at their principal amounts with initial or remaining terms of one year or more consist of the following as of September 30, 2007:

2007	$238,942
2008	782,552
2009	391,018
2010	147,284
2011	26,496

Total mimimum lease payments	1,586,292
Less amounts representing interest	265,966

1,320,326
Less current portion	(650,041)

Long term capital lease obligations	$670,285

          Future minimum lease payments under the operating leases with initial or remaining terms of one year or more consist of the following at September 30, 2007:

2007	$250,540
2008	789,150
2009	701,426
2010	563,926
2011	333,235
Thereafter	193,886

$2,832,163

          The total rental expense included in operating expenses for operating leases included above is $267,629 and $114,808 for the three months ended September 30, 2007 and September 30, 2006, respectively and $759,322 and $344,261 for the nine months ended September 30, 2007 and September 30, 2006, respectively.

Note 7 — Related Party Transactions

          Related parties that entered into transactions with the Company include officers and stockholders. Transactions with related parties as of September 30, 2007:

9/30/2007
Term loan payable (see also Note 5)	$3,000,000

Note 8 — Business Combinations

          On October 31, 2006, the Company entered into a definitive purchase agreement to acquire substantially all of the assets of SpeedNet Services, Inc. ("SpeedNet"), including subscriber contracts, accounts, and fixed assets, and assume certain operating liabilities. Headquartered in

Omaha, Nebraska, SpeedNet is a leading provider of fixed wireless broadband services to non-metropolitan communities and rural areas in the central United States. On January 31, 2007, through a wholly owned subsidiary, KeyOn SpeedNet LLC (SpeedNet LLC) purchased the assets for $3,458,255 in cash, with certain adjustments to the purchase price for working capital, deferred revenue and the assumption of certain capital lease obligations. The purchase allocation is categorized as follows:

Accounts receivable	$73,197
Prepaid expenses	109,913
Accounts payable	(180,846)
Capital lease obligations assumed	(254,242)
Deferred subscription revenue	(431,912)
Fixed assets at fair market value	1,927,125
Trademark	16,667
Customer list	916,301
Goodwill	1,282,052

Purchase Price — SpeedNet	$3,458,255

          KeyOn's purchase price for SpeedNet was in excess of the estimated fair market value of SpeedNet's fixed assets and KeyOn's assessment of value of the customer base at the time of purchase. KeyOn's purchase price reflects a premium to the fair market value of these assets as a result of the potential for customer growth using the strong brand name of SpeedNet throughout the Midwest. Also, KeyOn expects to realize additional margin enhancement on a prospective basis as certain duplicative expenses, such as personnel, can be eliminated and other operating expenses, such as internet bandwidth, can be decreased due to the increased scale of combined operations. KeyOn's internal valuation and forecast for the SpeedNet business under KeyOn's management took into account these additional tangible and intangible factors which resulted in a higher purchase price than the fair market value of the assets.

          The financial results for the nine months ended September 30, 2007 for KeyOn Communications Holdings, Inc. include eight months of operations from KeyOn SpeedNet, LLC. The year to date 2007 reflected on a pro forma basis by adding in the January 2007 SpeedNet Services, Inc financial results is reported as follows:

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	for the nine months ended September 30, 2007
	KeyOn	Jan 2007 SpeedNet Services		Adjustments	Pro forma
TOTAL REVENUES	$5,216,976	$482,435		$—	$5,699,411
OPERATING COSTS AND EXPENSES:
Depreciation and amortization	1,862,646	170,567	c	(50,228)	1,982,985

TOTAL OPERATING COSTS AND EXPENSE	9,641,820	710,670	(a),(b),(c),(d)	(1,813,632)	8,538,858
LOSS FROM OPERATIONS	(4,424,844)	(228,235)		1,813,632	(2,839,447)
TOTAL OTHER INCOME (EXPENSE):	(429,520)	(18,869	)(e)	14,651	(433,738)

NET LOSS	$(4,854,363)	$(247,104)		$1,828,283	$(3,273,185)

(a).	$192k, Elimination of retention bonuses (plus payroll taxes) paid to top employees to stay during sale of business plus elimination of executive's salary for January
(b).	$1,539k, Elimination of one time other non-cash expenses in Q3 2007
(c).	$50k, Depreciation adjustment for January for new fair market valuation of assets
(d).	$32k, Adjustment for one quarter rent due to relocation into a smaller facility in Q2 2007
(e).	$15k, Adjustment of interest charged on SpeedNet Services other debt that is not a liablity under KeyOn SpeedNet

          The financial results for the year ended December 31, 2006, for KeyOn Communications Holdings, Inc. do not include of operations with KeyOn SpeedNet, LLC. The financials for the year ended December 31, 2006, reflected on a pro forma basis by adding in the financials for the year ended December 31, 2006 SpeedNet Services, Inc., financial results are reported as follows:

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS (Unaudited)

	for the year ended December 31, 2006
	KeyOn	SpeedNet		Adjustments	Pro forma
TOTAL REVENUES	$2,430,830	$5,203,296		$—	$7,634,126
OPERATING COSTS AND EXPENSES:
Depreciation and amortization	1,063,881	2,373,167		—	3,437,048

TOTAL OPERATING COSTS AND EXPENSES	4,330,676	7,154,244	(a),(b),(c),(d)	(588,212)	10,896,708
LOSS FROM OPERATIONS	(1,899,846)	(1,950,948)		588,212	(3,262,582)
TOTAL OTHER INCOME (EXPENSE)	(306,528)	(658,924	)(e)	331,732	(633,720)

NET LOSS	$(2,206,374)	$(2,609,872)		$919,944	$(3,896,303)

(a).	$174k reduction in executive compensation and bonuses
(b).	$225k — 20% reduction in data transmission costs due to new contracts
(c).	$84k reduction in professional fees due to acquisition expenses
(d).	$105k reduction in rent due to move/consolidation
(e).	$332k reduction in interest paid for debt in SpeedNet Services

          The financial results for the quarter ended September 30, 2006, for KeyOn Communications Holdings, Inc. do not include of operations with KeyOn SpeedNet, LLC.

          The financials for the quarter ended September 30, 2006, reflected on a pro forma basis by adding in the financials for the quarter ended September 30, 2006 SpeedNet Services, Inc., financial results are reported as follows:

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS (Unaudited)

	for the three months ended September 30, 2006
	KeyOn	SpeedNet		Adjustments	Pro forma
TOTAL REVENUES	$599,659	$1,329,412		$—	$1,929,071
OPERATING COSTS AND EXPENSES:
Depreciation and amortization	288,713	572,859		—	861,572

TOTAL OPERATING COSTS AND EXPENSES	1,240,131	1,773,553	(a),(b),(c)	(191,500)	2,822,184

LOSS FROM OPERATIONS	(640,472)	(444,142)		191,500	(893,114)
TOTAL OTHER INCOME (EXPENSE)	(63,819)	(189,441)		—	(253,260)

NET LOSS	$(704,291)	$(633,583)		$191,500	$(1,146,374)

(a).	$113k — 20% reduction in data transmission costs due to new contracts
(b).	$34k reduction in professional fees due to acquisition expenses
(c).	$45k reduction in rent due to move/consolidation

          The financial results for the three quarters ended September 30, 2006, for KeyOn Communications Holdings, Inc. do not include of operations with KeyOn SpeedNet, LLC. The financials for three quarters ended September 30, 2006, reflected on a pro forma basis by adding in the financials for three quarters ended September 30, 2006 SpeedNet Services, Inc., financial results are reported as follows:

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS (Unaudited)

	for the nine months ended September 30, 2006
	KeyOn	SpeedNet		Adjustments	Pro forma
TOTAL REVENUES	$1,772,282	$3,930,752		$—	$5,703,034
OPERATING COSTS AND EXPENSES:
Depreciation and amortization	748,799	1,833,698		—	2,582,497

TOTAL OPERATING COSTS AND EXPENSES	3,206,314	5,470,132	(a),(b),(c)	(191,500)	8,484,946

LOSS FROM OPERATIONS	(1,434,032)	(1,539,380)		191,500	(2,781,912)
TOTAL OTHER INCOME (EXPENSE)	(147,133)	(537,795	)d	315,980	(368,948)

NET LOSS	$(1,581,165)	$(2,077,175)		$507,480	$(3,150,860)

(a).	$113k — 20% reduction in data transmission costs due to new contracts
(b).	$34k reduction in professional fees due to acquisition expenses
(c).	$45k reduction in rent due to move/consolidation
(d).	$316k reduction in interest paid for debt in SpeedNet Services

Note 9 — Capital Stock, Stock Based Compensation, and Warrants

          On December 31, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment," requiring us to recognize expenses related to the fair value of its employee stock option awards. The Company recognizes the cost of all share-based awards on a straight line vesting basis over the vesting period of the award.

Common Shareholders' Equity

          On August 9, 2007, KeyOn became a publicly-traded company by virtue of a merger with Grant, whereby a wholly owned subsidiary of Grant merged with and into KeyOn, and KeyOn, as the surviving corporation, became a wholly-owned subsidiary of Grant. All pre-merger assets and liabilities of Grant were split off from Grant leaving KeyOn's business as the surviving operations of Grant. Concurrent with the merger, Grant raised $2,088,500 (net of $118,500 in offering costs) with the sale of 551,750 shares of common stock in an equity offering.

          Grant subsequently changed its name to KeyOn Communications Holdings, Inc. ("KeyOn Holdings") and KeyOn and its subsidiaries became wholly owned subsidiaries of KeyOn Holdings. KeyOn Holdings' shares are listed on the OTC Bulletin Board under the symbol "KEYO". After accounting for the merger and the equity financing, KeyOn Holdings had 8,101,770 shares outstanding.

          The Company is authorized to issue up to 95,000,000 shares of common stock with a par value of $.001 for each share. As of September 30, 2007, 8,101,770 shares were issued and outstanding.

          In connection with the acquisition of SpeedNet, the Company raised both equity and debt capital for the purchase and for general working capital purposes. On or about January 31, 2007, KeyOn raised an aggregate of $1,608,050 in the sale of 422,617 shares of common stock. On January 31, 2007, 306,566 shares of common stock together with, 45,967 warrants to purchase common stock were issued in connection with the conversion of the Company's Senior Unsecured Promissory Notes (Note 5).

          Common stock of 6,861 shares valued at $3.80 per share was issued on March 22, 2007, for payment of professional services performed by a third party. Common stock of 50,000 shares valued at $4.00 per share was issued on July 30, 2007, for the payment of professional services performed by a third party.

Preferred Shareholders' Equity

          The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001 for each share. As of September 30, 2007, no shares of preferred stock were issued and outstanding.

Warrants

          The Company has 632,345 common stock warrants outstanding and exercisable as of September 30, 2007 with a warrant strike price ranging from $3.31 to $6.70 and an average price of $4.92 for each share of common stock. These warrants have expiration dates of three to seven years from their date of issue. As of December 31, 2006, a total of 492,342 warrants to purchase shares of our common stock were outstanding and exercisable. A total of 650,537 warrants were issued during the nine months ended September 30, 2007. The cost of $46,682 for these warrants granted was capitalized as debt issuance costs. No shares were forfeited during the nine months ended September 30, 2007. No warrants were exercised until the three months ended September 30, 2007 at which time, 510,534 shares were exercised at an average exercise price of $.02 per share. The cash amount paid to the Company was $9,758 in exercising the warrants for 285,141 warrants and a cashless exercise for 225,393 warrants. The amount expensed in the third quarter of 2007 was $901,566 as compensation expense for 225,393 warrants and $9,096 as amortization of debt issuance costs. The amount expensed in the first three quarters of 2007 is $901,566 as compensation expense and $17,889 as amortization of debt issuance costs.

Stock Option Plans

          In June 2006, we adopted the 2006 Stock Option Plan (the "2006 Plan"). The 2006 Plan provides for the granting of stock options to purchase up to 1,250,000 shares of our common stock to current employees, officers, directors, consultants and advisors. These option shares are subject to adjustment only in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure. The 2006 Plan expires in July 2015, ten years after its adoption. The 2006 Plan was created both to replace KeyOn Communications LLC's stock option plan (canceled in February 2006) and to authorize new options for issuance.

          The 2006 Plan provides for non-qualified stock options. The Board of Directors authorizes an Administrator to provide oversight and make decisions regarding the administration of the Plan. The Administrator has the authority to set vesting schedules, payment terms and other provisions for each grant. Options granted under the Plan generally vest over four years at a rate of 25% after year one and then equally on a monthly basis over the next three years from the date of grant. No stock appreciation rights were granted under the Plan. As of September 30, 2007, 679,100 options are outstanding. As of December 31, 2006, 672,145 options were outstanding. For the nine months ended September 30, 2007, 685,715 options were granted and 38,264 were forfeited. Compensation expense recorded on stock options for the three months ended September 30, 2007 totaled $433,740 and for the nine months ended September 30, 2007 totaled $438,325. During the three months ended September 30, 2007, all employee options, totaling 640,496 shares, at the $.0007 strike price were converted to common stock shares. The range of strike price per outstanding option is $2.48 to $8.16 and the weighted average strike price is $2.95 per share.

Note 10 — Commitments and Contingencies

          The Company currently is a party to a litigation against one of the Company's wholly-owned subsidiaries (KeyOn Communications, LLC "LLC"), in connection with certain services provided to LLC by the claimant in 2005 which were only partially paid by LLC. The claimant seeks the payment of certain unpaid invoices. The Company asserts that such performance of services was unsatisfactory and/or fraudulent and has filed a counter claim seeking unspecified damages. The Company believes it will prevail in this action, but has reserved the amount demanded by the claimant as of 2005.

          The Company anticipates the payment of bonuses to certain members of the executive management team and other managers in 2008 for services directly connected with the Company's 2007 equity fund raising initiatives. The bonuses are contingent upon the success of the equity fund raise.

Note 11 — Subsequent Events

Acquisition of MicroLnk, LLC

          On October 22, 2007, the Company acquired substantially all of the assets and assumed certain liabilities of MicroLnk, LLC, a Nebraska limited liability company ("MicroLnk"), pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") entered into by and between the Company and MicroLnk on October 18, 2007. The assets acquired relate to MicroLnk's business of operating a wireless communications network that provides high-speed Internet access and other related services to both residential and commercial subscribers in Nebraska and Iowa. As consideration for these acquired assets, the Company paid MicroLnk $659,981 in cash.

Reverse Stock Split

          On October 26, 2007, the Company effectuated a 1-for-2 reverse stock split (the "Reverse Split") of its common stock. Pursuant to the Reverse Split, every two (2) shares of the Company's issued and outstanding common stock was reclassified and combined into one (1) whole post-split share of the common stock. No fractional shares were issued in connection with the Reverse Split. Stockholders who were entitled to a fractional post-split share received in lieu thereof one (1) whole post-split share.

Bridge Loan Financing

          On November 6, 2007, the Company entered into a Bridge Note Purchase Agreement with a lender, pursuant to which the lender committed to advance the Company up to $750,000 in exchange for a promissory note that bears interest at the rate of 5% per annum. The maturity date for this promissory note is the earlier of November 6, 2008 or the consummation of a transaction, or series of related transactions, in which the Company sells shares of its capital stock or securities convertible into shares of capital stock in exchange for aggregate gross proceeds of at least $5,000,000. As of November 7, 2007, the Company had not drawn down any funds under this promissory note.

          In connection with this Bridge Note Purchase Agreement the Company issued the lender a five-year warrant to purchase up to 93,750 shares of common stock at an initial exercise price equal to the greater of $6.70 per share or the price per share of its common stock is sold to investors in any transaction, or series of related transactions, in which the Company sells shares of its capital stock or securities convertible into shares of capital stock on or before December 31, 2007 in exchange for aggregate gross proceeds of at least $5,000,000.

Filing of Registration Statement

          On October 5, 2007, the Company filed a Form SB-2 Registration Statement with the Securities Exchange Commission under the Securities Act of 1933. Pursuant to this Registration Statement, the Company intends to issue a minimum of $30 million of our common shares. On November 7, 2007, the Company filed an amended SB-2 Registration Statement.

Appointment of Executive Officer

          On or around October, 30, 2007, the Company hired Sid Ganju as the Executive Vice President of Corporate Development and Strategy. Mr. Ganju has been hired as an at will employee with a base annual compensation of $220,000, an annual bonus potential of 80%, and 250,000 options at a strike price of fair market value on his date of hire.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

          Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with (i) any claim initiated by the indemnitee against us or our directors or officers unless such indemnification is expressly required under law or we join or consent to the initiation of the claim, (ii) claims instituted without good faith or (iii) unauthorized settlements.

          Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

          We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 25. Other Expenses of Issuance and Distribution.

          The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$1,377.00
Accounting Fees and Expenses	25,000.00
Legal Fees and Expenses	275,000.00
Printing Expenses	10,000.00
Miscellaneous Fees and Expenses	8,623.00

Total	$320,000.00

Item 26. Recent Sales of Unregistered Securities.

          We completed an offering of 925,000 shares of our common stock at a price of $0.20 per share to a total of 41 purchasers in December 2004. The total amount we received from this offering was $40,000. These shares of common stock were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

          On August 9, 2007, we accepted subscriptions for $2,207,000 or 551,750 units, with each unit consisting of one share of common stock and a callable five-year warrant to purchase 0.25 of one share of common stock at an initial exercise price $6.70 per share. Each unit was sold for $4.00 and we accepted subscriptions for partial units. In total, on August 9, 2007, we issued 551,750 shares of common stock and warrants to purchase up to 275,875 shares of common stock. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

          On August 9, 2007, we issued John Lemak, the principal of WFG Investments, Inc., a three-year warrant to purchase up to 6,000 shares of common stock at an initial exercise price of $6.70. These warrants were issued to Mr. Lemak as compensation for WFG Investment, Inc.'s role as a placement agent in connection with the above described unit offering. This warrant was issued to John Lemak in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. John Lemak qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

          On August 9, 2007, in connection with our merger with KeyOn Communications, Inc., we issued 6,650,000 shares of our common stock to the stockholders of KeyOn Communications, Inc. The shares of common stock were offered to KeyOn Communications, Inc.'s stockholders in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

          On November 6, 2007, we entered into a Bridge Note Purchase Agreement with Barry Honig pursuant to which Mr. Honig agreed to lend us up to $750,000. Pursuant to this Bridge Note Purchase Agreement, we issued Mr. Honig a promissory note and a five year warrant to purchase up to 93,750 shares of our common stock. This warrant has an initial exercise price equal to the greater of $6.70 per share or the price per share of our common stock sold to investors in any transaction, or series of related transactions, in which we sell shares of our capital stock or securities convertible into shares of capital stock on or before December 31, 2007 in exchange for aggregate gross proceeds of at least $5,000,000. The promissory note and warrant were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the

Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Mr. Honig qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Item 27. Exhibits.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger and Reorganization, dated as of August 9, 2007, by and among Grant Enterprises, Inc., KeyOn Acquisition Corp., and KeyOn Communications, Inc. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
2.2
Asset Purchase Agreement, dated as of October 18, 2007, by and between KeyOn Communications Holdings, Inc. and MicroLink, LLC (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on October 24, 2007).
3.1*	Composite Certificate of Incorporation of KeyOn Communications Holdings, Inc.
3.2
Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
5.1***	Opinion of Haynes and Boone, LLP.
10.1
KeyOn Communications Holdings, Inc. 2007 Stock and Awards Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.2
Form of Stock Option Award Agreement (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.3
Form of Restricted Stock Agreement (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.4
Selling Agreement, dated August 6, 2007, by and between KeyOn Communications, Inc. and WFG Investments, Inc. (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.5
Stock Purchase Agreement, date as of August 9, 2007, by and among Grant Enterprises, Inc. and each of Richard S. Carrigan, Aileen D. Carrigan and Patrick E. Carrigan (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).

10.6
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of August 9, 2007, by and between Grant Enterprises, Inc. and Grant Enterprises, LLC (Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.7
Master Electronic Equipment Lease, dated August 18, 2005, by and between Data Sales Company, and KeyOn Communications, Inc. (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.8
Master Lease Agreement, dated November 9, 2005, by and between Agility Lease Fund I, LLC and KeyOn Communications, Inc. (Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.9
$3,000,000 Promissory Note, dated January 30, 2007, by and between Sun West Bank and KeyOn Communications, Inc. (Incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.10
Form of Directors and Officers Indemnity Agreement (Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.11
Bridge Note Purchase Agreement, dated as of November 6, 2007, by and between KeyOn Communications Holdings, Inc. and the lenders thereunder (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on November 7, 2007).
10.12
Form of Private Placement Subscription Agreement (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.13
Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.14**	Form of Placement Agent Warrant to Purchase Common Stock.
10.15
Form of Private Placement Lock-up Agreement (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.16
Form of Bridge Loan Promissory Note (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on November 7, 2007).

10.17
Form of Bridge Loan Warrant (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on November 7, 2007).
21.1
List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
23.1*	Consent of L.L. Bradford & Co. LLC.
23.2***	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.

Item 28. Undertakings.

          The undersigned registrant hereby undertakes that it will:

          1.      File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              i.  Include any prospectus required by Section 10(a)(3) of the Securities Act;

             ii.  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            iii.  Include any additional or changed material information on the plan of distribution.

          2.      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3.      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          4.      For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              i.  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

             ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            iv.  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

          5.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

          6.      For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          7.      For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Omaha, State of Nebraska on November 16, 2007.

KEYON COMMUNICATIONS HOLDINGS, INC.

By:	/s/ JONATHAN SNYDER
Name: Jonathan Snyder
Title: Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JONATHAN SNYDER Jonathan Snyder	President, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2007
/s/ ANNETTE EGGERT Annette Eggert	Chief Financial Officer (Principal Financial and Accounting Officer)	November 16, 2007
* Jerome Snyder	Chairman of the Board of Directors	November 16, 2007
* A. Robert Handell	Executive Vice President, Chief Operating Officer, Secretary and Director	November 16, 2007
* R.C. Mark Baker	Director	November 16, 2007
* Jeffrey Scott Rice	Director	November 16, 2007
* Jason K. Horowitz	Director	November 16, 2007

* Curtis W. Anderson	Director	November 16, 2007
*By:	/s/ JONATHAN SNYDER Jonathan Snyder Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger and Reorganization, dated as of August 9, 2007, by and among Grant Enterprises, Inc., KeyOn Acquisition Corp., and KeyOn Communications, Inc. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
2.2
Asset Purchase Agreement, dated as of October 18, 2007, by and between KeyOn Communications Holdings, Inc. and MicroLink, LLC (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on October 24, 2007).
3.1*	Composite Certificate of Incorporation of KeyOn Communications Holdings, Inc.
3.2
Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
5.1***	Opinion of Haynes and Boone, LLP.
10.1
KeyOn Communications Holdings, Inc. 2007 Stock and Awards Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.2
Form of Stock Option Award Agreement (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.3
Form of Restricted Stock Agreement (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.4
Selling Agreement, dated August 6, 2007, by and between KeyOn Communications, Inc. and WFG Investments, Inc. (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.5
Stock Purchase Agreement, date as of August 9, 2007, by and among Grant Enterprises, Inc. and each of Richard S. Carrigan, Aileen D. Carrigan and Patrick E. Carrigan (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.6
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of August 9, 2007, by and between Grant Enterprises, Inc. and Grant Enterprises, LLC (Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).

10.7
Master Electronic Equipment Lease, dated August 18, 2005, by and between Data Sales Company, and KeyOn Communications, Inc. (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.8
Master Lease Agreement, dated November 9, 2005, by and between Agility Lease Fund I, LLC and KeyOn Communications, Inc. (Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.9
$3,000,000 Promissory Note, dated January 30, 2007, by and between Sun West Bank and KeyOn Communications, Inc. (Incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.10
Form of Directors and Officers Indemnity Agreement (Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.11
Bridge Note Purchase Agreement, dated as of November 6, 2007, by and between KeyOn Communications Holdings, Inc. and the lenders thereunder (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on November 7, 2007).
10.12
Form of Private Placement Subscription Agreement (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.13
Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.14**	Form of Placement Agent Warrant to Purchase Common Stock.
10.15
Form of Private Placement Lock-up Agreement (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
10.16
Form of Bridge Loan Promissory Note (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on November 7, 2007).
10.17
Form of Bridge Loan Warrant (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on November 7, 2007).

21.1
List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K of KeyOn Communications Holdings, Inc. filed with the Securities and Exchange Commission on August 10, 2007).
23.1*	Consent of L.L. Bradford & Co. LLC.
23.2***	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
DIVIDEND POLICY
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KEYON COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEET DECEMBER 31, 2006
KEYON COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
KEYON COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2006 AND 2005
KEYON COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2006 AND 2005
KEYON COMMUNICATIONS, INC. AND RELATED ENTITIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SPEEDNET SERVICES, INC. BALANCE SHEET DECEMBER 31, 2006
SPEEDNET SERVICES, INC. STATEMENTS OF OPERATIONS DECEMBER 31, 2006 AND 2005
SPEEDNET SERVICES, INC. STATEMENTS OF SHAREHOLDERS' DEFICIT YEARS ENDED DECEMBER 31, 2006 AND 2005
SPEEDNET SERVICES, INC. STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2006 AND 2005
SPEEDNET SERVICES, INC. NOTES TO FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2006 AND 2005
KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2007 (UNAUDITED)
KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)
KEYON COMMUNICATIONS, INC. AND RELATED ENTITIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers.
  Item 25. Other Expenses of Issuance and Distribution.
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits.
  Item 28. Undertakings.
SIGNATURES
EXHIBIT INDEX